      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2000

                                                      REGISTRATION NO. 333-37390
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          INTERNATIONAL PAPER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             2600                            13-0872805
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          INTERNATIONAL PAPER COMPANY
                             2 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            WILLIAM B. LYTTON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          INTERNATIONAL PAPER COMPANY
                             2 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              DENNIS S. HERSCH, ESQ.                               BLAINE V. FOGG, ESQ.
               DAVIS POLK & WARDWELL                               JOSEPH A. COCO, ESQ.
               450 LEXINGTON AVENUE                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
             NEW YORK, NEW YORK 10017                                FOUR TIMES SQUARE
                  (212) 450-4000                                 NEW YORK, NEW YORK 10036
                                                                      (212) 735-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          INTERNATIONAL PAPER COMPANY

                               OFFER TO EXCHANGE
                             EACH OUTSTANDING SHARE
                                OF COMMON STOCK

                      (INCLUDING THE ASSOCIATED RIGHTS TO
                           PURCHASE PREFERRED STOCK)

                                       OF

                       CHAMPION INTERNATIONAL CORPORATION
                                      FOR

                             SHARES OF COMMON STOCK

                                       OF

                          INTERNATIONAL PAPER COMPANY
                             HAVING A VALUE OF $25
            (SUBJECT TO THE LIMITATION DESCRIBED IN THIS PROSPECTUS)

                                      AND

                         $50 NET TO THE SELLER IN CASH

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 16, 2000 UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER
   MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT
                     DURING ANY SUBSEQUENT OFFERING PERIOD.

     On May 12, 2000, we entered into an Agreement and Plan of Merger with Champion. The Champion board of directors has unanimously approved the merger agreement, determined that the offer is fair to, and in the best interests of, Champion stockholders and recommends that Champion stockholders accept the offer and tender their shares pursuant to the offer.

     Through Condor Acquisition Corporation, our wholly owned subsidiary, we are offering to exchange shares of IP common stock having a value of $25, subject to the limitation described in this prospectus, and $50 in cash for each outstanding share of Champion common stock, including the associated rights to purchase preferred stock, that is validly tendered and not properly withdrawn.

     Our obligation to exchange IP common stock and cash for Champion common stock is subject to the conditions listed under "The Offer -- Conditions of Our Offer." IP's common stock is listed on the New York Stock Exchange under the symbol "IP" and Champion's common stock is listed on the New York Stock Exchange under the symbol "CHA."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
                     The Dealer Manager for this Offer is:

                        Credit Suisse/First Boston logo

                  The date of this prospectus is June 9, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION........    1
WHERE YOU CAN FIND MORE INFORMATION.........................    4
SUMMARY.....................................................    6
INTERNATIONAL PAPER SELECTED CONSOLIDATED HISTORICAL
  FINANCIAL DATA............................................   11
CHAMPION SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA....   12
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........   13
RECENT DEVELOPMENTS.........................................   14
COMPARATIVE PER SHARE DATA..................................   15
CAPITALIZATION..............................................   16
THE COMPANIES...............................................   17
  International Paper Company and Purchaser.................   17
  Champion International Corporation........................   17
REASONS FOR THE OFFER.......................................   18
  Reasons for the IP Board's Recommendation; Factors
     Considered.............................................   18
  Reasons for the Champion Board's Recommendation; Factors
     Considered.............................................   18
BACKGROUND OF THE OFFER.....................................   20
THE OFFER...................................................   23
  Timing of our Offer.......................................   23
  Litigation................................................   24
  Extension, Termination and Amendment......................   24
  Exchange of Champion Shares; Delivery of IP Common Stock
     and Cash...............................................   25
  Cash Instead of Fractional Shares of IP Common Stock......   25
  Withdrawal Rights.........................................   25
  Procedure for Tendering...................................   26
  Guaranteed Delivery.......................................   27
  Certain Federal Income Tax Consequences...................   28
  Purpose of Our Offer; The Merger; Appraisal Rights........   29
  Conditions of Our Offer...................................   30
  Regulatory Approvals......................................   31
  Certain Effects of the Offer..............................   34
  Source and Amount of Funds................................   35
  Relationships with Champion...............................   35
  Accounting Treatment......................................   36
  Fees and Expenses.........................................   36
  Stock Exchange Listing....................................   37
THE MERGER AGREEMENT........................................   38
  The Offer.................................................   38
  The Merger................................................   38
  Champion Board of Directors...............................   39

                                                              PAGE
                                                              ----
  Treatment of Champion Stock Options and Restricted Stock
     Units..................................................   39
  Covenants and Representations and Warranties..............   39
  Conditions of the Offer...................................   41
  Conditions of the Merger..................................   41
  Termination of the Merger Agreement.......................   41
  Termination Fees..........................................   42
  Amendments................................................   43
INTERESTS OF CERTAIN PERSONS................................   44
COMPARATIVE STOCK PRICES AND DIVIDENDS......................   47
  IP Dividend Policy........................................   47
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   48
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
  FOR THE QUARTER ENDED MARCH 31, 2000......................   49
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
  FOR THE YEAR ENDED DECEMBER 31, 1999......................   50
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT
  MARCH 31, 2000............................................   51
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   52
DESCRIPTION OF IP CAPITAL STOCK.............................   55
COMPARISON OF STOCKHOLDER RIGHTS............................   58
LEGAL MATTERS...............................................   59
EXPERTS.....................................................   59
FORWARD-LOOKING STATEMENTS..................................   60
SCHEDULE I: DIRECTORS AND EXECUTIVE OFFICERS OF IP AND
  PURCHASER.................................................  I-1
ANNEX A: AGREEMENT AND PLAN OF MERGER.......................  A-1

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT IP AND CHAMPION FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NEW YORK 10022, COLLECT AT 1-212-750-5833 OR TOLL-FREE AT 1-877-750-5837. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUESTS NO LATER THAN JUNE 9, 2000.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q: WHAT ARE IP AND CHAMPION PROPOSING?

A: We have entered into a merger agreement with Champion pursuant to which we are offering, through Condor Acquisition Corporation, a wholly owned subsidiary of IP ("Purchaser"), to exchange shares of IP common stock and cash as described in the next answered question for each outstanding share of Champion common stock and the associated preferred stock purchase rights. After the offer is completed, Condor Acquisition Corporation will merge with Champion. As a result of the offer and the merger, Champion will become a wholly owned subsidiary of IP.

Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY CHAMPION SHARES?

A: We are offering to exchange shares of IP common stock having a value of $25, subject to the limitation described below, and $50 in cash for each outstanding share of common stock of Champion that is validly tendered and not properly withdrawn. The number of shares of IP common stock into which each share of Champion common stock will be converted in the offer will be determined by dividing $25 by the average of the volume weighted averages of the trading prices of IP common stock on the New York Stock Exchange for the 15 trading days randomly selected by lot by IP and Champion together from the 30 consecutive trading days ending on the third trading day prior to the expiration date; provided that if the average trading price for the 15 trading days is less than $34, the exchange ratio will be .7353.

     If we do not close the offer on June 16, 2000, the initial scheduled expiration date, by virtue of the failure of any of the antitrust regulatory conditions to the offer to be satisfied, we have agreed to pay to the holders of shares of Champion common stock an additional payment in cash calculated at a rate of 8.00% per annum (calculated on the basis of a 365 day calendar year) on the $75 per share offer consideration from and after the initial scheduled expiration date until the closing of the offer.

     You will not receive any fractional shares of IP common stock in the offer. Instead, you will receive cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive.

     The term "expiration date" means 12:00 midnight, New York City time, on June 16, 2000, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

Q: HOW CAN I FIND OUT THE FINAL EXCHANGE RATIO?

A: Before the offer expires, we will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC.

Q: HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE MERGER?

A: We hope to complete the offer by June 16, 2000, the initial scheduled expiration date. We expect to complete the merger shortly after we complete the offer.

Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A: If you are the record owner of your shares and you tender your shares directly to the Exchange Agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q: DOES CHAMPION SUPPORT THE OFFER AND THE MERGER?

A: Yes, Champion's board of directors has unanimously determined that the offer is fair to, and in the best interests of, Champion stockholders, and recommends that Champion stockholders accept the offer and tender their shares pursuant to the offer. Champion's board of directors has unanimously approved the merger agreement and the merger. Information about the recommendation of Champion's board of directors is more fully set forth in Champion's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Champion stockholders together with this prospectus.

Q: HAS CHAMPION RECEIVED A FAIRNESS OPINION IN CONNECTION WITH THE OFFER AND THE MERGER?

A: Yes. Champion has received an opinion from Goldman, Sachs & Co. dated May 12, 2000 to the effect that, as of such date, the consideration to be received by Champion stockholders (other than IP) in the offer and the merger was fair from a financial point of view to such stockholders. The full text of such opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as a schedule to Champion's Schedule 14D-9, which is being mailed to the stockholders of Champion with this prospectus.

Q: WHAT PERCENTAGE OF IP COMMON STOCK WILL CHAMPION STOCKHOLDERS OWN AFTER THE OFFER AND THE MERGER?

A: After completion of the merger, former stockholders of Champion would own approximately 13.7% of the outstanding shares of IP common stock, assuming that the average of the volume weighted averages of the trading prices of IP common stock during the pricing period prior to the expiration date is $36.836, which corresponds to an exchange ratio of .6787 shares of IP common stock for each share of Champion common stock.

Q: WHAT ARE THE CONDITIONS TO THE OFFER?

A: The offer is subject to several conditions, including:

     - two-thirds of the outstanding Champion shares, on a fully-diluted basis, having been tendered and not properly withdrawn,

     - waiting periods under applicable antitrust laws having expired or been terminated,

     - the registration statement of which this prospectus is a part having been declared effective by the SEC,

     - the shares of IP common stock to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance,

     - Champion not having breached any covenant, representation or warranty in a material manner, and

     - there not having occurred any event that has had or could reasonably be expected to have a material adverse effect on Champion and its subsidiaries, taken as a whole.

     These conditions and other conditions to the offer are discussed in this prospectus under "The Offer -- Conditions of Our Offer" beginning on page 30.

Q: HOW DO I PARTICIPATE IN YOUR OFFER?

A: To tender your shares, you should do the following:

     - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to ChaseMellon Shareholder Services, L.L.C., the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

     - If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date.

     For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 23.

Q: WILL I BE TAXED ON THE IP SHARES AND CASH THAT I RECEIVE?

A: Yes, the exchange of your Champion shares for IP shares and cash will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss equal to the difference between (a) the sum of the fair market value of the IP shares on the expiration date and cash received including any additional payment and (b) the aggregate tax basis of the Champion shares you tendered. That gain or loss will be capital gain or loss (assuming you hold your Champion shares as a capital asset) and any such capital gain or loss will be long term if, as of such time, you have held the Champion shares for more than one year. If you receive the IP shares and cash in the merger, you will have the same federal income tax consequences, except that the fair market value of IP shares will be determined as of the effective time of the merger.

Q: DO THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING INCOMPLETE AND THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION NOT YET BEING EFFECTIVE MEAN THAT THE OFFER HAS NOT COMMENCED?

A: No. Completion of this prospectus and effectiveness of the registration statement are not necessary for the offer to commence. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of the rule changes with the goal of combining IP and Champion faster than similar combinations could previously have been accomplished. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we mail this prospectus and the related letter of transmittal to Champion stockholders.

Q: IS IP'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

A: Yes. Shares of Champion accepted in the offer will be exchanged in part for shares of IP common stock and so you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering IP's financial condition, you should review the documents incorporated by reference in this prospectus, because they contain detailed business, financial and other information about us.

Q: WHERE CAN I FIND OUT MORE INFORMATION ABOUT IP AND CHAMPION?

A: You can find out information about IP and Champion from various sources described under "Where You Can Find More Information" on page 4.

Q: WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A: You can contact our information agent, Innisfree M&A Incorporated, collect at 1-212-750-5833 or toll-free at 1-877-750-5837, or the dealer manager, Credit Suisse First Boston Corporation, toll-free at 1-800-881-8320.

                      WHERE YOU CAN FIND MORE INFORMATION

     IP and Champion file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                                                             Midwest Regional Office
  Public Reference Room       North East Regional Office     500 West Madison Street
  450 Fifth Street, N.W.         7 World Trade Center               Suite 1400
        Room 1024                     Suite 1300                Chicago, Illinois
  Washington, D.C. 20549       New York, New York 10048             60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like IP and Champion, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about IP and Champion at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We filed a registration statement on Form S-4 to register with the SEC the IP common shares to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934 to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that IP and Champion have previously filed with the SEC. These documents contain important information about IP and Champion and their financial condition.

     The following documents listed below that IP and Champion have previously filed with the SEC are incorporated by reference:

                  IP SEC FILINGS                                    PERIOD
                  --------------                                    ------
    Annual Report on Form 10-K................    Year ended December 31, 1999, as filed on
                                                  March 27, 2000
    Quarterly Report on Form 10-Q.............    Quarter ended March 31, 2000, as filed on
                                                  May 12, 2000
    The description of IP common stock set
      forth in IP's registration statements
      filed by IP pursuant to Section 12 of
      the Securities Exchange Act of 1934,
      including any amendment or report filed
      for purposes of updating any such
      description.............................    Filed on August 13, 1999
    Current Reports on Form 8-K...............    Filed on:
                                                  - January 11, 2000
                                                  - February 17, 2000
                                                  - March 24, 2000
                                                  - April 11, 2000
                                                  - April 26, 2000
                                                  - May 19, 2000
                                                  - May 22, 2000

                  IP SEC FILINGS                                    PERIOD
                  --------------                                    ------
    CHAMPION SEC FILINGS                                            PERIOD
    --------------------                                            ------
    Annual Report on Form 10-K(a).............    Year ended December 31, 1999, as filed on
                                                  March 17, 2000
    Quarterly Report on Form 10-Q.............    Quarter ended March 31, 2000, as filed on
                                                  May 12, 2000
    Current Report on Form 8-K................    Filed on May 17, 2000
    The description of Champion's common stock
      set forth in Champion's registration
      statement on Form 8-A filed pursuant to
      Section 12 of the Securities Exchange
      Act of 1934, including any amendment or
      report filed with the SEC for the
      purpose of updating this description....    Filed on September 16, 1999
    The description of Champion's preferred
      share purchase rights set forth in
      Champion's registration statement on
      Form 8-A filed pursuant to Section 12 of
      the Securities Exchange Act of 1934,
      including any amendment or report filed
      with the SEC for the purpose of updating
      this description........................    Filed on June 1, 2000

(a) Except for Note 20 -- Subsequent Events, which reads as follows:

      On May 12, 2000, Champion's board of directors accepted an offer from IP of $75 per share for all outstanding shares of Champion common stock and Champion signed a merger agreement with IP. In connection with the termination of the Agreement and Plan of Merger dated as of February 17, 2000 among Champion, UPM - Kymmene Corporation and Blue Acquisition, Inc. referred to in Note 19, on May 12, 2000, Champion paid to UPM a termination fee and expenses of $210 million.

     All documents filed by IP and Champion pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NEW YORK 10022, COLLECT AT 1-212-750-5833 OR TOLL-FREE AT 877-750-5837. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN JUNE 9, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

     This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the offer. See "Where You Can Find More Information" on page 4.

THE OFFER (PAGE 23)

     We are proposing a business combination of International Paper Company and Champion International Corporation. We are offering to exchange shares of IP common stock having a value of $25, subject to the limitation described below, and $50 in cash for each share of Champion common stock, including the associated rights to purchase preferred stock, validly tendered and not properly withdrawn.

     We intend, promptly after completion of the offer, to seek to merge Condor Acquisition Corporation, a wholly owned subsidiary of IP and the purchaser in the offer, with and into Champion. Each share of Champion common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same number of IP shares and the same amount of cash as is paid in the offer.

INFORMATION ABOUT IP AND CHAMPION (PAGE 17)

INTERNATIONAL PAPER COMPANY
Two Manhattanville Road
Purchase, New York 10577
(914) 397-1500

     IP is a global paper and forest products company that is complemented by an extensive distribution system. IP produces printing and writing papers, pulp, tissue, paperboard and packaging and wood products. IP also manufactures specialty chemicals and specialty panels and laminated products and engages in oil and gas and real estate activities in the United States. IP's primary markets and manufacturing and distribution operations are in the United States, Europe and the Pacific Rim. IP is a New York corporation and was incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. Our home page on the Internet is www.internationalpaper.com. You can learn more about us by visiting that site.

CHAMPION INTERNATIONAL CORPORATION
One Champion Plaza
Stamford, Connecticut 06921
(203) 358-7000

     Champion is one of the leading domestic manufacturers of paper for business communications, commercial printing and publications. In addition, Champion has significant market pulp, plywood, lumber and wood chip manufacturing operations and owns or controls approximately 4,996,000 acres of timberlands in the United States. Champion's Canadian and Brazilian subsidiaries also own or control significant timber resources supporting their operations. Champion's business segments are North American pulp and paper, Brazilian pulp and paper, distribution and wood products.

REASONS FOR OFFER (PAGE 18)

     We believe that our acquisition of Champion represents a compelling opportunity to enhance value for both Champion and IP stockholders. The IP and the Champion boards of directors have approved the offer, the merger and the merger agreement after careful consideration. For a list of the factors considered by each board of directors in making its determination, please see "Reasons for the Offer".

DIVIDEND POLICY OF IP (PAGE 47)

     The holders of IP common stock receive dividends if and when declared by the IP board of directors out of legally available funds. Our past practice has been to pay dividends on our common stock over the long term at a rate of approximately 30% of net income. For the last 19 fiscal quarters, we have paid a cash dividend of $0.25 per common share. Following completion of the offer and the merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results and our board of directors" consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock in the future.

THE OFFER (PAGE 23)

  Summary of the Offer

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange shares of IP common stock having a value of $25, based on the average trading price for shares of IP common stock as more fully described in this prospectus, and $50 in cash for each outstanding share of common stock of Champion, including the associated rights to purchase preferred stock, that is validly tendered on or prior to the expiration date and not properly withdrawn.

     If we do not close the offer by June 16, 2000, the initial expiration date, by virtue of the failure of any of the antitrust regulatory conditions to the offer to be satisfied, we have agreed to pay to the holders of shares of Champion common stock an additional payment in cash calculated at a rate of 8.00% per annum (calculated on the basis of a 365 day calendar year) on the $75 per share offer consideration from and after the initial scheduled expiration date until the closing of the offer.

     The term "expiration date" means 12:00 midnight, New York City time, on June 16, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

  Conditions of Our Offer

     Our obligation to exchange shares of our common stock and cash for Champion shares pursuant to the offer is subject to several conditions referred to below under "The Offer -- Conditions of Our Offer," including conditions that would require a minimum number of shares of Champion common stock to be tendered, receipt of all required regulatory approvals and satisfaction of other conditions that are discussed below.

  Timing of the Offer

     Our offer is currently scheduled to expire on June 16, 2000; however, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. See "The Offer -- Extension, Termination and Amendment."

  Extension, Termination and Amendment

     We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Champion shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Champion shares.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay our acceptance for exchange or our exchange of any Champion shares pursuant to our offer, regardless of whether we previously accepted Champion shares for exchange, or to terminate our offer and not accept for exchange or exchange any Champion shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the minimum tender condition, the condition relating to regulatory approvals and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the IP shares to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Exchange of Shares; Delivery of IP Common Stock and Cash

     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

  Withdrawal Rights

     Your tender of Champion shares pursuant to the offer is irrevocable, except that Champion shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after July 17, 2000.

  Subsequent Offering Period

     With the consent of Champion, we may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Champion shares pursuant to the offer if the requirements under Rule 14d-11 of the Securities Exchange Act of 1934 have been met. If we elect to provide a subsequent offering period, we will notify you by issuing a press release at least five business days before the expiration date and filing that press release with the SEC. You will not have the right to withdraw Champion shares that you tender in the subsequent offering period, if any.

  Procedure for Tendering Shares

     For you to validly tender Champion shares pursuant to our offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message, which is explained below, in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Champion shares must be received by the exchange agent at such address, or those Champion shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth in "The Offer -- Guaranteed Delivery."

APPRAISAL RIGHTS (PAGE 29)

     The offer does not entitle you to appraisal rights with respect to your Champion shares.

     If at the end of the offer, we have received between two-thirds and 90% of the outstanding Champion shares, we will effect a long form merger as permitted under New York law. Champion stockholders who did not tender their Champion shares during the offer would not have appraisal rights in connection with a long form merger.

     If at the end of the offer, however, we have received 90% or more of the outstanding Champion shares, we will effect a short form merger as permitted under New York law. In the event of a short form merger, stockholders who did not tender their Champion shares would have the right under New York law to dissent and demand appraisal rights of Champion shares, but only if they comply with certain statutory requirements. In the event of a short-form merger, information regarding these requirements will be provided to Champion stockholders who have not tendered their Champion shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 28)

     The receipt of IP shares and cash in exchange for your Champion shares pursuant to the exchange will be a taxable transaction. You will generally recognize gain or loss equal to the difference between (a) the sum of the fair market value of the IP shares on the expiration date and cash received including any additional payment and (b) the aggregate tax basis of the Champion shares you tendered. That gain or loss will be capital gain or loss (assuming you hold your Champion shares as a capital asset) and any such capital gain or loss will be long term if, as of that time, you have held the Champion shares for more than one year. Champion stockholders receiving IP shares and cash in the merger will have the same federal income tax consequences, except that the fair market value of the IP shares will be determined at the effective time of the merger. See "The Offer -- Certain Federal Income Tax Consequences".

IP WILL ACCOUNT FOR THE MERGER USING THE PURCHASE METHOD (PAGE 36)

     IP will account for the merger as a purchase for financial reporting purposes.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 60)

     This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements concerning the financial condition, results of operations and business of IP following the consummation of its proposed acquisition of Champion, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of IP's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition, projected earnings per share of the combined company following the proposed acquisition and the restructuring charges estimated to be incurred in connection with the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.

     These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

     - cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame,

     - operating results following the proposed acquisition may be lower than expected,

     - competitive pressure among companies in our industry may increase significantly,

     - costs or difficulties related to the integration of the businesses of IP and Champion may be greater than expected,

     - adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company,

     - general economic conditions, whether nationally or in the market areas in which IP and Champion conduct business, may be less favorable than expected,

     - legislation or regulatory changes may adversely affect the businesses in which IP and Champion are engaged or

     - adverse changes may occur in the securities markets.

      INTERNATIONAL PAPER SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following selected financial data for each of the five years in the period ended December 31, 1999 have been derived from IP's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of March 31, 2000 and 1999, and for each of the three-month periods then ended, have been derived from IP's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of IP for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of IP, including the notes thereto, incorporated herein by reference and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this prospectus.

                                FOR THE QUARTER ENDED
                                      MARCH 31,                     FOR THE YEAR ENDED DECEMBER 31,
                             ----------------------------   -----------------------------------------------
                                  2000           1999       1999(B)    1998      1997      1996      1995
                             --------------   -----------   -------   -------   -------   -------   -------
                             (UNAUDITED)(A)   (UNAUDITED)
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS DATA:
Net sales..................     $ 6,371         $ 6,032     $24,573   $23,979   $24,556   $24,182   $24,140
Costs and expenses,
  excluding interest.......       5,805           5,795      23,620    23,039    23,976    23,193    20,791
Earnings before income
  taxes, minority interest
  and extraordinary item...         435              94         448       429       143       939     2,742
Earnings (loss) before
  extraordinary item.......         244              32         199       247       (80)      379     1,595
Earnings (loss) per common
  share before
  extraordinary item.......     $  0.59         $  0.08     $  0.48   $  0.60   $ (0.20)  $  0.95   $  4.41(c)
Cash dividends declared per
  common share(d)..........     $  0.25         $  0.26     $  1.01   $  1.05   $  1.05   $  1.05   $  0.98(c)
BALANCE SHEET DATA:
Working capital............     $ 3,198         $ 2,480     $ 2,859   $ 2,675   $ 1,476   $   454   $ 1,471
Plants, properties and
  equipment, net...........      14,389          15,037      14,381    15,320    15,707    16,570    14,347
Forestlands................       2,895           3,084       2,921     3,093     3,273     3,637     3,030
Total assets...............      31,549          31,076      30,268    31,466    31,971    33,357    28,838
Long-term debt.............       7,250           7,615       7,520     7,697     8,521     7,943     7,144
Common shareholders'
  equity...................      10,529          10,487      10,304    10,738    10,647    11,349     9,837

---------------
(a) Excludes an extraordinary gain of $134 million after taxes and minority interest on the sale of IP's investment in Scitex and Carter Holt Harvey's sale of its equity interest in COPEC.

(b) Excludes an extraordinary loss of $16 million after taxes for the early extinguishment of debt.

(c) Earnings and cash dividends per common share reflect the impact of a two-for-one stock split which was payable on September 15, 1995.

(d) IP's annual dividend has remained at $1.00 per common share since 1996. However, cash dividends declared per common share have been restated to include dividends declared by Union Camp Corporation, a company acquired by IP in 1999 in a transaction accounted for as a pooling-of-interests.

            CHAMPION SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following selected financial data for each of the five years in the period ended December 31, 1999 have been derived from Champion's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of March 31, 2000 and 1999, and for each of the three-month periods then ended, have been derived from Champion's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Champion for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Champion, including the notes thereto, incorporated herein by reference and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this prospectus.

                               FOR THE QUARTER ENDED
                                     MARCH 31,                 FOR THE YEAR ENDED DECEMBER 31,
                             -------------------------   -------------------------------------------
                                2000          1999       1999(A)    1998     1997     1996     1995
                             -----------   -----------   -------   ------   ------   ------   ------
                             (UNAUDITED)   (UNAUDITED)
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS DATA:
Net sales..................    $1,368        $1,275      $5,268    $5,653   $5,736   $5,880   $6,972
Costs and expenses,
  excluding interest.......     1,169         1,171       4,703     5,355    6,393    5,453    5,509
Earnings before income
  taxes and extraordinary
  item.....................       149            41         322        37     (897)     205    1,237
Earnings (loss) before
  extraordinary item.......        98            42         237        75     (549)     141      772
Earnings (loss) per common
  share before
  extraordinary item.......    $ 1.01        $ 0.44      $ 2.48    $ 0.79   $(5.72)  $ 1.48   $ 8.01
Cash dividends declared per
  common share.............    $ 0.15        $ 0.05      $ 0.25    $ 0.20   $ 0.20   $ 0.20   $ 0.20
BALANCE SHEET DATA:
Working capital............    $  511        $  406      $  559    $  391   $  428   $  372   $  503
Plants, properties and
  equipment, net...........     3,873         4,077       3,876     4,229    4,800    5,653    5,514
Forestlands................     2,288         2,341       2,273     2,430    2,397    2,365    2,008
Total assets...............     8,413         8,486       8,318     8,840    9,111    9,820    9,543
Long-term debt.............     2,526         2,843       2,526     2,948    3,194    3,085    2,828
Common shareholders'
  equity...................     3,187         2,908       3,095     3,096    3,210    3,756    3,647

---------------
(a) Excludes an extraordinary loss of $5 million after taxes for the early extinguishment of debt.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data gives effect to the merger. The unaudited pro forma condensed combined statement of earnings data for the three-month period ended March 31, 2000 and the year ended December 31, 1999 was prepared based upon IP's and Champion's consolidated financial statements for the respective periods indicated as if the merger had occurred on January 1, 1999. The selected unaudited pro forma combined balance sheet data was prepared based upon the balance sheet data of IP and Champion at March 31, 2000 as if the merger had occurred on March 31, 2000. The unaudited pro forma data were based upon the terms of the merger in which IP will exchange $50 in cash and common stock having a value of $25 for each outstanding Champion common share. The exchange ratio is equal to (a) $25 divided by the "average price" if the average price is greater than or equal to $34 or (b) .7353 if the average price is below $34. The pro forma information has been prepared assuming for purposes of these calculations that the IP share price will be equal to $36.836, the final sales price on the NYSE Composite Tape on May 12, 2000. Based on this price, the stock consideration will be equal to .6787 shares of IP common stock for each of Champion's common shares. The actual number of shares of IP common stock constituting the stock consideration will be determined by dividing $25 by the IP share price, provided that the stock consideration will not be more than .7353 shares of IP common stock. The unaudited pro forma data may not be indicative of the results that actually would have been achieved if the merger had been in effect as of the date and for the periods indicated or which may be obtained in the future. IP expects to achieve certain reductions in costs subsequent to the merger as a result of the combination and consolidation of IP and Champion. The cost reductions reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings have been limited to specific salary and benefit costs that are expected to be eliminated after the merger. The unaudited pro forma combined financial data should be read in conjunction with the respective audited and unaudited consolidated financial statements of IP and Champion, including the notes thereto, incorporated herein by reference and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this prospectus. See "Where You Can Find More Information." Pro forma adjustments made to arrive at the pro forma combined amounts are based on the purchase method of accounting and a preliminary allocation of the purchase price. However, changes to the adjustments included in the unaudited pro forma combined financial data set forth below are expected as evaluations of assets and liabilities are completed and additional information becomes available. In addition, the results of operations of Champion subsequent to March 31, 2000 will affect the allocation of the purchase price and the unaudited pro forma combined financial data. Accordingly, the final unaudited pro forma combined financial data will differ from the amounts reflected in the information set forth below.

                                                FOR THE QUARTER ENDED                   YEAR ENDED
                                                    MARCH 31, 2000                  DECEMBER 31, 1999
                                            ------------------------------    ------------------------------
                                                               COMBINED                          COMBINED
                                                             INTERNATIONAL                     INTERNATIONAL
                                            INTERNATIONAL      PAPER AND      INTERNATIONAL      PAPER AND
                                                PAPER          CHAMPION           PAPER          CHAMPION
                                            (HISTORICAL)       PRO FORMA      (HISTORICAL)       PRO FORMA
                                            -------------    -------------    -------------    -------------
                                             (UNAUDITED)      (UNAUDITED)                       (UNAUDITED)
RESULTS OF OPERATIONS:
Net sales.................................     $ 6,371          $ 7,711          $24,573          $29,737
Costs and expenses, excluding interest....       5,805            6,970           23,620           28,390
Earnings before income taxes, minority
  interest and extraordinary item.........         435              470              448              290
Earnings before extraordinary item........         244              264              199              110
Earnings per common share before
  extraordinary item......................     $  0.59(a)       $  0.55          $  0.48(b)       $  0.23
Cash dividends per common share...........     $  0.25          $  0.25          $  1.01(c)       $  1.01(c)
BALANCE SHEET DATA:
Working capital...........................     $ 3,198          $ 1,695(d)
Plants, properties and equipment, net.....      14,389           19,037
Forestlands...............................       2,895            5,910

                                                FOR THE QUARTER ENDED                   YEAR ENDED
                                                    MARCH 31, 2000                  DECEMBER 31, 1999
                                            ------------------------------    ------------------------------
                                                               COMBINED                          COMBINED
                                                             INTERNATIONAL                     INTERNATIONAL
                                            INTERNATIONAL      PAPER AND      INTERNATIONAL      PAPER AND
                                                PAPER          CHAMPION           PAPER          CHAMPION
                                            (HISTORICAL)       PRO FORMA      (HISTORICAL)       PRO FORMA
                                            -------------    -------------    -------------    -------------
                                             (UNAUDITED)      (UNAUDITED)                       (UNAUDITED)
Total assets..............................      31,549           45,286
Long-term debt............................       7,250           12,960(e)
Common shareholders' equity...............      10,529           12,944

---------------
(a) Excludes an extraordinary gain of $134 million after taxes and minority interest on the sale of IP's investment in Scitex and Carter Holt Harvey's sale of its equity interest in COPEC.

(b) Excludes an extraordinary loss of $16 million after taxes for the early extinguishment of debt.

(c) IP's annual dividend has remained at $1.00 per common share since 1996. However, cash dividends declared per common share have been restated to include dividends declared by Union Camp Corporation, a company acquired by IP in 1999 in a transaction accounted for as a pooling-of-interests.

(d) Pro forma working capital includes approximately $1.7 billion of short-term debt to finance a portion of the offer and the merger.

(e) Pro forma long-term debt includes approximately $3.3 billion of long-term debt to finance the remainder of the cash consideration payable in connection with the offer and the merger.

                              RECENT DEVELOPMENTS

INTERNATIONAL PAPER

     On February 21, 2000, Carter Holt Harvey, a 50.3% owned subsidiary of IP, announced the purchase for approximately $200 million of CSR Limited's medium density fiberboard and particleboard businesses and its Oberon sawmill. The acquisition was completed on April 28, 2000.

     In connection with the announcement of IP's offer to purchase Champion, IP also announced its intention to sell more than $3 billion of assets by the end of 2001 as part of its increased focus on its core businesses. When the disposition plans are finalized, IP may incur costs and charges in future periods. As a result of the announcement to purchase Champion, Moody's has lowered IP's long-term debt rating to Baa1. At March 31, 2000, outstanding debt included approximately $2.5 billion of commercial paper and bank notes with interest rates that fluctuate based on market conditions and our credit ratings.

     On May 9, 2000, IP announced regular quarterly dividends of $.25 per share on its common stock and $1.00 per share on its preferred stock for the period from April 1, 2000 to June 30, 2000, inclusive. The dividends are payable June 15, 2000 to holders of record at the close of business on May 19, 2000.

CHAMPION

     In connection with the termination of the Agreement and Plan of Merger dated as of February 17, 2000 among Champion, UPM and Blue Acquisition, Inc. on May 12, 2000, Champion paid to UPM a termination fee and expense reimbursement aggregating $210 million.

     On May 18, 2000, the Champion board of directors declared a cash dividend of $0.15 per share payable on July 14, 2000 to Champion stockholders of record at the close of business on June 14, 2000.

                           COMPARATIVE PER SHARE DATA

     The table below sets forth historical earnings before the effect of extraordinary items, cash dividends and book value per common share data for IP and Champion on an individual company basis. The table also sets forth unaudited pro forma per common share data for IP and Champion. The unaudited pro forma data gives effect to the merger as if such event occurred for balance sheet purposes at the balance sheet date and for statement of earnings purposes at January 1, 1999. Unaudited pro forma data were prepared based upon IP's and Champion's statement of earnings and balance sheet data as of and for the three months ended March 31, 2000, and as of and for the year ended on December 31, 1999. The unaudited pro forma data were based upon the terms of the merger in which IP will exchange $50 in cash and common stock having a value of $25 for each outstanding Champion common share. The stock exchange ratio is equal to (a) $25 divided by the "average price" if the average price is greater than or equal to $34 or (b) .7353 if the average price is below $34. The pro forma information has been prepared assuming for purposes of these calculations that the IP share price will be equal to $36.836, the final sales price on the NYSE Composite Tape on May 12, 2000. Based on this price, the stock consideration will be equal to
 .6787 shares of IP common stock for each of Champion's common shares. The actual number of shares of IP common stock constituting the stock consideration will be determined by dividing $25 by the IP share price, provided that the stock consideration will not be more than .7353 shares of IP common stock. The information in the table below should be read in conjunction with the respective audited and unaudited consolidated financial statements of IP and Champion, including the notes thereto, incorporated herein by reference and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this prospectus.

                                                              QUARTER ENDED      YEAR ENDED
                                                                MARCH 31,       DECEMBER 31,
                                                                   2000             1999
                                                              --------------    ------------
                                                               (UNAUDITED)
INTERNATIONAL PAPER -- HISTORICAL
Earnings per common share before extraordinary item
  Basic.....................................................      $ 0.59           $0.48
  Diluted...................................................      $ 0.59           $0.48
Cash dividends declared per common share....................      $ 0.25           $1.01(b)
Book value per common share.................................      $25.46
CHAMPION -- HISTORICAL
Earnings per common share before extraordinary item
  Basic.....................................................      $ 1.01           $2.48
  Diluted...................................................      $ 1.01           $2.46
Cash dividends declared per common share....................      $ 0.15           $0.25
Book value per common share.................................      $32.99
INTERNATIONAL PAPER -- PRO FORMA COMBINED COMPANY
Earnings per common share before extraordinary item
  Basic.....................................................      $ 0.55           $0.23
  Diluted...................................................      $ 0.55           $0.23
Cash dividends declared per common share....................      $ 0.25           $1.01(b)
Book value per common share.................................      $26.95
CHAMPION -- PRO FORMA EQUIVALENT PER SHARE INFORMATION(A)
Earnings per common share before extraordinary item
  Basic.....................................................      $ 1.12           $0.47
  Diluted...................................................      $ 1.12           $0.47
Cash dividends declared per common share....................      $ 0.51           $2.06
Book value per common share.................................      $54.87

---------------
(a) Amounts are calculated by multiplying the IP pro forma combined amounts by the ratio determined by dividing the combined cash and stock consideration ($75) by the IP share price. For purposes of these calculations, it has been assumed that the IP share price will be equal to $36.836, the last price of IP common stock on the NYSE Composite Tape on May 12, 2000.

(b) IP's annual dividend has remained at $1.00 per common share since 1996. However, cash dividends declared per common share have been restated to include dividends declared by Union Camp Corporation, a company acquired by IP in 1999 in a transaction accounted for as a pooling-of-interests.

                                 CAPITALIZATION

     Set forth below are the unaudited (i) consolidated capitalization of IP as of March 31, 2000; (ii) consolidated capitalization of Champion as of March 31, 2000; and (iii) pro forma combined capitalization of IP as of March 31, 2000 after giving effect to the merger. The pro forma information has been prepared assuming for purposes of these calculations that the IP share price will be equal to $36.836, the final sales price on the NYSE Composite Tape on May 12, 2000, and that, therefore, the stock consideration for each of Champion's common shares will be equal to .6787 shares of IP common stock, or an aggregate of approximately 65.6 million shares of IP common stock. This information should be read in conjunction with the audited and unaudited financial statements, including the notes thereto, and other financial information pertaining to IP and Champion incorporated herein by reference and the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this prospectus.

                                                                       AS OF MARCH 31, 2000
                                                          ----------------------------------------------
                                                                                             COMBINED
                                                                                           INTERNATIONAL
                                                          INTERNATIONAL                      PAPER AND
                                                              PAPER          CHAMPION        CHAMPION
                                                          (HISTORICAL)     (HISTORICAL)      PRO FORMA
                                                          -------------    ------------    -------------
                                                           (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
                                                                          (IN MILLIONS)
INDEBTEDNESS:
  Short-term debt.......................................     $ 1,350          $  111          $ 3,189(a)
  Current maturities of long-term debt..................         349             128              477
                                                             -------          ------          -------
     Total short-term debt..............................       1,699             239            3,666
  Long-term debt, excluding current maturities..........       7,250           2,526           12,960(b)
                                                             -------          ------          -------
TOTAL INDEBTEDNESS......................................       8,949           2,765           16,626
International Paper -- obligated mandatorily redeemable
  preferred securities of subsidiaries holding
  International Paper debentures........................       1,805              --            1,805
                                                             -------          ------          -------
COMMON SHAREHOLDERS' EQUITY:
  Common stock..........................................         415              56              480
  Paid-in capital.......................................       4,076           1,733            6,426
  Retained earnings.....................................       6,887           2,521            6,887
  Accumulated other comprehensive income (loss).........        (799)           (434)            (799)
  Less: Common stock held in treasury, at cost..........         (50)           (689)             (50)
                                                             -------          ------          -------
TOTAL COMMON SHAREHOLDERS' EQUITY.......................      10,529           3,187           12,944
                                                             -------          ------          -------
TOTAL CAPITALIZATION....................................     $21,283          $5,952          $31,375
                                                             =======          ======          =======

---------------
(a) Represents the issuance of approximately $1.7 billion of short-term debt to finance a portion of the merger.

(b) Represents the issuance of long-term debt of approximately $3.3 billion to finance the remainder of the cash consideration payable in the merger.

                                 THE COMPANIES

INTERNATIONAL PAPER COMPANY AND PURCHASER

     IP is a New York corporation incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898, with its principal offices located at Two Manhattanville Road, Purchase, New York 10577. The telephone number of IP is (914) 397-1500.

     IP is a global paper and forest products company that is complemented by an extensive distribution system. IP produces printing and writing papers, pulp, tissue, paperboard and packaging and wood products. IP also manufactures specialty chemicals and specialty panels and laminated products. IP's primary markets and manufacturing and distribution operations are in the United States, Europe and the Pacific Rim.

     IP distributes printing, packaging, graphic arts and industrial supply products, primarily manufactured by other companies, through over 305 distribution branches located primarily in the United States, and also engages in oil and gas and real estate activities in the United States. IP has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

     Purchaser is a New York corporation with its principal offices located at Two Manhattanville Road, Purchase, New York 10577. The telephone number of Purchaser is (914) 397-1500. Purchaser is a wholly owned subsidiary of IP. Since its incorporation, Purchaser has not carried on any activities other than in connection with the offer.

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of IP and Purchaser are set forth in Schedule I.

CHAMPION INTERNATIONAL CORPORATION

     Champion is a New York corporation with its principal executive offices located at One Champion Plaza, Stamford, Connecticut 06921. The telephone number of Champion is (203) 358-7000. Champion International Corporation was incorporated on April 28, 1937.

     Champion is one of the leading domestic manufacturers of paper for business communications, commercial printing and publications. In addition, Champion has significant market pulp, plywood, lumber and wood chip manufacturing operations and owns or controls approximately 4,996,000 acres of timberlands in the United States. Champion's Canadian and Brazilian subsidiaries also own or control significant timber resources supporting their operations. Champion's business segments are North American pulp and paper, Brazilian pulp and paper, distribution and wood products.

                             REASONS FOR THE OFFER

REASONS FOR THE IP BOARD'S RECOMMENDATION; FACTORS CONSIDERED

     In approving the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, the IP board of directors considered a number of factors, including:

          1. The IP board of directors' review of the business, operations, financial condition, earnings and prospects of both IP and Champion, which the IP board of directors analyzed in its consideration of IP's strategic alternatives.

          2. The IP board of directors' consensus that the merger was preferable to other strategic alternatives to maximize shareholder value.

          3. The potential product and sales synergies that may be achieved through cross-marketing each company's products to the other company's customers as well as organizational synergies.

          4. The strategic fit between IP and Champion, and the belief that the combined company has the potential to enhance stockholder value through additional opportunities and operating efficiencies.

          5. The opportunity for IP stockholders to participate in a larger, more competitive company.

          6. The IP board of directors' belief that the terms of the merger agreement are reasonable.

          7. The competitive conditions in the paper industry, including the likelihood of consolidation and increased competition.

          8. The likely impact of the merger on each company's employees and customers.

     The foregoing discussion of the information and factors considered by the IP board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, the IP board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

REASONS FOR THE CHAMPION BOARD'S RECOMMENDATION; FACTORS CONSIDERED

     In approving the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, and recommending that Champion's stockholders accept the offer and tender their Champion shares pursuant to the offer, the board of directors of Champion considered a number of factors, including:

          1. The Champion board of directors' belief that the $75 per share consideration offered by IP pursuant to the merger agreement was superior to the $70 per share consideration offered by UPM pursuant to its proposal on May 8, 2000. The Champion board of directors also considered that UPM had informed Champion on May 12, 2000 that it would not increase its $70 per share offer.

          2. The opinion of Goldman, Sachs & Co. to the effect that, as of May 12, 2000, the consideration to be paid in the offer and the merger pursuant to the merger agreement was fair from a financial point of view to Champion's stockholders (other than IP). The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Schedule II to the Schedule 14D-9 of Champion dated May 19, 2000, and a description of the financial analyses underlying such opinion is included in such Schedule 14D-9. Both such opinion and such description are incorporated by reference into this prospectus.

          3. The fact that the value of the stock portion of the consideration offered in the offer and the merger is protected to the extent that the average IP trading price during the pricing period prior to the expiration of the offer falls to $34 per share, but is not protected to the extent that the average IP trading price during such period were to fall below $34 per share. The Champion board of directors also considered the fact that the per share consideration offered in the offer and the merger will bear cash interest at the rate of 8% per year if the offer is not consummated by June 16, 2000 due to the failure to obtain certain regulatory approvals by such date.

          4. The fact that since the public announcement of the execution of the Champion-UPM merger agreement on February 17, 2000, no third party (other than IP) had expressed to Champion an interest in pursuing a possible business combination.

          5. The fact that the consideration and other terms of the merger agreement resulted from arms-length negotiations between Champion and IP, and the Champion board of directors' belief that $75 per share represented the highest per share consideration that could be negotiated with IP.

          6. The commitment by IP in the merger agreement to take all actions necessary to obtain the required regulatory approvals of the offer and the merger, except to the extent that such actions would have a material adverse effect on IP.

          7. The fact that the offer and the merger provide for a prompt exchange offer for all Champion shares to be followed by a second-step merger at the same consideration, thereby enabling Champion's stockholders to obtain the benefits of the transaction at the earliest possible time.

          8. The financial ability of IP to consummate the offer and the merger. In this regard, the Champion board of directors noted that IP had received an executed commitment letter from a financial institution providing for all financing necessary to purchase the Champion shares and to pay all transaction fees in connection with the offer and the merger.

          9. The fact that the merger agreement permits Champion to furnish information to and participate in negotiations with third parties in response to a takeover proposal if a majority of the Champion board of directors (a) reasonably determines in good faith, after consultation with an independent, nationally recognized investment bank, that taking such action would be reasonably likely to lead to the delivery to Champion of a superior proposal and (b) determines in good faith, after receiving the advice of outside legal counsel, that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

          10. The fact that the Champion board of directors is permitted to terminate the merger agreement if prior to the purchase of Champion shares pursuant to the offer, a superior proposal is received by Champion and the Champion board of directors reasonably determines in good faith, after receiving the advice of outside legal counsel, that it is necessary to terminate the merger agreement and enter into a new agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law.

     The foregoing discussion of the information and factors considered by the Champion board of directors is not intended to be exhaustive, but includes the material factors considered by the Champion board of directors. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, the Champion board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

                            BACKGROUND OF THE OFFER

     As part of the continuous evaluation of its businesses and plans, IP regularly considers a variety of strategic options and transactions. In recent years, as part of this process, IP's management has evaluated various alternatives for expanding its paper manufacturing and products businesses, including the advisability of acquisitions, and has, from time to time, analyzed opportunities for consolidation in the paper manufacturing and products industries and discussed such matters with the IP board of directors.

     On February 17, 2000, Champion entered into an Agreement and Plan of Merger with UPM. Under the terms of the Champion-UPM merger agreement, a subsidiary of UPM would have been merged with and into Champion, and each outstanding share of Champion's common stock would have been converted into 1.99 UPM American Depositary Shares representing UPM's ordinary shares or, at the option of each Champion stockholder, 1.99 UPM ordinary shares.

     On April 24, 2000, with the approval of the IP board of directors, John T. Dillon, Chief Executive Officer of IP, sent the following letter to Richard E. Olson, Chairman and Chief Executive Officer of Champion:

Mr. Richard E. Olson
Chairman & CEO
Champion International Corporation
One Champion Plaza
Stamford, CT 06921

Dear Dick:

     Our board of directors has authorized me to convey to you and to the board of directors of Champion International Corporation our offer to acquire all of Champion shares for a combination of cash and International Paper common stock at a value of $64 per share, of which $43 is cash and $21 is International Paper common stock. Based on today's closing price of $39 15/16 for International Paper common stock, the exchange ratio represented by the stock portion of our offer is 0.526. In order to protect the value of our offer for Champion shareholders, we would maintain the value of the stock component down to a price of $36 per International Paper share.

     Our two companies, while competitors, are headquartered only a few miles from each other, and many of us have enjoyed close friendships with Champion employees at all levels over many years. We are confident that our corporate "cultures" are similar, and that an assimilation of the two companies would be relatively easy. We believe that our recent experience with Union Camp and Federal Paperboard, both companies which you knew well, demonstrates our ability to combine the best of both companies into an even better company. In addition, a merger between International Paper and Champion would permit the combined company to realize many efficiencies and create an even stronger competitor in an industry which must now compete on a global basis.

     We are of course aware that Champion is currently a party to a merger agreement with UPM-Kymmene Corporation. Based on today's closing price of UPM-Kymmene ADRs, under that agreement Champion shareholders would receive UPM-Kymmene shares with a value of $52.735. We believe it is clear that our proposal represents a superior offer in a number of important respects. It represents a 21.4% premium over the implied value of the UPM-Kymmene offer today; it is largely in cash; and, because of our inclusion in the Dow Jones Industrial Average as well as our average daily trading volume on the New York Stock Exchange, the International Paper stock we are offering is far more liquid than ADRs or shares traded on the Helsinki Exchange.

     In addition, our proposal is not subject to a due diligence review of your business, to pooling-of-interests accounting treatment, or to a vote of the International Paper shareholders. We are confident that there are no impediments to our offer from an antitrust or other standpoint. Nonetheless, International Paper will give Champion International the same undertaking as did UPM-Kymmene to take whatever steps are required to obtain regulatory approval. Furthermore, our lawyers have a draft agreement containing substantially similar conditions, representations and warranties as in the UPM-Kymmene agreement. We have fully committed financing for our offer. We will be making our Hart-Scott-Rodino filing within a day or two. In short, we are convinced we can consummate the transaction quickly.

     Dick, I think you already know that our board of directors and I have a great deal of respect for you and for the Champion board. We would have much preferred to discuss this matter with you directly, but recognized that you were bound by the strict terms of your merger agreement. However, given developments in the market subsequent to the UPM-Kymmene proposal, what is contained in this letter is clearly a superior proposal from a financial point of view, and we are certain that the Champion board of directors, as well as the Champion shareholders, will recognize that fact.

     I want to assure you that we view a merger with Champion as an important strategic objective for International Paper and that we are committed to bringing the combination to a successful conclusion. We understand that, after UPM-Kymmene has been informed of our proposal, which we intend to make public, the Champion board can authorize management to enter into discussions with us, and we would respectfully request that the Champion board make that determination as soon as possible. I look forward to meeting with you at the earliest opportunity.

                                          Sincerely,

                                          John

     Champion and IP subsequently issued press releases announcing the delivery of the IP proposal.

     On April 27, 2000, the Champion board of directors held a meeting to discuss the IP proposal and to review, with Champion's counsel, Champion's obligations under the Champion-UPM merger agreement and the fiduciary duties of the Champion board of directors to Champion's stockholders.

     On April 28, 2000, counsel for IP contacted counsel for Champion to advise Champion that IP would be prepared to increase its offer if the Champion board of directors conducted a fair process to sell Champion. Counsel for Champion responded that Champion and its representatives were restricted under the terms of the Champion-UPM merger agreement from engaging in discussions or negotiations with IP and its representatives and that the Champion board of directors would consider IP's proposal and take appropriate action, perhaps sometime in the following week, consistent with the fiduciary duties of the Champion board of directors and the Champion-UPM merger agreement.

     On May 5, 2000, the Champion board of directors held a meeting to further discuss the IP proposal. At this meeting, the Champion board of directors determined, after consulting with its financial advisors and counsel, that engaging in negotiations with IP could reasonably be likely to lead to the delivery of a superior proposal and was necessary to discharge the Champion board of directors' fiduciary duties. Accordingly, the Champion board of directors authorized Champion management and its advisors to commence negotiations with IP with respect to a possible acquisition of Champion by IP. Following the meeting of the Champion board of directors, Champion informed UPM of the determination of the Champion board of directors to commence negotiations.

     Later on May 5, 2000, IP and Champion entered into a confidentiality agreement, and counsel for IP delivered a draft merger agreement to counsel for Champion. On May 6, 2000, counsel for UPM delivered a draft amendment to the existing merger agreement between Champion and UPM reflecting a possible acquisition of Champion by UPM in an all-cash transaction.

     Commencing on May 7, 2000, counsel for Champion negotiated the terms of the draft merger agreements with counsel to IP and UPM, respectively.

     On May 8, 2000, Juha Niemela, President and Chief Executive Officer of UPM, delivered a letter to Mr. Olson proposing that UPM acquire all outstanding Champion shares at a price of $70 per share in cash.

The terms of the UPM proposal indicated that the terms of the proposal were not permitted to be disclosed prior to its acceptance.

     Following receipt of UPM's proposal, counsel for Champion informed counsel for IP that UPM had made a proposal to acquire Champion at a price substantially higher than the IP proposal, but that under the terms of the UPM proposal, Champion was not permitted to disclose the price or other terms of the proposal to IP.

     On May 9, 2000, Mr. Dillon delivered a letter and revised draft of a merger agreement to Mr. Olson which contemplated a $75 per share cash tender offer for two-thirds of the outstanding shares of Champion common stock to be followed by a stock-for-stock merger in which each share of Champion common stock would be converted into shares of IP common stock with a value of $75 (subject to a price floor of $34.50 per IP common share). Under the terms of the revised IP proposal, IP had the right to withdraw its offer if (1) the Champion board of directors did not determine prior to 11:59 p.m. on May 9, 2000 that the revised IP proposal constituted a superior proposal or (2) Champion had not accepted IP's revised proposal and executed a merger agreement with IP prior to 6:00 p.m. on May 12, 2000.

     Later that evening, the Champion board of directors held a meeting to discuss IP's and UPM's revised proposals. At this meeting, the Champion board of directors, after consulting with its financial advisors and counsel, determined that IP's revised proposal constituted a superior proposal and that it was necessary to terminate the Champion-UPM merger agreement and enter into the merger agreement with IP in order for the Champion board of directors to comply with its fiduciary duties. Following the board meeting, Champion notified UPM of its board's determination and its intent to terminate the Champion-UPM merger agreement and enter into the merger agreement with IP at 5:00 p.m. on May 12, 2000 if the IP proposal continued to constitute a superior proposal at such time.

     From May 9, 2000 to May 12, 2000, counsel for Champion and counsel for IP and UPM continued to negotiate the terms of the draft merger agreements.

     During the afternoon of May 12, 2000, IP delivered a letter to Champion indicating that, on the assumption that Champion's board of directors was prepared to terminate the Champion-UPM merger agreement at 5:00 p.m. on such date, IP was prepared to (1) convert the structure of its proposal to provide for an exchange offer for all outstanding Champion shares at a price per share of Champion common stock consisting of $50 in cash and shares of IP common stock having a value of $25, (2) adjust the price floor on the stock portion of the consideration to $34 and (3) pay Champion stockholders cash interest in the amount of 8% per year in the event that the closing of the exchange offer were delayed due to the failure to obtain antitrust approvals.

     The Champion board of directors held a meeting beginning at approximately 4:30 p.m. on May 12, 2000. Shortly after the meeting commenced, UPM and its counsel informed Champion and its counsel that UPM was unwilling to revise its $70 per share offer. Also during the board meeting, at approximately 4:45 p.m., Champion's counsel and financial advisors contacted IP's counsel and financial advisors to inquire as to whether $75 represented IP's best offer. IP declined to increase its $75 per share offer, but reaffirmed its willingness to make the adjustments described in its May 12 letter. The Champion board of directors then reaffirmed its determination that IP's $75 per share proposal continued to constitute a superior proposal and determined that terminating the Champion - UPM merger agreement was necessary for the Champion board of directors to comply with its fiduciary duties and that the merger agreement with IP was fair to and in the best interests of Champion's stockholders. The Champion board of directors then determined to terminate the Champion-UPM merger agreement.

     Following the meeting of the Champion board of directors, Champion terminated the Champion-UPM merger agreement and paid UPM the $210 million termination fee and expenses required under the Champion-UPM merger agreement. Later that evening, IP and Champion executed the merger agreement and issued press releases announcing the execution of the merger agreement.

                                   THE OFFER

     We are offering to exchange shares of IP common stock having a value of $25, subject to the limitation described below, and $50 in cash for each outstanding share of Champion common stock, including the associated rights to purchase preferred stock, validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

     The number of shares of IP common stock into which each share of Champion common stock would be converted in the offer will be determined by dividing $25 by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of IP common stock on the New York Stock Exchange for the 15 trading days randomly selected by lot by IP and Champion together from the 30 consecutive trading days ending on the third trading day prior to the expiration date; provided that if the average trading price for IP common stock during such period is less than $34.00, the exchange ratio will be .7353.

     Before the offer is scheduled to expire, we will announce the exchange ratio by issuing a press release and filing that press release with the SEC. If the offer is extended for any reason after the issuance of the press release, we will recalculate the exchange ratio as described above and, prior to the then-scheduled expiration date, issue another press release announcing the recalculated exchange ratio.

     You should understand that if the average IP common stock price referred to in the preceding paragraph is less than $34 that you will receive shares of IP common stock having a value of less than $25 for each share of Champion common stock validly tendered and not properly withdrawn.

     If we do not close the offer on June 16, 2000, the initial expiration date, by virtue of the failure of any of the antitrust regulatory conditions to the offer to be satisfied, we have agreed to pay to the holders of shares of Champion common stock as additional payment in cash calculated at a rate of 8.00% per annum (calculated on the basis of a 365 day calendar year) on the $75 per share offer consideration from and after the initial scheduled expiration date of the offer until the acceptance for payment of shares of Champion common stock validly tendered and not properly withdrawn in the offer. If we do not close the offer on June 16, 2000, the initial expiration date, by virtue of the failure of any other condition to the offer to be satisfied, we will not make any additional payments in cash to the tendering Champion stockholders.

     You will not receive any fractional shares of IP common stock. Instead, you will receive cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive.

     The term "expiration date" means 12:00 midnight, New York City time, on June 16, 2000, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

     If you are the record owner of your shares and you tender your shares directly to the Exchange Agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any changes will apply. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of Champion common stock pursuant to our offer will be paid by us or on our behalf.

     We are making this offer in order to acquire all of the outstanding shares of Champion common stock. We intend, as soon as possible after completion of the offer, to have Purchaser merge with Champion. The purpose of the merger is to acquire all Champion shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding share of Champion common stock (except for treasury shares of Champion and shares that we hold for our own account) would be converted into the same number of IP shares and same amount of cash per Champion share as is paid in the offer.

     Our obligation to exchange shares of IP common stock and cash for Champion shares pursuant to the offer is subject to several conditions referred to below under "Conditions of Our Offer," including the minimum tender condition, the regulatory approvals condition and other conditions that are discussed below.

TIMING OF OUR OFFER

     Our offer is scheduled to expire at 12:00 midnight, New York City time on June 16, 2000. For more information, you should read the discussion under the caption "Extension, Termination and Amendment."

LITIGATION

     Commencing in February 2000, a total of seven purported class action lawsuits were filed in the Supreme Court of the State of New York, County of New York. These actions allege that Champion and the individual directors of Champion breached their fiduciary duties to shareholders by, among other things, entering into the Champion-UPM merger agreement at an unfair price and by agreeing to certain other provisions (including the $200 million termination fee and reimbursement of up to $10 million of UPM's expenses in connection with the termination of the Champion-UPM merger agreement) that allegedly discouraged offers from other prospective merger or acquisition partners. In addition, certain of the actions allege that Champion and its board of directors breached their fiduciary duties to shareholders by not engaging in negotiations with IP immediately following IP's public announcement of its $64 per Champion share offer. These actions purport to be brought on behalf of all shareholders of Champion, other than the defendants and members of their families.

     On May 15, 2000, the plaintiffs and defendants entered into a stipulation providing for the consolidation of all of the actions into a single proceeding and affording plaintiffs 30 days to file a consolidated amended complaint. Champion and the individual defendants strenuously deny all allegations of wrongdoing contained in the existing complaints in these actions, and intend to contest them vigorously.

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Champion shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Champion shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether we previously accepted Champion shares for exchange, exchange of any Champion shares pursuant to our offer or to terminate our offer and not accept for exchange or exchange any Champion shares not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the IP shares to be issued in our offer) or otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We confirm to you that if we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Champion shares being sought or the consideration offered to you, that change will apply to all holders whose Champion shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     With the consent of Champion, we may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Champion shares in the offer if the requirements under Exchange Act Rule 14d-11 have been met. You will not have the right to withdraw Champion shares that you tender in the subsequent offering period, if any.

EXCHANGE OF CHAMPION SHARES; DELIVERY OF IP COMMON STOCK AND CASH

     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of the extension or amendment), we will accept for exchange, and will exchange, Champion shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Champion shares in order to comply with any applicable law. In all cases, exchange of Champion shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Champion shares (or a confirmation of a book-entry transfer of those Champion shares in the exchange agent's account at The Depository Trust Company (which we refer to as the "DTC")), a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document) and any other required documents.

     For purposes of the offer, we will be deemed to have accepted for exchange Champion shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Champion shares pursuant to the offer. The exchange agent will deliver cash and IP common stock in exchange for Champion shares pursuant to the offer and cash instead of fractional shares of IP common stock as soon as practicable after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving IP common stock and cash (including cash to be paid instead of fractional shares of IP common stock and any additional payment pursuant to the terms of the merger agreement) from us and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange; however, you will receive any additional payment that may be due to you pursuant to the terms of the merger agreement.

     If we do not accept any tendered Champion shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Champion shares than are tendered, we will return certificates for such unexchanged Champion shares without expense to the tendering stockholder or, in the case of Champion shares tendered by book-entry transfer of such Champion shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering," those Champion shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

CASH INSTEAD OF FRACTIONAL SHARES OF IP COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to that fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the last reported sales prices of IP common stock, as reported on the NYSE Composite Tape, on each of the twenty trading days ending on the third trading day immediately preceding the date that we accept those Champion shares for exchange.

WITHDRAWAL RIGHTS

     Your tender of Champion shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Champion shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after July 17, 2000. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Champion shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Champion shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Champion shares.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution," unless those Champion shares have been tendered for the account of any eligible institution. If Champion shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Champion shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Champion shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

     Neither we, the exchange agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Champion shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Champion shares by following one of the procedures discussed under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.

PROCEDURE FOR TENDERING

     For you to validly tender Champion shares pursuant to the offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Champion shares must be received by the exchange agent at such address or those Champion shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Champion shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     The exchange agent will establish accounts with respect to the Champion shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Champion shares by causing DTC to transfer such Champion shares into the exchange agent"s account in accordance with DTC's procedure for the transfer. However, although delivery of Champion shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Champion shares are tendered either by a registered holder of Champion shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for Champion shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Champion shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     THE METHOD OF DELIVERY OF CHAMPION SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

GUARANTEED DELIVERY

     If you wish to tender Champion shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Champion shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

          (a) you make your tender by or through an eligible institution;

          (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

          (c) the certificates for all tendered Champion shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, we will exchange Champion shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Champion shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Champion shares tendered and accepted for exchange by us and with respect to any and all other Champion shares and other securities issued or issuable in respect of the Champion shares on or after June 16, 2000. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock and the cash consideration for Champion shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Champion shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Champion shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Champion's stockholders or otherwise. We reserve the right to require that, in order for Champion shares to be deemed validly tendered, immediately upon our exchange of those Champion shares, we must be able to exercise full voting rights with respect to such Champion shares.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Champion shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Champion shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer (other than the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for IP shares to be issued in our offer), or any defect or irregularity in the tender of any Champion shares. No tender of Champion shares will be deemed to have been validly made until all defects and irregularities in tenders of Champion shares have been cured or waived. Neither we, the exchange agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Champion shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

     The tender of Champion shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain United States federal income tax consequences to Champion stockholders that exchange Champion common stock for IP common stock and cash pursuant to the offer and the merger. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to Champion stockholders in light of their particular circumstances or to Champion stockholders subject to special treatment under United States federal income tax law (including, without limitation, partnerships, foreign persons who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, certain U.S. expatriates, persons that hold Champion common stock as part of a straddle, hedge, conversion transaction or other integrated investment, Champion stockholders whose functional currency is not the United States dollar and Champion stockholders who acquired Champion common stock through the exercise of employee stock options or otherwise as compensation). This discussion is limited to Champion stockholders that hold their Champion common stock as capital assets and does not consider the tax treatment of Champion stockholders that hold Champion common stock through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation or any aspect of the Foreign Investment in Real Property Tax Act of 1980.

     A Champion stockholder that receives IP common stock and cash in exchange for that stockholder's Champion common stock pursuant to the offer and the merger will realize gain or loss equal to the difference between (a) the sum of the fair market value of the IP common stock (on the expiration date of the offer or at the effective time of the merger, as the case may be) and the amount of cash received including any additional payment, and (b) that stockholder's adjusted tax basis in the Champion common stock exchanged therefor. The recognized gain or loss will constitute capital gain or loss. Any capital gain or loss recognized will constitute long-term capital gain or loss if the Champion stockholder's holding period for the Champion common stock exchanged is greater than one year as of the expiration date or at the effective time of the merger, as the case may be. The IP shares received by Champion stockholders in exchange for Champion shares pursuant to the offer or the merger will have a tax basis equal to their fair market value on the expiration date or at the effective time of the merger, as the case may be, and a new holding period beginning on the day following the applicable valuation date.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. CHAMPION STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM.

PURPOSE OF OUR OFFER; THE MERGER; APPRAISAL RIGHTS

     Purpose. We are making the offer in order to acquire all of the outstanding shares of Champion common stock. We intend, as soon as practicable after completion of the offer, to have Purchaser merge with Champion. The purpose of the merger is to acquire all Champion shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding Champion share (except for Champion shares held in Champion's treasury and Champion shares that we hold for our own account) would be converted into the right to receive the same number of IP shares and the same amount of cash as is paid in the offer.

     Approval of the Merger. Under Section 903 of the NYBCL, for a company, such as Champion, that was incorporated in New York State prior to February 22, 1998, the approval of the board of directors of a such company and the affirmative vote of the holders of two-thirds of its outstanding shares are required to approve and adopt a merger and a merger agreement. The Champion board of directors has previously approved the merger. Accordingly, if we complete the offer (after satisfaction of the minimum tender condition), we would have a sufficient number of Champion shares to approve the merger without the affirmative vote of any other holder of Champion shares. Therefore, unless the merger is consummated in accordance with the short-form merger provisions under the NYBCL described below (in which case no action by the stockholders of Champion, other than IP, will be required to consummate the merger), the only remaining corporate action of Champion will be the approval and adoption of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding Champion shares.

     Possible Short-Form Merger. Section 905 of the NYBCL would permit the merger to occur without a vote of Champion's stockholders (a "short-form merger") if IP were to acquire at least 90% of the outstanding Champion shares in the offer or otherwise (including as a result of purchases by IP during any subsequent offering period). If, however, IP does not acquire at least 90% of the then outstanding Champion shares pursuant to the offer or otherwise, and a vote of Champion's stockholders is required under the NYBCL, a longer period of time will be required to effect the merger. IP has agreed in the merger agreement to effect the merger at the earliest practicable time, and if it obtains ownership of 90% of the outstanding Champion shares in the offer, to effect the merger as a short-form merger.

     Appraisal Rights. Champion stockholders do not have appraisal rights in connection with the offer.

     If more than two-thirds but less than 90% of the outstanding Champion shares are validly tendered and not properly withdrawn in the offer, we will effect a long form merger (as described above) as permitted under Section 903 of the NYBCL. Champion stockholders who have not exchanged their Champion shares in the offer will not have appraisal rights in connection with a long form merger.

     However, if at least 90% of the outstanding Champion shares are validly tendered and not properly withdrawn in the offer, we will effect a short form merger (as described above) as permitted under Section 905 of the NYBCL, Champion stockholders at the time of a short-form merger will have the right under Section 910 of the NYBCL to dissent and demand appraisal of their Champion shares. Stockholders dissenting under Section 910 of the NYBCL who comply with the applicable statutory procedures will be entitled to receive judicial determination of the fair value of their Champion shares and to receive payment of such fair value in cash, together with a rate of interest, if any.

CONDITIONS OF OUR OFFER

     The offer is subject to a number of conditions, which are described below:

  Minimum Tender Condition

     There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Champion shares which will constitute at least two-thirds of the total number of outstanding Champion shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Champion shares had been so converted, exercised or exchanged) as of the date that we accept the Champion shares pursuant to our offer. Based on information supplied by Champion, the number of Champion shares needed to satisfy the minimum tender condition would have been 64,601,826 as of May 16, 2000.

  Antitrust Condition

     This condition would be satisfied if all waiting periods under the HSR Act, any applicable European antitrust laws and the Competition Act (Canada) have expired or been terminated.

  Registration Statement Effectiveness Condition

     The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

  NYSE Listing Condition

     The shares of IP common stock issuable to Champion stockholders in the offer and the merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  Other Conditions of the Offer


     The offer is also subject to the conditions that, at the expiration date:


     (1) There shall not have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect a preliminary or permanent injunction or other order which prohibits, restrains, restricts or enjoins the consummation of the offer,

     (2) There shall not have been enacted, entered, promulgated or enforced by any court or governmental authority any federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind which prohibits, restrains, restricts or enjoins the consummation of the offer or has the effect of making the offer illegal,

     (3) There shall not have occurred any event that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Champion and its subsidiaries, taken as a whole,

     (4) Champion shall not have breached or failed to perform in all material respects any of its obligations under the merger agreement,

     (5) (i) The representations and warranties of Champion contained in the merger agreement that are qualified by reference to a material adverse effect on Champion and its subsidiaries, taken as a whole, shall be true when made or at any time prior to the consummation of the offer as if made at and as of that time, or (ii) the representations and warranties of Champion contained in the merger agreement that are not so qualified shall be true when made or at any time prior to the consummation of the offer as if made at and as of that time, except, in the case of clause (ii) only, for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a material adverse effect on Champion and its subsidiaries, taken as a whole, and

     (6) The merger agreement shall not have been terminated.

     The conditions of the offer described above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions, including any action or inaction by us. We may, in our sole discretion, waive these conditions in whole or in part, other than the minimum tender condition (which may only be waived with Champion's consent), the regulatory approvals condition and the IP conditions relating to the absence of an injunction and the effectiveness of the registration statement for the common shares to be issued in the offer. The determination as to whether any condition has been satisfied shall be in our good faith judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding anything to the contrary in this prospectus, we cannot and will not assert any of the conditions to the offer, other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the SEC, at any time after the expiration date of the offer. Notwithstanding the fact that we reserve the right to assert the failure of a regulatory condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel our obligation to exchange properly tendered Champion shares, we will either promptly exchange such Champion shares or promptly return such Champion shares.

REGULATORY APPROVALS

     Except as set forth herein, we are not aware of any licenses or regulatory permits that appear to be material to the business of Champion and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Champion shares in the offer. In addition, except as set forth herein, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Champion shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Champion's or its subsidiaries' businesses, or that certain parts of Champion's, IP's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Champion shares in the offer.

     State Takeover Laws. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the offer or the merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. Of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan Plc v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Article 16 of the NYBCL requires the bidder for the shares of a New York corporation to file a registration statement with the attorney general and to satisfy certain disclosure requirements.

     Section 912 of the NYBCL prohibits any "business combination" (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any "interested stockholder" for a period of five years after the date on which the interested stockholder became an interested stockholder. An "interested stockholder" is defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation. After such five-year period, a business combination between a New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The restrictions of the NYBCL do not apply, however, to any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors of the New York corporation prior to the date on which the interested stockholder becomes such.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, or whose business operations otherwise have substantial economic effects in such states. Champion, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws as described above. Except for those provisions of the NYBCL set forth above, IP and the Purchaser do not believe that any such takeover statutes are applicable to the offer or the merger and have not attempted to comply with any such state takeover statutes in connection therewith.

     IP, Purchaser and Champion have complied with Article 16 and Champion has taken all actions necessary to ensure that Section 912 of the NYBCL will not apply in connection with the offer or the merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer or the merger, and nothing herein nor any action that we take in connection with the offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer or the merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the offer or the merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Champion shares tendered in the offer or be delayed in continuing or consummating the offer. In that case, we may not be obligated to accept for purchase, or pay for, any Champion shares tendered.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Champion shares pursuant to the offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, we filed a Notification and Report Form with respect to the offer with the Antitrust Division and the FTC on April 27, 2000. On May 17, 2000, we received early termination of the 30-day waiting period applicable to the purchase of Champion shares pursuant to the offer, thereby concluding the Antitrust Division and FTC pre-merger review process.

     Private parties (including individual states) may also bring legal actions under the antitrust laws. We do not believe that the consummation of the offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. For a description of certain conditions to the offer, including conditions with respect to litigation and certain governmental actions and for certain termination rights in connection with antitrust suits, see "Conditions of Our Offer."

  Canadian Regulatory Considerations.

     The Competition Act (Canada) (the "Act") generally requires pre-merger notification to the Commissioner of Competition (the "Commissioner") of transactions that exceed certain financial thresholds, and in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to the Act's notification requirements, notice must be given to the Commissioner prior to the completion of the transaction and the transaction may not be completed before the applicable waiting period has expired. That waiting period may be either 14 or 42 days after the day on which the Commissioner certifies the pre-merger notification to be complete, depending upon the type of filing that is made, or in certain circumstances that is required by the Commissioner.

     Regardless of whether a merger transaction is notifiable under the Act, the Commissioner may review that transaction to determine its likely impact on competition. The Commissioner's review may extend beyond the pre-merger notification waiting periods described above.

     If the Commissioner determines that a merger transaction would likely lessen or prevent completion substantially, the Commissioner may apply to the Competition Tribunal, a specialized administrative body empowered to deal with these matters, for an order to require, among other things, the disposition of the Canadian assets or shares acquired (in the case of a completed merger), or to prevent the acquisition of Canadian assets or shares (in the case of a proposed transaction). The Tribunal also has the authority to grant interim relief in appropriate circumstances.

     Alternatively, the Commissioner may issue an "Advance Ruling Certificate" to the effect that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Act. Where an Advance Ruling Certificate is issued, and the transaction to which it relates is substantially completed within one year, the Commissioner cannot seek an order of the Tribunal in respect of the transaction solely on the basis of information that is the same or substantially the same as the information which formed the basis for the issuance of the Advance Ruling Certificate. If the Commissioner does not choose to issue an Advance Ruling Certificate, he may issue instead a "no-action" advisory opinion to the effect that he does not intend to challenge the transaction at that time but retains the authority to do so for three years following the completion of the transaction.

     Pursuant to the requirements of the Act, we filed our required notice with respect to the offer with the Commissioner. On May 26, 2000, the statutory waiting period prescribed by the Act expired. Although we do not believe that the offer gives rise to substantive concerns under the Act, there can be no assurance that a challenge to the offer will not be made pursuant to the Act, or, if such a challenge is made, what the outcome will be.

     Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian, which exceed certain financial thresholds or involve certain industries, are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act (the "Minister") is satisfied that the transaction is likely to be of net benefit to Canada.

     If a transaction is not subject to review, a party is required only to notify the Minister of the transaction 30 days following closing
("Notification").

     We have concluded that only a post-closing Notification will be required and we will make such Notification within 30 days following closing of the offer as required.

     Foreign Approvals. Champion owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Champion shares in the offer or the merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Champion's operations conducted in those countries and jurisdictions as a result of the acquisition of the Champion shares in the offer or the merger. If such approvals or consents are found to be required, we intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause Champion or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Champion or any subsidiary of Champion after purchase of the Champion shares pursuant to the offer or the merger.

CERTAIN EFFECTS OF OFFER

     Reduced Liquidity; Possible Delisting. The tender of Champion shares pursuant to the offer will reduce the number of holders of Champion shares and the number of Champion shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Champion shares held by the public. Champion shares are listed and principally traded on the NYSE. Depending on the number of Champion shares acquired pursuant to the offer, following consummation of the offer, Champion shares may no longer meet the requirements of the NYSE for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Champion shares if, among other things, (i) the number of publicly held Champion shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more Champion shares should fall below 1,200 or (iii) the aggregate market value of publicly held shares should fall below $5 million.

     According to Champion, there were, as of May 16, 2000, approximately 96,902,738 Champion common shares outstanding, held by 13,548 holders of record.

     If the NYSE were to delist the Champion shares, including after the exchange of shares in the offer but prior to the merger, the market for them could be adversely affected. It is possible that Champion shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through The Nasdaq Stock Market (which we refer to as "NASDAQ") or by other sources. The extent of the public market for the Champion shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Champion shares remaining at such time, the interest in maintaining a market in the Champion shares on the part of securities firms, the possible termination of registration of Champion shares under the Securities Exchange Act of 1934, as described below, and other factors.

     Status as "Margin Securities." The Champion shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Champion shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the Champion shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Champion shares would be ineligible as collateral for margin loans made by brokers.

     Registration Under the Exchange Act. Champion shares are currently registered under the Exchange Act. Champion can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Champion shares. Termination of registration of the Champion shares under the Exchange Act would reduce the information that Champion must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Champion shares. In addition, if Champion shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Champion. Furthermore, the ability of "affiliates" of Champion and persons holding "restricted securities" of Champion to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

SOURCE AND AMOUNT OF FUNDS

     We expect to obtain the funds necessary to finance the offer partially from our internal resources and also from borrowings under the credit facilities described below and sales of debt securities with various maturities in the capital markets. The offer is not conditioned upon any financing being obtained.

     We have received commitment letters from Credit Suisse First Boston, New York branch to provide financing that will be, together with our existing cash resources and the proceeds of any sale of debt securities, sufficient to consummate the offer and the merger, to pay related costs and expenses and to refinance certain existing indebtedness of Champion.

     Pursuant to two existing commitment letters (the "Commitment Letters"), Credit Suisse First Boston, New York branch has agreed to (i) structure, arrange and syndicate and (ii) commit to provide for, and serve as administrative agent and lead arranger for financing in the principal amount of $6,050,000,000 (the "Credit Facilities"). Under the terms of the Commitment Letters, the Credit Facilities would be used to (i) finance all or a portion of (a) the cash consideration paid in the offer, (b) on the date of the merger, the remaining cash consideration payable in respect of the merger, if any, (c) the existing indebtedness of Champion to the extent required to be refinanced in connection with the offer and the merger and (d) the related fees and expenses and (ii) after the date of the merger, for our other general corporate purposes.

     Except for the Credit Facilities, IP does not currently have any alternative financing sources for the offer or the merger in place.

RELATIONSHIPS WITH CHAMPION

     Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Champion, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Champion or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1996 had any transaction with Champion or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

     On April 17, 2000, we purchased 1,000 Champion shares at a price of $47.750. On April 24, 2000, we purchased 230,100 Champion shares at a price of $50.9765. Except for the foregoing, (i) neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any Champion shares and (ii) neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has effected any transaction in the Champion shares during the past 60 days.

ACCOUNTING TREATMENT

     The merger of Champion and IP will be accounted for as a "purchase," as such term is used under generally accepted accounting principles, commonly referred to as "GAAP", for accounting and financial reporting purposes. Champion will be treated as the acquired corporation for such purposes. Champion's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of IP. Applicable income tax effects of such adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings over a 40-year period following completion of the merger. For further information concerning the amount of goodwill to be recorded in connection with the merger and the amortization thereof, see Note (d) of Notes to the Pro Forma Condensed Combined Financial Statements (Unaudited) on page 53.

     IP has prepared the unaudited pro forma financial information contained in this prospectus using the purchase accounting method to account for the offer and the merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 48.

FEES AND EXPENSES

     IP has retained Credit Suisse First Boston Corporation to act as the Dealer Manager in connection with the offer and to provide certain financial advisory services to IP in connection with the offer and the merger. Credit Suisse First Boston will receive customary compensation for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. We have agreed to indemnify Credit Suisse First Boston and related persons against certain liabilities and expenses in connection with its services as the Dealer Manager and financial advisor, including certain liabilities and expenses under the federal securities laws. From time to time, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of Champion for their own account or for the accounts of customers and, accordingly, may hold a long or short position in such securities.

     We have retained Innisfree M&A Incorporated as Information Agent in connection with the offer. The Information Agent may contact holders of Champion shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Champion shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

     In addition, we have retained ChaseMellon Shareholder Services, L.L.C. as the Exchange Agent. We will pay the Exchange Agent reasonable and customary compensation for its services in connection with the offer, will reimburse the Exchange Agent for its reasonable out-of-pocket expenses and will indemnify the Exchange Agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Champion shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

STOCK EXCHANGE LISTING

     Our common stock is listed on the NYSE under the symbol "IP". We will make an application to list on the NYSE the common stock that we will issue pursuant to the offer and the merger.

                              THE MERGER AGREEMENT

     The following description of the merger agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the merger agreement is attached as Annex A to this prospectus. All shareholders are urged to read the merger agreement in its entirety because it is the legal document that governs the offer and the merger.

THE OFFER

     Terms of the Offer. The merger agreement provides for the commencement by Purchaser of this offer to purchase all outstanding shares of Champion common stock for shares of IP common stock having a value of $25, subject to the limitation described below, and $50 in cash for each outstanding share of common stock of Champion that is validly tendered and not properly withdrawn. The merger agreement also provides that the number of shares of IP common stock into which each share of Champion common stock will be converted in the offer will be determined by dividing $25 by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of IP common stock on the New York Stock Exchange for the 15 trading days randomly selected by lot by IP and Champion together from the 30 consecutive trading days ending on the third trading day prior to the expiration date. The merger agreement further provides that if Purchaser does not close the offer on June 16, 2000, the initial expiration date, by virtue of the failure of any of the antitrust regulatory conditions to the offer to be satisfied, IP and Purchaser will pay to the holders of shares of Champion common stock cash interest at a rate of 8.00% per annum (calculated on the basis of a 365 day calendar year) on the $75 per share offer consideration from and after the initial expiration date of the offer until the acceptance for payment of shares of Champion common stock validly tendered and not properly withdrawn in the offer.

     The merger agreement prohibits Purchaser, without the consent of Champion, from amending or waiving the minimum tender condition or amending the offer to change the form of consideration to be paid, decreasing the price per share of Champion common stock or the number of shares of Champion common stock sought in the offer, imposing additional conditions to the offer, extending the expiration date of the offer except as described below or making any other change which is adverse to the holders of the shares of Champion common stock.

     Mandatory Extensions of the Offer. If any of the conditions to the offer is not satisfied or waived on any scheduled expiration date of the offer, at the request of Champion, Purchaser will extend the offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided that Purchaser is not required to extend the offer beyond September 30, 2000.

     Optional Extensions of the Offer. Purchaser will have the right to extend the offer (i) for one or more periods (not in excess of 10 business days each) but in no event ending later than September 30, 2000 if, at the scheduled or extended expiration date of the offer, any of the conditions to the offer has not been satisfied or waived, until such conditions are satisfied or waived and
(ii) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer or any period required by applicable law.

     Prompt Payment for Champion Shares after the Closing of the Offer. Subject to the conditions of the offer, Purchaser will accept for payment and pay for, as promptly as practicable after the expiration of the offer, all shares of Champion common stock validly tendered and not properly withdrawn pursuant to the offer.

THE MERGER

     The Merger. The merger agreement provides that Purchaser will be merged with and into Champion as soon as practicable following the satisfaction or waiver of the conditions set forth in the merger agreement. Under the terms of the merger agreement, at the closing of the merger, each share of Champion common stock will be converted into the right to receive from Purchaser the same per share consideration paid to holders of Champion common stock who exchanged their Champion shares in the offer. Notwithstanding the foregoing, the merger consideration will not be payable in respect of Champion shares held by Champion, IP or any of their respective subsidiaries.

     Effective Time of the Merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of New York or such later time as is agreed by Champion and IP and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable after satisfaction or waiver of the conditions described below under "The Merger Agreement -- Conditions of the Merger."

CHAMPION BOARD OF DIRECTORS

     Upon the acceptance for payment of shares of Champion common stock pursuant to the offer, IP will be entitled to designate a number of directors (rounded up to the next whole number) that equals the product of (i) the total number of directors on Champion's board of directors and (ii) the percentage that the number of shares beneficially owned by IP and Purchaser bears to the total number of shares of Champion common stock. Until the merger has become effective, Champion's board of directors will consist of at least two members who were directors of Champion prior to the consummation of the offer. The merger agreement provides that, prior to the effective time of the merger, the affirmative vote of a majority of the continuing Champion directors will be required to

     - terminate the agreement on behalf of Champion,

     - amend the agreement when such amendment requires approval of Champion's board of directors,

     - extend the time for performance of IP or Purchaser's obligations under the merger agreement or

     - approve any other action of Champion which adversely affects the holders of Champion common stock.

TREATMENT OF CHAMPION STOCK OPTIONS AND RESTRICTED STOCK UNITS

     The merger agreement provides that each outstanding option to purchase shares of Champion common stock which has been granted under Champion's stock plans, programs, arrangements and agreements, including those granted to the executive officers of Champion, whether or not vested or exercisable, will be cancelled in exchange for a single lump cash payment by IP at the effective time of the merger in an amount equal to the product of (i) the number of shares of Champion common stock subject to such option immediately prior to the effective time of the merger and (ii) the excess, if any, of $75 over the exercise price per share subject to such option.

     The merger agreement also provides that each restricted stock unit granted to an employee or former employee of Champion, whether or not vested, outstanding immediately prior to the effective time of the merger shall be cancelled in exchange for a single lump sum cash payment of $75, payable by IP at the effective time of the merger.

COVENANTS AND REPRESENTATIONS AND WARRANTIES

     Reasonable Best Efforts. The merger agreement provides that each of IP and Champion will use its reasonable best efforts to take all actions necessary to close the offer and the merger.

     Conduct of Business Pending Merger. The merger agreement obligates Champion, until the closing of the merger, to conduct its operations in the ordinary and usual course of business consistent with its past practice. The merger agreement expressly restricts the ability of Champion to engage in certain material transactions, such as purchases and sales of assets or the sale or redemption of outstanding securities of Champion, without the prior written consent of IP, which consent will not be unreasonably withheld or delayed.

     No Solicitation of Alternative Transactions. The merger agreement provides that, except in the circumstances described below, Champion will not (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (as defined below),
(ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the offer or the merger, (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any third party any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of Champion's equity securities. However, the merger agreement does provide that prior to the closing of the offer, in response to an unsolicited Takeover Proposal that did not result from a breach by Champion of its obligations not to solicit alternative transactions and following delivery to IP of notice of the Takeover Proposal, Champion may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms) to any third party which makes a bona fide written Takeover Proposal if a majority of Champion's board of directors (i) reasonably determines in good faith (after consultation with an independent, nationally recognized investment bank) that taking such action would be reasonably likely to lead to the delivery to Champion of a Superior Proposal (as defined below) and (ii) determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to take such actions(s) in order to comply with its fiduciary duties under applicable law.

     "Takeover Proposal" means any inquiry, proposal or offer from any third party relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of Champion or any of its significant subsidiaries or 15% or more of any class of equity securities of Champion or any of its significant subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning all or any portion of any class of equity securities of Champion or any of its significant subsidiaries or
(iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of Champion or any of its significant subsidiaries other than the offer or the merger.

     "Superior Proposal" means a bona fide written Takeover Proposal made by a third party to purchase at least two-thirds of the outstanding equity securities of Champion pursuant to a tender offer, exchange offer, merger or other business combination (i) on terms which a majority of Champion's board of directors determines in good faith (after consultation with an independent, nationally recognized investment bank) to be superior to Champion and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated by the merger agreement and any alternative proposed by IP in accordance with the termination right described below under "-- Termination of the Merger Agreement -- Termination by Champion" below and (ii) which is reasonably capable of being consummated.

     Duty to Recommend the Offer and the Merger. The merger agreement prohibits Champion's board of directors from approving or recommending, or proposing to approve or recommend, any Takeover Proposal or approving, recommending or causing Champion to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. However, the merger agreement does provide that prior to the closing of the offer Champion may take any of such actions in connection with the termination of the merger agreement as described below under "-- Termination of the Merger Agreement -- Termination by Champion" if a third party makes a Superior Proposal.

     Antitrust Laws. Each of the parties to the merger agreement will take all actions necessary to make the filings required under any applicable antitrust laws in connection with the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides that each of IP and Champion will use its "reasonable best efforts" to resolve any objections which may be asserted with respect to the transactions contemplated by the merger agreement under any applicable antitrust law. As applied to both IP and Champion, "reasonable best efforts" means that each party will

     - file with the appropriate antitrust authorities at the earliest practicable date a notification and report form with respect to the transactions contemplated by the merger agreement,

     - substantially comply with a formal request for information and documents from an antitrust authority at the earliest possible date following such request, and

     - oppose vigorously any litigation relating to the offer, the merger or any other transaction contemplated by the merger agreement, including appealing any adverse court order; provided that if any order, injunction or decree prohibiting the offer, merger or other transactions contemplated by the merger agreement remains in effect on September 30, 2000, then IP may terminate the merger agreement in accordance with its provisions.

     In addition, if Champion has complied with the above obligations and has not frustrated or impeded IP's strategy or negotiating positions with any antitrust authority, "reasonable best efforts" under the merger agreement requires IP and Purchaser to accept an order requiring IP, Purchaser or Champion to agree to commit to divest, hold separate, offer for sale, abandon, limit its operations of or take similar action with respect to any assets or business interests of it as are necessary to consummate the offer and merger. However, the merger agreement does not require IP or Purchaser to comply with such order of disposition which, if complied with, could reasonably be expected to have a material adverse effect on IP.

     Employee Benefits.  See "Interests of Certain Persons".

     Representations and Warranties. The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. All representations and warranties of each party expire at the closing of the merger.

CONDITIONS OF THE OFFER

     See "The Offer -- Conditions of Our Offer".

CONDITIONS OF THE MERGER

     The obligations of IP, Purchaser and Champion to consummate the merger are subject to the satisfaction of the following conditions:

     - To the extent required by applicable law the merger agreement shall have been approved and adopted by the Champion stockholders,

     - No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger,

     - IP common stock to be issued in the merger shall have been authorized for listing on the NYSE, subject to official notice of issuance,

     - The registration statement on Form S-4 relating to the merger shall have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order, and

     - Purchaser shall have purchased shares of Champion common stock in the offer.

TERMINATION OF THE MERGER AGREEMENT

     Termination by Mutual Agreement. The merger agreement may be terminated at any time prior to the closing of the merger by mutual written consent of IP and Champion.

     Termination by either IP or Champion. The merger agreement may be terminated by either IP or Champion if:

     (1) the offer has not been consummated on or before September 30, 2000 (the "Termination Date"), unless the failure to consummate the offer is the result of a material breach or failure to fulfill a material obligation of the merger agreement by the party seeking termination, or

     (2) any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the closing of the offer or the merger, and such order, decree, ruling or other action shall have become final and nonappealable.

     Termination by IP. The merger agreement may be terminated at any time prior to the closing of the offer by IP if:

     (1) Champion breaches in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement, which would give rise to the failure of any of the conditions set forth in paragraphs (4) and (5) under "The Offer -- Conditions of Our Offer -- Other Conditions of the Offer" and cannot be or has not been cured prior to the Termination Date, or

     (2) (i) Champion or Champion's board of directors (w) enters into any agreement to effect any Takeover Proposal other than the offer or the merger, (x) amends, conditions, qualifies, withdraws or modifies, or proposes or resolves to do so, in a manner adverse to IP, its approval and recommendation of the offer and the merger, or (y) approves or recommends, or proposes to approve or recommend, any Takeover Proposal other than the offer or the merger, or (ii) Champion or Champion's board of directors resolves to do any of the foregoing; or

     (3) Champion breaches any of its obligations under "Covenants and Representations and Warranties -- No Solicitation of Alternative Transactions" above, "Covenants and Representations and Warranties -- Duty to Recommend the Offer and the Merger" above or "-- Termination by Champion" below.

     Termination by Champion. The merger agreement may be terminated at any time prior to the closing of the offer by Champion if a Superior Proposal is received by Champion and the Champion board of directors reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to terminate the merger agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; provided that Champion may not terminate the merger agreement pursuant to the right described in this paragraph unless and until: (i) three business days have elapsed following delivery to IP of a written notice of such determination by the Champion board of directors and during such three business day period Champion has fully cooperated with IP, including, without limitation, informing IP of the terms and conditions of such Superior Proposal, and the identity of the third party making such Superior Proposal, with the intent of enabling IP and Champion to agree to a modification of the terms and conditions of the merger agreement so that the offer and the merger may be effected; (ii) at the end of such three business day period the Takeover Proposal continues to constitute a Superior Proposal and the Champion board of directors confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate the merger agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, IP receives all fees and expenses described under "Termination Fees" below and (y) immediately following such termination Champion enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

TERMINATION FEES

     Termination Fees Payable by Champion to IP. In the event that the merger agreement is terminated by IP as described under "-- Termination of the Merger Agreement -- Termination by IP" (other than as described in clause (i)(x) of paragraph (2) of such section) above or by Champion as described under "-- Termination of the Merger Agreement -- Termination by Champion" above, then Champion shall (i) reimburse IP for all of its Expenses (as defined below) and
(ii) pay to IP in immediately available funds a termination fee in an amount equal to $300 million (the "Termination Fee").

     If the merger agreement is terminated by IP or Champion as described in paragraph (1) under "-- Termination of the Merger Agreement -- Termination by either IP or Champion" above and (x) a Takeover Proposal has been made and publicly announced or communicated to Champion's stockholders after the date of the merger agreement and prior to the Termination Date and, to the extent applicable, (y) concurrently with or within twelve (12) months of the date of such termination a Third Party Acquisition Event occurs, then Champion shall (i) within one business day of the date of termination as described in the first bullet point under "-- Termination of the Merger Agreement -- Termination by either IP or Champion" above (A) pay to IP 50% of the Termination Fee and (B) reimburse IP for all of its Expenses, and (ii) within one business day of the occurrence of such a Third Party Acquisition Event pay to IP 50% of the Termination Fee.

     If the merger agreement is terminated by IP as described under clause
(i)(x) of paragraph (2) under "-- Termination of the Merger
Agreement -- Termination by IP" above, then (i) Champion shall (A) pay to IP 50% of the Termination Fee and (B) reimburse IP for all of its Expenses and (ii) if concurrently with or within 12 months after such termination a Third Party Acquisition Event occurs, then Champion shall pay to IP 50% of the Termination Fee within one business day of the occurrence of such a Third Party Acquisition Event.

     "Expenses" means documented and reasonable out-of-pocket fees and expenses up to a maximum aggregate amount of $10 million incurred or paid in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

     "Third Party Acquisition Event" means (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of Champion or of the consolidated assets of Champion and its subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of the merger agreement would have constituted a Takeover Proposal or (ii) the entering into by Champion or any of its subsidiaries of a definitive agreement with respect to any such transaction.

AMENDMENTS

     The merger agreement may be amended by action taken by IP, Purchaser and Champion at any time prior to the closing of the merger. However, no amendment may be made which by law requires further approval by the shareholders of Champion without such further approval. The merger agreement provides that following the closing of the offer, any amendment of the merger agreement, any termination of the merger agreement by Champion, any extension by Champion of the time for the performance of any of the obligations or other acts of IP or Purchaser or waiver of any of Champion's rights under the merger agreement will require the concurrence of a majority of the Champion directors then in officer who neither were designated by Purchaser nor are Champion employees.

                          INTERESTS OF CERTAIN PERSONS

     The information contained in the Information Statement attached as Schedule I to the Schedule 14D-9 of Champion dated May 19, 2000 is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Champion or its affiliates and Champion's executive officers, directors or affiliates, or between Champion or its affiliates and IP or the Purchaser or their respective executive officers, directors or affiliates, is either incorporated herein by reference as a result of the previous sentence or set forth below.

     Treatment of Options and Restricted Stock Units. The merger agreement provides that each outstanding option to purchase Champion shares which has been granted under Champion's stock plans, programs, arrangements and agreements, including those granted to the executive officers of Champion, whether or not vested or exercisable, will be cancelled in exchange for a single lump cash payment by IP at the effective time of the merger in an amount equal to the product of the number of Champion shares subject to such option immediately prior to the effective time of the merger and the excess, if any, of $75 over the exercise price per share of such option. The aggregate cash value (measured by calculating the difference between $75 per share and the weighted average exercise price) for all outstanding options held by Champion's executive officers is approximately $30,000,000.

     The merger agreement also provides that each restricted stock unit granted to an employee or former employee of Champion, whether or not vested, outstanding immediately prior to the effective time of the merger shall be cancelled in exchange for a single lump sum cash payment of $75, payable by IP at the effective time of the merger.

     Employment and Severance Agreements. The merger will constitute a "change in control" of Champion within the meaning of Champion's employment or severance agreements with fourteen Champion executives. All of these agreements provide for the payment in a lump sum of the following amounts if the executive is terminated without cause (as defined in the relevant employment or severance agreement) within three years after a change in control of Champion: (1) severance pay and medical, dental and disability coverage, for two years in the event of certain types of terminations or three years (except with respect to one executive, who will only receive benefits measured by a deemed severance period of two years) in the event of other types of terminations; (2) except with respect to one executive, the present value of all of the executive's retirement benefits, other than the portion attributable to Champion's qualified pension plan, after providing credit for two additional years of service in the event of certain types of terminations or three additional years of service in the event of other types of terminations; and (3) an amount sufficient to make the executive whole with respect to any applicable excise tax on benefits received in connection with a change in control. In addition, Champion would be required to pay the executive's legal expenses if Champion does not make the required payments under the agreements.

     Each agreement further provides that Champion will fund the foregoing amounts through a trust when a potential change in control occurs. A potential change in control occurred in connection with the signing of the Champion-UPM merger agreement. Accordingly, Champion has previously placed into trust approximately $159 million to fund its potential payment obligations. It is anticipated that an additional approximately $40 million will be required largely as a result of the treatment of options and restricted stock units in the merger agreement.

     With respect to nine of the fourteen Champion executives, the merger agreement provides that, upon certain terminations of employment, those executives will receive benefits measured by a deemed severance period of three years (except with respect to one executive, who will receive benefits measured by a deemed severance period of two years); provided that (1) such executive continues to be employed by Champion after the closing date of the merger and does not terminate his employment prior to December 31, 2000, (2) the date of termination of such executive shall be at the election of IP if such termination occurs before December 31, 2000, (3) such executive agrees that he will not knowingly make any statement or take any action that would disparage or otherwise harm IP, Champion or their respective businesses or reputations or that of their officers, directors or shareholders and (4) such executive agrees that until the earlier of December 31, 2000 or the termination of his employment at the election of IP, he will fully cooperate with IP by providing it with such information about Champion (and other companies to the extent such information is not covered by a confidentiality agreement) as it may reasonably request and will use his reasonable best efforts to take all actions necessary or desirable to effect an orderly and expeditious integration of Champion and IP after the closing of the merger.

     Deferred Compensation Plan. The merger agreement provides that IP will honor all accrued obligations under Champion's deferred compensation and supplemental retirement plans. Each unit of deferred compensation or supplemental savings which is measured by, or deemed invested in, a share of Champion common stock (a "Phantom Share") will, if issued under a plan which gives the participants no investment alternatives, be automatically converted into a number of shares of IP phantom stock equal to the sum of (1) $50 divided by the average IP trading price for the 15 days during the pricing period prior to the expiration date and (2) the exchange ratio for the stock portion of the merger consideration. If a Phantom Share was issued under a plan which gives participants investment alternatives, then (1) one-third of each Phantom Share will automatically be converted into the number of phantom shares of IP common stock equal to the exchange ratio for the stock portion of the merger consideration; and (2) two-thirds of each Phantom Share will automatically be deemed to be converted into $50 in cash available for alternative deemed investments under the relevant plan.

     Severance Plans. The merger agreement provides that IP will honor Champion's severance policy in effect as of the effective time of the merger through at least December 31, 2001. In addition, for at least two years following the merger, IP will honor the Severance Plan for Key Employees, which currently contains up to 201 participants. For at least one year following the merger, IP will also honor the Reorganization Severance Plan which Champion will establish prior to the effective time of the merger. This plan will cover approximately 5,600 nonrepresented salaried and hourly employees, excluding any employees who have individual agreements with Champion with respect to severance.

     Champion Benefit Plans. Pursuant to the terms of the merger agreement, IP has agreed that, at least through December 31, 2001, all current and former employees of Champion will be provided with salary and benefits under employee benefit plans with terms that are at least as favorable, in the aggregate, as those currently provided by Champion. Champion will also continue to honor certain life insurance plans and agreements for its executive officers.

     Bonus Plans. The merger agreement provides that Champion will pay a pro rata bonus to certain of its employees, including its executive officers, with respect to their employment with Champion during the year 2000 through the effective time of the merger. If an employee is not terminated on or prior to December 31, 2000, this bonus will be payable on or prior to February 28, 2001 in accordance with IP's standard policies in effect for year 2000 bonuses; provided that the employee has not voluntarily terminated his or her employment on or before the bonus payment date. If an employee is terminated without cause (as defined in Champion's Severance Plan for Key Employees) prior to December 31, 2000, then the bonus will be payable within five days of termination. This bonus amount will be determined by Champion in a manner consistent with past practice and shall be reviewed with and be reasonably acceptable to IP.

     Certain of Champion's employees, including its executive officers, will also receive a pro rata bonus with respect to their employment with Champion or IP during the year 2000 from the effective time of the merger through December 31, 2000; provided that similarly situated employees of IP participate in IP's bonus plans. If an employee (1) is not terminated on or prior to December 31, 2000 and has not voluntarily terminated his or her employment on or before the bonus payment date or (2) is terminated without cause prior to December 31, 2000, then this bonus will be payable on or prior to February 28, 2001 in accordance with IP's standard policies in effect for year 2000 bonuses. This bonus will be reasonably determined by IP by application of (1) Champion's targets and (2) IP's performance measures, each as in effect on May 12, 2000.

     Retention Plan. In addition, Champion will establish a retention plan for certain of its employees. This plan will have an aggregate cost of up to $11,500,000 and will include participants who are determined as reasonably and mutually acceptable to IP and Champion. Payment under this plan will be made to Champion's employees who are employed by Champion at the first anniversary of the effective time of the merger or who have previously been terminated without cause, terminated as a result of death or disability or constructively terminated. A participant's payment will be equal to 50% of his or her salary as in effect immediately prior to the effective time of the merger.

     Directors' and Officers' Insurance; Indemnification. The merger agreement provides that for a period of six years from the effective time of the merger, the surviving corporation will maintain in effect Champion's existing directors' and officers' liability insurance covering those persons who were covered under such insurance on May 12, 2000 (the "Indemnified Parties"); provided that IP is not required to expend an amount in excess of 225% of the annual premiums currently paid by Champion for such insurance. If such insurance coverage is not otherwise available, IP will cause its directors' and officers' liability insurance then in effect to cover those persons who are covered on May 12, 2000 with respect to those matters covered by Champion's directors' and officers' liability policy.

     The surviving corporation of the merger will also indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' service as officers, directors, employees or agents of Champion or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of Champion or any of its subsidiaries occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement. In the event that any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to the effective time of the merger, the surviving corporation will pay, as incurred, such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to certain notice and cooperation provisions, the surviving corporation of the merger will pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnification provisions of the merger agreement or any action involving an Indemnified Party resulting from the transactions contemplated by the merger agreement.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     IP common stock is listed and traded on the NYSE under the symbol "IP." Champion common stock is listed and traded on the NYSE under the symbol "CHA."

     The following table sets forth, for the periods indicated, the high and low sales prices per share of IP common stock and Champion common stock as reported on the NYSE Composite Tape, and the quarterly cash dividends per share declared with respect thereto.

                                               INTERNATIONAL PAPER COMMON STOCK               CHAMPION COMMON STOCK
                                           ----------------------------------------    ------------------------------------
                                           HIGH          LOW           DIVIDENDS(A)    HIGH          LOW          DIVIDENDS
                                           ----          ----          ------------    ----          ---          ---------
1998
First Quarter............................   52 5/8        40 7/8          $0.26         57 1/2       43 5/8         $0.05
Second Quarter...........................   55 1/4        42 1/2           0.26         58 7/16      44 3/4          0.05
Third Quarter............................   49 3/8        35 1/2           0.26         49 15/16     29 1/2          0.05
Fourth Quarter...........................   49 3/16       40 3/16          0.27         44 1/2       25 11/16        0.05
1999
First Quarter............................   47 1/4        39 1/2          $0.26         45           33 3/8         $0.05
Second Quarter...........................   59 1/2        42 11/16         0.25         61 3/4       41              0.05
Third Quarter............................   56 1/16       46 15/16         0.25         64 1/2       47 9/16         0.05
Fourth Quarter...........................   57 11/16      43 9/16          0.25         64           48 9/16         0.10
2000
First Quarter............................   58 5/8        33 3/8          $0.25         66           47 11/16       $0.15
Second Quarter (through May 12, 2000)....   43 5/8        36 3/4           0.25         73 3/8       49 7/8            --

---------------
(a) IP's annual dividend has remained at $1.00 per common share since 1996. However, cash dividends declared per common share have been restated to include dividends declared by Union Camp Corporation, a company acquired by IP in 1999 in a transaction accounted for as a pooling-of-interests.

     On May 12, 2000, the last trading day prior to the announcement of the execution of the merger agreement, the last sales price of Champion common stock was $70 1/2 per share and the last sales price of IP common stock was $36 7/8 per share, as reported on the NYSE Composite Tape. On May 17, 2000, the most recent practicable trading day prior to the printing of this prospectus, the last sales price of Champion common stock was $73 1/4 per share and the last sales price of IP common stock was $39 1/16 per share.

     The market prices of shares of Champion common stock and IP common stock are subject to fluctuation. As a result, Champion and IP shareholders are urged to obtain current market quotations.

     On May 16, 2000, there were approximately 13,548 holders of record of Champion common stock and approximately 32,268 holders of record of IP common stock.

IP DIVIDEND POLICY

     The holders of IP common stock receive dividends if and when declared by the IP board of directors out of funds legally available therefor. IP expects to continue paying quarterly cash dividends on IP common stock. However, IP cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon business conditions, operating results, capital and reserve requirements and the IP board of directors' consideration of other relevant factors.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial information presented herein gives effect to the merger of IP and Champion. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheets of IP and Champion as if the merger occurred as of March 31, 2000, after giving effect to the purchase accounting and the other adjustments described in the notes thereto. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the three months ended March 31, 2000 and the year ended December 31, 1999 assume that the merger occurred on January 1, 1999. The pro forma information has been prepared assuming for purposes of these calculations that the IP share price will equal $36.836, the final sales price on the NYSE Composite Tape on May 12, 2000 and, therefore, the stock consideration for each of Champion's common shares will be equal to .6787 shares of IP common stock, or an aggregate of approximately 65.6 million shares of IP common stock.

     The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger. As described in the accompanying notes, estimates of the fair values of Champion and its subsidiaries' assets and liabilities have been combined with the recorded values of the assets and liabilities of IP and its subsidiaries. However, changes to the adjustments included in the unaudited pro forma condensed combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. In addition, the results of operations of Champion subsequent to March 31, 2000 will affect the allocation of the purchase price. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma condensed combined financial statements.

     The Unaudited Pro Forma Condensed Combined Statements of Earnings exclude any non-recurring costs of IP acquiring Champion. These amounts cannot be determined until the merger is completed. IP expects to achieve certain reductions in costs subsequent to the merger as a result of the combination and consolidation of the operations of IP and Champion. To comply with the SEC's pro forma reporting rules, the cost reductions reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings have been limited to specific salary and benefit costs that are expected to be eliminated after the merger.

     The unaudited pro forma condensed combined financial statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented. These unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the consolidated financial statements, including accompanying notes, of IP and Champion included in the documents described under "Where You Can Find More Information."

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      FOR THE QUARTER ENDED MARCH 31, 2000

                                            INTERNATIONAL
                                                PAPER          CHAMPION       PRO FORMA     PRO FORMA
                                            (HISTORICAL)     (HISTORICAL)    ADJUSTMENTS    COMBINED
                                            -------------    ------------    -----------    ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
NET SALES.................................     $6,371           $1,368          $ (28)(a)    $7,711
                                               ------           ------          -----        ------
COSTS AND EXPENSES
  Cost of products sold...................      4,564            1,087           (163)(b)     5,488
  Selling and administrative expenses.....        521               88            (28)(c)       581
  Depreciation and amortization...........        383                             118(d)        501
  Distribution expenses...................        266                              63(e)        329
  Taxes other than payroll and income
     taxes................................         63                                            63
  Equity (earnings) losses from investment
     in Scitex............................
  Merger integration costs................          8                                             8
  Restructuring and other charges.........
  Environmental remediation charge........
  Provision for legal reserves............
                                               ------           ------          -----        ------
TOTAL COSTS AND EXPENSES..................      5,805            1,175            (10)        6,970
  Reversals of reserves no longer
     required.............................
                                               ------           ------          -----        ------
EARNINGS BEFORE INTEREST, INCOME TAXES,
  MINORITY INTEREST AND EXTRAORDINARY
  ITEM....................................        566              193            (18)          741
  Interest expense, net...................        131               50             96(f)        277
  Other (income) expense, net.............                          (6)                          (6)
                                               ------           ------          -----        ------
EARNINGS BEFORE INCOME TAXES, MINORITY
  INTEREST AND EXTRAORDINARY ITEM.........        435              149           (114)          470
  Income tax provision (benefit)..........        136               51            (36)(g)       151
  Minority interest expense, net of
     taxes................................         55                                            55
                                               ------           ------          -----        ------
EARNINGS BEFORE EXTRAORDINARY ITEM........     $  244           $   98          $ (78)       $  264
                                               ======           ======          =====        ======
EARNINGS PER COMMON SHARE BEFORE --
  EXTRAORDINARY ITEM......................     $ 0.59                                        $ 0.55(h)
                                               ======                                        ======
EARNINGS PER COMMON SHARE BEFORE --
  EXTRAORDINARY ITEM -- ASSUMING
  DILUTION................................     $ 0.59                                        $ 0.55(h)
                                               ======                                        ======
AVERAGE SHARES OF COMMON STOCK
  OUTSTANDING.............................      413.5                                         479.0
                                               ======                                        ======
AVERAGE SHARES OF COMMON STOCK
  OUTSTANDING -- ASSUMING DILUTION........      423.0                                         488.5
                                               ======                                        ======

              The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                               INTERNATIONAL
                                                   PAPER          CHAMPION       PRO FORMA     PRO FORMA
                                               (HISTORICAL)     (HISTORICAL)    ADJUSTMENTS    COMBINED
                                               -------------    ------------    -----------    ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
NET SALES....................................     $24,573          $5,268          $(104)(a)    $29,737
                                                  -------          ------          -----        -------
COSTS AND EXPENSES
  Cost of products sold......................      18,105           4,417           (659)(b)     21,863
  Selling and administrative expenses........       2,083             375           (110)(c)      2,348
  Depreciation and amortization..............       1,520                            497(d)       2,017
  Distribution expenses......................       1,098                            250(e)       1,348
  Taxes other than payroll and income
     taxes...................................         226                                           226
  Equity (earnings) losses from investment in
     Scitex..................................          (5)                                           (5)
  Merger integration costs...................         255                                           255
  Restructuring and other charges............         298                                           298
  Environmental remediation charge...........          10                                            10
  Provision for legal reserves...............          30                                            30
                                                  -------          ------          -----        -------
TOTAL COSTS AND EXPENSES.....................      23,620           4,792            (22)        28,390
  Reversals of reserves no longer required...          36                                            36
                                                  -------          ------          -----        -------
EARNINGS BEFORE INTEREST, INCOME TAXES,
  MINORITY INTEREST AND EXTRAORDINARY ITEM...         989             476            (82)         1,383
  Interest expense, net......................         541             243            398(f)       1,182
  Other (income) expense, net................                         (89)                          (89)
                                                  -------          ------          -----        -------
EARNINGS BEFORE INCOME TAXES AND MINORITY
  INTEREST...................................         448             322           (480)           290
  Income tax provision (benefit).............          86              85           (154)(g)         17
  Minority interest expense, net of taxes....         163                                           163
                                                  -------          ------          -----        -------
EARNINGS BEFORE EXTRAORDINARY ITEM...........     $   199          $  237          $(326)       $   110
                                                  =======          ======          =====        =======
EARNINGS PER COMMON SHARE -- BEFORE
  EXTRAORDINARY ITEM.........................     $  0.48                                       $  0.23(h)
                                                  =======                                       =======
EARNINGS PER COMMON SHARE BEFORE
  EXTRAORDINARY ITEM -- ASSUMING DILUTION....     $  0.48                                       $  0.23(h)
                                                  =======                                       =======
AVERAGE SHARES OF COMMON STOCK OUTSTANDING...       413.0                                         478.1
                                                  =======                                       =======
AVERAGE SHARES OF COMMON STOCK OUTSTANDING --
  ASSUMING DILUTION..........................       416.1                                         481.2
                                                  =======                                       =======

              The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 2000

                                               INTERNATIONAL
                                                   PAPER         CHAMPION      PRO FORMA      PRO FORMA
                                               (HISTORICAL)    (HISTORICAL)   ADJUSTMENTS     COMBINED
                                               -------------   ------------   -----------     ---------
                                                                    (IN MILLIONS)
ASSETS
Current Assets
  Cash and temporary investments.............     $ 1,574         $  287        $              $ 1,861
  Accounts and notes receivable, net.........       3,409            551             (3)(i)      3,957
  Inventories................................       3,306            473             51(j)       3,830
  Other current assets.......................         384            100            215(k)         699
                                                  -------         ------        -------        -------
TOTAL CURRENT ASSETS.........................       8,673          1,411            263         10,347
                                                  -------         ------        -------        -------
Plants, Properties and Equipment, Net........      14,389          3,873            775(l)      19,037
Forestlands..................................       2,895          2,288            727(l)       5,910
Investments..................................         169                                          169
Goodwill.....................................       3,207                         3,559(m)       6,766
Deferred Charges and Other Assets............       2,216            841                         3,057
                                                  -------         ------        -------        -------
TOTAL ASSETS.................................     $31,549         $8,413        $ 5,324        $45,286
                                                  =======         ======        =======        =======
LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable and current maturities of
     long-term debt..........................     $ 1,699         $  239        $ 1,728(n)     $ 3,666
  Accounts payable and accrued liabilities...       3,776            661            549(o)       4,986
                                                  -------         ------        -------        -------
Total Current Liabilities....................       5,475            900          2,277          8,652
                                                  -------         ------        -------        -------
Long-Term Debt...............................       7,250          2,526          3,184(p)      12,960
Deferred Income Taxes........................       3,442            973            635(q)       5,050
Other Liabilities............................       1,349            827                         2,176
Minority Interest............................       1,699                                        1,699
International Paper -- Obligated Mandatorily
  Redeemable Preferred Securities of
  Subsidiaries Holding International Paper
  Debentures.................................       1,805                                        1,805
COMMON SHAREHOLDERS' EQUITY
  Common stock...............................         415             56              9(r)         480
  Paid-in capital............................       4,076          1,733            617(r)       6,426
  Retained earnings..........................       6,887          2,521         (2,521)(r)      6,887
  Accumulated other comprehensive income
     (loss)..................................        (799)          (434)           434(r)        (799)
  Less: Common stock held in treasury, at
     cost....................................         (50)          (689)           689(r)         (50)
                                                  -------         ------        -------        -------
TOTAL COMMON SHAREHOLDERS' EQUITY............      10,529          3,187           (772)        12,944
                                                  -------         ------        -------        -------
TOTAL LIABILITIES AND COMMON SHAREHOLDERS'
  EQUITY.....................................     $31,549         $8,413        $ 5,324        $45,286
                                                  =======         ======        =======        =======

              The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Combined Statements of Earnings for the three months ended March 31, 2000 and year ended December 31, 1999 have been prepared as if the merger had occurred on January 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet has been prepared as if the merger had occurred on March 31, 2000. The merger has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized on a straight-line basis over 40 years.

     Preliminary allocation of the purchase price of Champion is summarized as follows (in millions):

PURCHASE PRICE
Cash consideration (including transaction expenses).........  $4,890
Value of IP common stock exchanged for Champion common stock
  outstanding...............................................   2,415
Cash consideration for all options and restricted share
  units on Champion common stock............................     138
                                                              ------
                                                              $7,443
                                                              ======

ALLOCATION OF PURCHASE PRICE
Net assets of Champion at March 31, 2000....................  $3,187
Increase (decrease) to Champion net asset value at March 31,
  2000 as a result of estimated fair value adjustments:
  Plants, properties and equipment, net.....................     775
  Forestlands...............................................     727
  Accounts payable and accrued liabilities..................    (522)
  Deferred income taxes.....................................    (450)
  Other, net................................................     167
Excess of the purchase price over the fair value of the net
  assets acquired...........................................   3,559
                                                              ------
     Total purchase price...................................  $7,443
                                                              ======

     The following is a summary of reclassifications and adjustments reflected in the Unaudited Pro Forma Condensed Combined Statements of Earnings (in millions):

          (a) Represents the elimination of net sales between Champion and IP for the year ended December 31, 1999 and the three months ended March 31, 2000 of $104 and $28, respectively.

          (b) Represents the reversal of the decrease in the LIFO reserve recorded by Champion in 1999, the elimination of cost of sales related to intercompany sales, an adjustment to the cost of timber harvested for an increase in the basis of Champion's forestlands and a reclassification of depreciation expense and distribution expenses to conform to IP's presentation.

                                                   FOR THE YEAR    FOR THE QUARTER
                                                      ENDED             ENDED
                                                   DECEMBER 31,       MARCH 31,
                                                       1999             2000
                                                   ------------    ---------------
Reversal of decrease in the LIFO reserve.........     $   6             $  --
Elimination of cost of sales from intercompany
  sales..........................................      (104)              (28)
Cost of timber harvested on step-up of Champion's
  timberlands....................................        29                 7
Reclassification of depreciation expense.........      (340)              (79)
Reclassification of distribution expenses........      (250)              (63)
                                                      -----             -----
                                                      $(659)            $(163)
                                                      =====             =====

          (c) Represents the planned reduction of salaries and benefits as a result of eliminating duplicate office and administrative functions.

          (d) Represents additional depreciation and amortization expense as a result of (i) the step-up of Champion's properties, plants and equipment;
     (ii) a reclassification of depreciation expense to conform to IP's presentation; and (iii) amortization of excess cost over net assets acquired over 40 years.

                                                      FOR THE          FOR THE
                                                     YEAR ENDED     QUARTER ENDED
                                                    DECEMBER 31,      MARCH 31,
                                                        1999            2000
                                                    ------------    -------------
Depreciation expense on step-up of Champion's
  properties, plants and equipment................      $ 68            $ 17
Reclassification of depreciation expense..........       340              79
Amortization of excess cost over Champion net
  assets acquired.................................        89              22
                                                        ----            ----
                                                        $497            $118
                                                        ====            ====

          (e) Represents a reclassification of distribution expenses to conform to IP's presentation.

          (f) Represents acquisition interest expense based upon the Champion debt at an assumed rate of 7.31%. Also included is the amortization of debt issuance costs incurred to finance the merger, which are being amortized over the terms of the debt, and amortization of a fair value adjustment on Champion's long-term debt.

                                                      FOR THE          FOR THE
                                                     YEAR ENDED     QUARTER ENDED
                                                    DECEMBER 31,      MARCH 31,
                                                        1999             2000
                                                    ------------    --------------
Interest expense..................................      $368             $92
Amortization of debt issuance cost................        22               2
Amortization of fair value adjustment on long-term
  debt............................................         8               2
                                                        ----             ---
                                                        $398             $96
                                                        ====             ===

          The interest rate on the Champion debt is preliminary and is subject to change based on various factors, including the prevailing market interest rates, the form of the ultimate financing, and IP's credit rating.

          (g) Represents the tax effect of the Unaudited Pro Forma Condensed Combined Statements of Earnings adjustments, excluding goodwill amortization, based upon the statutory tax rate.

          (h) Pro forma combined earnings per share amounts, as presented in the accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings, are based on the weighted average pro forma number of shares of IP outstanding for each period presented.

     The following is a summary of reclassifications and adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet (in millions):

          (i) Represents the elimination of receivables between Champion and IP.

          (j) Represents the elimination of Champion's LIFO inventory reserve.

          (k) Represents capitalized debt issuance costs and related expenses of $30 to finance the cash portion of the purchase of Champion shares, options and restricted share units, and the current portion of deferred taxes on the pro forma adjustments of $185.

          (l) Represents the preliminary adjustments of assets and liabilities to fair value.

          (m) Represents the preliminary estimate of excess purchase price over the fair value of Champion net assets acquired. The estimated purchase price of Champion (estimated at $7,443) includes acquisition related expenses and the value of options and restricted share units on Champion common stock.

          (n) Represents the issuance of approximately $1,728 of short-term debt to finance a portion of the cash consideration of the merger.

          (o) Represents the accrual of estimated severance-related and other expenses, including a termination fee (including expense reimbursement) of $210, resulting from the merger and the elimination of payables between Champion and IP.

                                                              MARCH 31,
                                                                2000
                                                              ---------
Accrual of estimated severance-related expenses.............    $272
Accrual of termination fee payable by Champion..............     210
Accrual of estimated other expenses.........................      70
Elimination of intercompany payables........................      (3)
                                                                ----
                                                                $549
                                                                ====

          (p) Represents the issuance of approximately $3,300 of long-term debt to finance the remainder of the cash consideration of the merger. Also includes a fair value adjustment of $116 on Champion's long-term debt assumed in the merger.

          (q) Represents the noncurrent deferred income tax effect of the pro forma adjustments.

          (r) Represents the elimination of Champion's historical equity and the issuance of shares by IP to acquire the outstanding shares of Champion. Also represents the cost of redeeming outstanding options and restricted share units of Champion common stock at March 31, 2000. The pro forma adjustments to shareholders' equity are summarized as follows:

                                                               ACCUMULATED
                                                                  OTHER
                                COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TREASURY
                                STOCK    CAPITAL   EARNINGS   INCOME (LOSS)    STOCK
                                ------   -------   --------   -------------   --------
Reversal of Champion's
  equity......................   $(56)   $(1,733)  $(2,521)       $434          $689
Issuance of IP common stock
  for Champion common stock
  outstanding.................     65      2,350
                                 ----    -------   -------        ----          ----
                                 $  9    $   617   $(2,521)       $434          $689
                                 ====    =======   =======        ====          ====

                        DESCRIPTION OF IP CAPITAL STOCK

     The following summary of the terms of IP capital stock prior to, and after completion of, the offer and the merger is not meant to be complete and is qualified by reference to the IP charter and IP by-laws. Copies of the IP charter and IP by-laws are incorporated by reference and will be sent upon request to shareholders of Champion common stock. See "Where You Can Find More Information".

GENERAL

     Under the IP charter, IP's authorized capital stock consists of:

     - 990,850,000 shares of Common Stock with $1.00 par value,

     - 8,750,000 shares of Serial Preferred Stock with $1.00 par value, and

     - 400,000 shares of Preferred Stock with no par value ("IP $4 preferred stock", together with Serial Preferred Stock, "preferred stock").

     On May 16, 2000, there were outstanding:

     - 413,514,154 shares of IP common stock,

     - employee stock options to purchase an aggregate of approximately 19,130,873 shares of IP common stock, and

     - 15,696 shares of IP preferred stock.

COMMON STOCK

     IP Common Stock Outstanding. The outstanding shares of IP common stock are, and the shares of IP common stock issued pursuant to the offer and the merger will be, duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Each holder of IP common stock is entitled to one vote for each share of IP common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. IP common stockholders do not have cumulative voting rights.

     Dividend Rights. Subject to the rights of any shares of IP preferred stock which may at the time be outstanding, holders of IP common shares are entitled to receive dividends as may be declared from time to time by the IP board of directors out of funds legally available therefor. Dividends on the IP common shares are, in effect, limited by the terms of the IP $4 preferred stock to the amount of IP's retained earnings, which at March 31, 2000 were $6.9 billion. In addition, under the IP charter, no dividends may be declared, paid, or set aside for payment on the IP common stock unless full cumulative dividends are paid on the issued and outstanding IP $4 preferred stock. If IP fails to pay dividends on IP $4 preferred stock for four quarters, holders of IP $4 preferred stock will have the right to elect one-third, or the nearest whole number thereto, of the total number of directors to be elected at the next annual shareholders' meeting and at each subsequent annual shareholders' meeting until all such dividends have been paid.

     Rights upon Liquidation or Dissolution. In the event of liquidation or dissolution, each share of IP common stock is entitled to share pro rata in any distribution of IP's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding IP $4 preferred stock. IP common stockholders have no preferential, preemptive, conversion or redemption rights.

PREFERRED STOCK

     The following summary contains a description of the principal terms of preferred stock. The description of the principal provisions of preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the IP certificate of incorporation relating to each particular series of preferred stock.

     Serial Preferred Stock. Under the IP charter, without further shareholder action, the IP board of directors is authorized to provide for the issuance of up to 8,750,000 shares of Serial Preferred Stock. Serial Preferred Stock may be issued in one or more series, with such designations of titles, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of IP, any sinking fund provisions, any conversion provisions, any voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by the IP board of directors.

     The shares of any series of Serial Preferred Stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the securities in any class of IP.

     IP $4 Preferred Stock. The IP charter authorizes the issuance of up to 400,000 shares of IP $4 preferred stock without par value. Pursuant to the applicable provisions of the IP charter, holders of the IP $4 preferred stock are entitled to receive when, as and if declared by IP's board of directors, out of funds legally available for payment, cash dividends at the rate per annum of $4.00 per share. Dividends are cumulative without interest. If dividends in full on all outstanding shares of the IP $4 preferred stock for all past quarterly dividend periods and the then current quarterly dividend period shall not have been paid, no cash dividends may be paid or distributions made to the holders of any class of stock ranking junior to the IP $4 preferred stock.

     Except as expressly provided by law or in the IP charter, shareholders of IP $4 preferred stock have no voting rights. If dividends payable on the IP $4 preferred stock are in arrears in an amount equal to four full quarterly dividends, the holders of the IP $4 preferred stock will have the right to elect one-third, or the nearest whole number thereto, of the total number of directors to be elected at the next annual meeting of shareholders and at each subsequent annual shareholders' meeting until all such dividends have been paid in full. IP must obtain the approval of holders of two-thirds of the shares of the IP $4 preferred stock in order to:

     - authorize, create or issue stock of any class ranking prior to the IP $4 preferred stock; or

     - amend the certificate of authorization of new shares relating to the IP $4 preferred stock or any provisions of the IP charter in a manner materially prejudicial to such holders.

     IP must obtain the affirmative vote of holders of a majority of the shares of the IP $4 preferred stock in order to:

     - increase the number of authorized shares of IP $4 preferred stock;

     - authorize, create or issue stock of any class ranking on a parity with the IP $4 preferred stock; or

     - sell, lease or dispose of all or substantially all of the assets of IP, other than by merger or consolidation.

     In the event of a merger or consolidation of IP in which the holders of the IP $4 preferred stock do not have appraisal rights under New York law, those holders are entitled to receive $105.00 per share of IP $4 preferred stock, unless by the terms of the merger or consolidation such holders are entitled to shares or securities which have the relative ranking, rights and preferences of the IP $4 preferred stock prior to such merger or consolidation. Under some circumstances relating to aggregate net earnings of IP, approval of holders of a majority of the IP $4 preferred stock may be required to purchase or redeem or pay cash dividends in respect of stock which is junior to the IP $4 preferred stock, including IP common shares.

     Shares of IP $4 preferred stock may be redeemed at the option of IP in whole or in part, at any time or from time to time, out of funds legally available therefor, at $105.00 per share plus an amount equal to accrued and unpaid dividends, if any, to the redemption date, whether or not earned or declared.

     Holders of shares of IP $4 preferred stock are entitled to a liquidation preference of $105.00 per share, in the event of a voluntary liquidation, dissolution or winding-up or $100.00 per share, if such liquidation, dissolution or winding-up is involuntary, plus in each case any amount equal to all dividends accrued and unpaid up to and including the date fixed for distribution, whether or not earned or declared.

     Blank Check Preferred Stock. Under the IP charter, the IP board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the IP board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such shareholder beneficially owning or commencing a tender offer for a substantial amount of IP common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of IP by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of IP's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of IP without any further action by the shareholders of IP. IP has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the IP common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF CHAMPION COMMON STOCK

     It is a condition to the offer and the merger that the shares of IP common stock issuable in the offer and the merger be approved for listing on the NYSE. If the offer is completed, Champion common stock may cease to be listed on the NYSE and, if the merger is completed, Champion common stock will cease to be listed on the NYSE.

                        COMPARISON OF STOCKHOLDER RIGHTS

     IP and Champion are incorporated under the laws of the State of New York. If the offer is completed, Champion stockholders exchanging their shares in the offer, whose rights are currently governed by the NYBCL, the certificate of incorporation of Champion and the bylaws of Champion, will, upon completion of the offer, become stockholders of IP, and their rights as such will be governed by the NYBCL, the IP certificate of incorporation and the bylaws of IP. The material differences between the rights of holders of Champion common stock and the rights of holders of IP common stock, resulting from the differences in their governing documents, are summarized below.

     The following summary does not purport to be a complete statement of the rights of holders of IP common stock under applicable New York law, the IP certificate of incorporation and the IP bylaws or the rights of the holders of Champion common stock under applicable New York law, the Champion certificate of incorporation and the Champion bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the NYBCL and the governing corporate instruments of IP and Champion, to which the holders of Champion common stock are referred. Copies of such governing corporate instruments of IP and Champion are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

  SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF CHAMPION STOCKHOLDERS
                       AND THE RIGHTS OF IP STOCKHOLDERS

---------------------------------------------------------------------------------------------
                       CHAMPION STOCKHOLDER RIGHTS               IP STOCKHOLDER RIGHTS
---------------------------------------------------------------------------------------------
     Authorized    The authorized capital stock of        The authorized capital stock of IP
        Capital    Champion is 258,531,431 shares,        is 1,000,000,000 shares,
         Stock:    8,531,431 shares of which are          990,850,000 shares of which are
                   Preference Stock, $1 par value per     Common Stock, $1.00 par value per
                   share, and 250,000,000 shares of       share, 8,750,000 shares of which
                   which are Common Stock, $.50 par       are Serial Preferred Stock, $1.00
                   value per share.                       par value per share, and 400,000
                                                          shares of which are Cumulative $4
                                                          Preferred Stock, no par value.
---------------------------------------------------------------------------------------------
      Number of    The Champion board of directors        The IP board of directors currently
     Directors:    currently consists of 10 directors     consists of 14 directors classified
                   classified into three classes of       into three classes of directors.
                   directors.
---------------------------------------------------------------------------------------------
     Removal of    Champion directors may be removed      IP directors may be removed only
     Directors:    with or without cause by the           for cause and by the affirmative
                   affirmative vote of a majority of      vote of at least 80% of the
                   the outstanding shares of Champion     outstanding shares of IP common
                   common stock.                          stock.
---------------------------------------------------------------------------------------------
    Shareholder    Champion does have a shareholder       IP does not presently have a
   Rights Plan:    rights plan.                           shareholder rights plan.

                   Champion's shareholder rights plan     While IP has no present intention
                   does not apply to the offer and the    to adopt a shareholder rights plan,
                   merger or any other tender or          the IP board of directors, pursuant
                   exchange offer for all outstanding     to its authority to issue preferred
                   shares of Champion common stock or     stock, could do so without
                   to any merger or similar               shareholder approval at any time in
                   transaction approved by the            the future. See "Description of IP
                   Champion board of directors.           Capital Stock -- IP Preferred
                                                          Stock -- Blank Check Preferred
                                                          Stock".
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                       CHAMPION STOCKHOLDER RIGHTS               IP STOCKHOLDER RIGHTS
---------------------------------------------------------------------------------------------
   Amendment of    The Champion charter may be amended    Except for the matters specified
        Charter    with the approval of a majority of     below, the IP charter may be
                   the Champion board of directors and    amended with the approval of a
                   a majority of the outstanding          majority of the IP board of
                   shares of Champion common stock.       directors and a majority of the
                                                          outstanding shares of IP common
                                                          stock.

                                                          The approval of at least 80% of the
                                                          outstanding shares of IP common
                                                          stock (as well as the approval of a
                                                          majority of the IP board of
                                                          directors) is required to amend the
                                                          provisions of the IP charter
                                                          relating to:

                                                          - classification of the IP board of
                                                            directors and the term served by
                                                            each class of IP directors,
                                                          - establishment of criteria for the
                                                            removal of IP directors,
                                                          - an increase or decrease in the
                                                          size of the IP board of directors
                                                            or a class of directors of the IP
                                                            board of directors, and
                                                          - the indemnification of IP
                                                          directors.
---------------------------------------------------------------------------------------------

                                 LEGAL MATTERS

     The validity of the IP common stock offered hereby will be passed upon for IP by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of IP included in IP's Annual Report on Form 10-K for its fiscal year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

     The audited financial statements of Union Camp Corporation as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, not separately presented in IP's Annual Report on Form 10-K, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report appears therein, and are incorporated by reference in this Registration Statement. Such financial statements, to the extent they have been included in the financial statements of IP have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Champion included in Champion's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and in giving such report.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements concerning the financial condition, results of operations and business of IP following the consummation of its proposed acquisition of Champion, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of IP's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition, projected earnings per share of the combined company following the proposed acquisition and the restructuring charges estimated to be incurred in connection with the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.

     These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

     - cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame,

     - operating results following the proposed acquisition may be lower than expected,

     - competitive pressure among companies in our industry may increase significantly,

     - costs or difficulties related to the integration of the businesses of IP and Champion may be greater than expected,

     - adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company,

     - general economic conditions, whether nationally or in the market areas in which IP and Champion conduct business, may be less favorable than expected,

     - legislation or regulatory changes may adversely affect the businesses in which IP and Champion are engaged, or

     - adverse changes may occur in the securities markets.

     See "Where You Can Find More Information."

                                                                      SCHEDULE I

              DIRECTORS AND EXECUTIVE OFFICERS OF IP AND PURCHASER

                     DIRECTORS AND EXECUTIVE OFFICERS OF IP

     Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of IP. Each person identified below is a United States citizen. The principal business address of IP and, unless otherwise indicated, the business address of each person identified below is Two Manhattanville Road, Purchase, New York 10577.

                                  IP DIRECTORS

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Peter I. Bijur                         Director since July 8, 1997. Chairman and chief executive
Texaco Inc.                            officer of Texaco Inc. He joined Texaco in 1966 and was
2000 Westchester Avenue                elected senior vice president in May of 1992. He became vice
White Plains, NY 10650                 chairman of the board in January 1996, and was elected to
                                       his current position in July 1996. He is also chairman of
                                       the American Petroleum Institute, a member of The Business
                                       Council, the Business Council of New York State, Inc., The
                                       Business Roundtable, the National Petroleum Council, and the
                                       Council on Foreign Relations and serves on the Board of
                                       Trustees of The Conference Board.

John T. Dillon                         Director since March 1, 1991. Chairman of the board and
                                       chief executive officer of IP since 1996. Prior thereto he was president and chief operating officer in 1995. He is
                                       also a director of Caterpillar Inc. He is chairman of the
                                       board of The National Council on Economic Education and a
                                       member of The Business Roundtable.

Robert J. Eaton                        Director since January 10, 1995. Chairman of the board of
CIMS 480-01-01                         management of DaimlerChrysler AG from 1999 to April 2000,
1000 Chrysler Drive                    and chairman of Chrysler from 1993 to 1998. He is a fellow
Auburn Hills, MI 48326-2766            of both the Society of Automotive Engineers and the
                                       Engineering Society of Detroit and chairman of the National
                                       Academy of Engineering. He is a member of The Business
                                       Roundtable and the Business Council.

Samir G. Gibara                        Director since March 9, 1999. Chairman of the board, chief
The Goodyear Tire & Rubber Company     executive officer and president of The Goodyear Tire &
1144 East Market Street                Rubber Company since 1996. Prior to that time he served in
Akron, OH 44316-0001                   various managerial posts and became vice president of
                                       finance and chief financial officer in 1992. He was elected president and chief operating officer in 1995. He is a
                                       member of The Business Roundtable.

James A. Henderson                     Director since February 1, 1999. Chairman and chief
301 Washington Avenue                  executive officer of Cummins Engine Company, Inc. from 1995
P.O. Box 808                           to December 1999. He is a director of SBC Communications
Columbus, IN 47202                     Inc., Rohm and Haas Company, Ryerson Tull, Inc. and Landmark
                                       Communications, Inc. He is also a member of The Business
                                       Roundtable and The Business Council.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
John R. Kennedy                        Director since March 12, 1996. President and chief executive
JRK Financial Corporation              officer of Federal Paper Board Company, Inc. from 1975 to
125 Elm Street                         1996. He is a director of DeVlieg Bullard, Inc., Chase Brass
New Canaan, CT 06840                   Industries, Inc., Holnam, Inc., Pioneer Companies, Inc.,
                                       Spartech Corporation and Modis Professional Services. He is
                                       director and chairman of the board of Georgetown University, on the board of governors of the United Nations Association of the United States of America, and one of the directors
                                       for the Foreign Policy Association.

Robert D. Kennedy                      Director since May 4, 1999. Chairman of the board and chief
39 Old Ridgebury Road                  executive officer of Union Carbide Corporation from 1986 to
Section J-4                            1995. He was retired from 1995 until March 1998. From March
Danbury, CT 06817-0001                 1998 until September 1999, he was chairman of UCAR
                                       International Inc. He is on the board of Union Carbide
                                       Corporation, Kmart Corporation, LionOre Mining International
                                       Ltd., Sunoco Inc., and Chase Industries. He is also on the
                                       Advisory Board of The Blackstone Group and RFE Investment
                                       Partners.

W. Craig McClelland                    Director since May 4, 1999. Chairman of the board and chief
50 Tice Boulevard                      executive officer of Union Camp Corporation from 1994 until
Woodcliff Lake, NJ 07675               April 1999. Previously he served as president and chief
                                       operating officer from 1989 to 1994. He is a director of
                                       Allegheny Teledyne, Inc., WaterPik Technologies, Inc. and
                                       PNC Financial Corporation and serves as co-chairman of the
                                       Global Advisory Council, an affiliate of The Conference
                                       Board.

Donald F. McHenry                      Director since April 14, 1981. Distinguished Professor of
The IRC Group LLC                      Diplomacy at Georgetown University since 1981. He is
1320 19th Street, N.W.                 president of the IRC Group LLC and a director of AT&T, The
Suite 41                               Coca-Cola Company, Fleet Boston Financial, the First
Washington, DC 20016                   National Bank of Boston, SmithKline Beecham plc, and the
                                       Institute for International Economics. He is a trustee of
                                       Columbia University and chairman of the board of Africare.

Patrick F. Noonan                      Director since December 14, 1993. Chairman of the board of
The Conservation Fund                  The Conservation Fund (a nonprofit organization dedicated to
Suite 1120                             conserving America's land and water resources) and
1800 North Kent Street                 previously also its chief executive officer since 1985.
Arlington, VA 22209                    Prior thereto he was president of The Nature Conservancy. He is a trustee of The National Geographic Society. He is also a director of Ashland, Inc., the Fund for Government
                                       Investors, Saul Centers REIT, and the American Gas
                                       Association Index Fund. He is a member of the Board of
                                       Visitors of Duke University School of the Environment.

Jane C. Pfeiffer                       Director since June 14, 1977. Management consultant. She is
1050 Beach Road                        a director of Ashland, Inc., J.C. Penney Company, Inc., and
Johns Island                           The MONY Group. She is a trustee of The Conference Board,
Vero Beach, FL 32963                   the University of Notre Dame and the Overseas Development
                                       Council and a member of The Council on Foreign Relations.

Jeremiah J. Sheehan                    Director since May 4, 1999. Chairman of the board and chief
11901 Aberdeen Landing Terrace         executive officer of Reynolds Metals Company from 1996 to
Midlothian, VA 23113                   2000. Prior to that he was president and chief operating
                                       officer from 1994 until 1996. He is a director of the
                                       Federal Reserve Bank of Richmond and Universal Corporation.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Charles R. Shoemate                    Director since November 1, 1994. Chairman, president and
Bestfoods                              chief executive officer of Bestfoods. He was elected
International Plaza                    president and a member of its board of directors in 1988,
700 Sylvan Avenue                      chief executive officer in August 1990, and chairman in
P.O. Box 8000                          September 1990. He is a director of CIGNA Corporation,
Englewood Cliffs, NJ 07632             Texaco Inc., and the Grocery Manufacturers of America, Inc.
                                       He is a member of The Business Roundtable and chairman of
                                       The Conference Board.

C. Wesley Smith                        Director since December 12, 1995. Executive vice
6400 Poplar Avenue                     president-operating group of IP since 1998. Prior thereto he
Memphis, TN 38197                      was executive vice president- printing papers from 1992.

                             IP EXECUTIVE OFFICERS

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
John T. Dillon                         Director since March 1, 1991. Chairman of the board and
                                       chief executive officer of IP since 1996. Prior thereto he was president and chief operating officer in 1995. He is
                                       also a director of Caterpillar Inc. He is chairman of the
                                       board of The National Council on Economic Education and a
                                       member of The Business Roundtable.

John V. Faraci                         Senior vice president and chief financial officer since
                                       1999. Prior thereto he was chief executive officer and
                                       managing director of Carter Holt Harvey since 1995.

Andrew R. Lessin                       Vice president-finance since April 2000 and prior to that
                                       vice president and controller since 1995.

William B. Lytton                      Senior vice president and general counsel since January
                                       1999. Prior thereto he was vice president and general
                                       counsel since 1996, and vice president and general counsel for Lockheed Martin Electronics from 1995 to 1996.

James P. Melican                       Executive vice president-legal and external affairs. He
                                       assumed his current position in 1991.

David W. Oskin                         Executive vice president-consumer packaging since 1995.
                                       Prior thereto he was chief executive officer and managing
                                       director of Carter Holt Harvey Limited of New Zealand from
                                       1992 to 1995.

Marianne M. Parrs                      Executive vice president-administration since 1999. Prior
                                       thereto she was executive vice president and chief financial officer from 1995 to 1999. She was staff vice president-tax from 1993 to 1995.

C. Wesley Smith                        Executive vice president-operations group since 1998. From
                                       1992 to 1998, he was executive vice president-printing
                                       papers. He has been a director since 1995.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Purchaser. Each person identified below is a United States citizen. The principal business address of Purchaser and, unless otherwise indicated, the business address of each person identified below is Two Manhattanville Road, Purchase, New York 10577.


C. Cato Ealy                           Director and Vice President of Condor Acquisition
                                       Corporation since March 1, 2000. Vice President -- Corporate
                                       Development of IP.

William B. Lytton                      Director and President of Condor Acquisition Corporation
                                       since May 1, 2000. Senior vice president and general counsel of IP since January 1999. Prior thereto he was vice
                                       president and general counsel of IP since 1996, and vice
                                       president and general counsel for Lockheed Martin
                                       Electronics from 1995 to 1996.

Carol M. Samalin                       Secretary of Condor Acquisition Corporation since March 1,
                                       2000. Assistant Secretary of IP.

Julius A. Weiss                        Treasurer of Condor Acquisition Corporation since March 1,
                                       2000. Assistant Treasurer of IP since 1993. Prior thereto he was controller of the Container Division of IP.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          INTERNATIONAL PAPER COMPANY,
                         CONDOR ACQUISITION CORPORATION
                                      AND
                       CHAMPION INTERNATIONAL CORPORATION

                            DATED AS OF MAY 12, 2000

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE 1
DEFINITIONS
Section 1.01.   Definitions.................................................   A-1

ARTICLE 2
THE OFFER
Section 2.01.   The Offer...................................................   A-5
Section 2.02.   Company Action..............................................   A-6
Section 2.03.   Directors...................................................   A-7

ARTICLE 3
THE MERGER
Section 3.01.   The Merger..................................................   A-8
Section 3.02.   Certificate of Incorporation of the Surviving Corporation...   A-8
Section 3.03.   By-Laws of the Surviving Corporation........................   A-8
Section 3.04.   Directors and Officers of the Surviving Corporation.........   A-8
Section 3.05.   Closing.....................................................   A-8

ARTICLE 4
CONVERSION OF SHARES AND RELATED MATTERS
Section 4.01.   Conversion of Capital Stock.................................   A-8
Section 4.02.   Exchange of Shares..........................................   A-9
Section 4.03.   Exchange of Certificates....................................   A-9
Section 4.04.   Company Stock Options and Stock Rights......................  A-11

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 5.01.   Due Organization, Good Standing and Corporate Power.........  A-12
Section 5.02.   Authorization and Validity of Agreement.....................  A-13
Section 5.03.   Capitalization..............................................  A-13
Section 5.04.   Consents and Approvals; No Violations.......................  A-14
Section 5.05.   Company Reports and Financial Statements....................  A-14
Section 5.06.   Information to Be Supplied..................................  A-15
Section 5.07.   Absence of Certain Events...................................  A-15
Section 5.08.   Litigation..................................................  A-15
Section 5.09.   Title to Properties; Encumbrances...........................  A-16
Section 5.10.   Compliance with Laws........................................  A-16
Section 5.11.   Company Employee Benefit Plans..............................  A-16
Section 5.12.   Employment Relations and Agreement..........................  A-18
Section 5.13.   Taxes.......................................................  A-18
Section 5.14.   Intellectual Property.......................................  A-19
Section 5.15.   Broker's or Finder's Fee....................................  A-19
Section 5.16.   Environmental Laws and Regulations..........................  A-19
Section 5.17.   State Takeover Statutes.....................................  A-20
Section 5.18.   Voting Requirements; Board Approval; Appraisal Rights.......  A-20

                                                                              PAGE
                                                                              ----
Section 5.19.   Opinion of Financial Advisor................................  A-21
Section 5.20.   Trust Agreement.............................................  A-21
Section 5.21.   Termination of Existing Agreements..........................  A-21

ARTICLE 6
  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 6.01.   Due Organization, Good Standing and Corporate Power.........  A-21
Section 6.02.   Authorization and Validity of Agreement.....................  A-21
Section 6.03.   Capitalization..............................................  A-22
Section 6.04.   Consents and Approvals; No Violations.......................  A-22
Section 6.05.   Parent Reports and Financial Statements.....................  A-23
Section 6.06.   Information to Be Supplied..................................  A-24
Section 6.07.   Absence of Certain Events...................................  A-24
Section 6.08.   Litigation..................................................  A-24
Section 6.09.   Title to Properties; Encumbrances...........................  A-24
Section 6.10.   Compliance with Laws........................................  A-25
Section 6.11.   Parent Employee Benefit Plans...............................  A-25
Section 6.12.   Employment Relations and Agreement..........................  A-26
Section 6.13.   Taxes.......................................................  A-26
Section 6.14.   Intellectual Property.......................................  A-27
Section 6.15.   Broker's or Finder's Fee....................................  A-27
Section 6.16.   Environmental Laws and Regulations..........................  A-28
Section 6.17.   Ownership of Capital Stock..................................  A-28
Section 6.18.   No Prior Activities.........................................  A-28
Section 6.19.   Financing...................................................  A-28

ARTICLE 7
  TRANSACTIONS PRIOR TO CLOSING DATE
Section 7.01.   Access to Information Concerning Properties and Records.....  A-28
Section 7.02.   Confidentiality.............................................  A-28
Section 7.03.   Conduct of the Business of the Company Pending the Closing
                Date........................................................  A-29
Section 7.04.   Conduct of the Business of Parent Pending the Closing
                Date........................................................  A-31
Section 7.05.   Company Shareholder Meeting; Preparation of Proxy
                Statement/Prospectus........................................  A-32
Section 7.06.   Reasonable Best Efforts.....................................  A-33
Section 7.07.   No Solicitation.............................................  A-33
Section 7.08.   Notification of Certain Matters.............................  A-35
Section 7.09.   Antitrust Laws..............................................  A-35
Section 7.10.   Directors' and Officers' Insurance..........................  A-36
Section 7.11.   Public Announcements........................................  A-37
Section 7.12.   Transfer Tax................................................  A-37
Section 7.13.   NYSE Listing................................................  A-37
Section 7.14.   Affiliates of the Company...................................  A-37
Section 7.15.   Employee Benefits...........................................  A-37
Section 7.16.   Section 16 Matters..........................................  A-40
Section 7.17.   Voting of Shares............................................  A-41

                                                                              PAGE
                                                                              ----

ARTICLE 8
CONDITIONS TO THE MERGER
Section 8.01.   Conditions to Obligations of Each Party.....................  A-41
Section 8.02.   Conditions To the Obligations of Parent and Merger Sub......  A-41

ARTICLE 9
  TERMINATION AND ABANDONMENT
Section 9.01.   Termination.................................................  A-41
Section 9.02.   Effect of Termination.......................................  A-42
Section 9.03.   Payment of Certain Fees.....................................  A-42

ARTICLE 10
  MISCELLANEOUS
Section 10.01.  Representations and Warranties..............................  A-43
Section 10.02.  Extension; Waiver...........................................  A-43
Section 10.03.  Notices.....................................................  A-44
Section 10.04.  Entire Agreement............................................  A-44
Section 10.05.  Binding Effect; Benefit; Assignment.........................  A-44
Section 10.06.  Amendment and Modification..................................  A-45
Section 10.07.  Further Actions.............................................  A-45
Section 10.08.  Headings....................................................  A-45
Section 10.09.  Enforcement.................................................  A-45
Section 10.10.  Counterparts................................................  A-45
Section 10.11.  Applicable Law..............................................  A-45
Section 10.12.  Severability................................................  A-45
Section 10.13.  Waiver of Jury Trial........................................  A-45

EXHIBITS
Exhibit A       Rule 145 Affiliate Agreement

SCHEDULES
Company Disclosure Letter
Parent Disclosure Letter

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2000 (this "AGREEMENT"), by and among INTERNATIONAL PAPER COMPANY, a New York corporation ("PARENT"), CONDOR ACQUISITION CORPORATION, a New York corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUB"), and CHAMPION INTERNATIONAL CORPORATION, a New York corporation (the "COMPANY").

     WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is advisable and in the best interests of each corporation and their respective shareholders to effect a business combination between Parent and the Company, and accordingly have agreed to effect the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth herein (the "MERGER"); and

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.01. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "ACQUISITION AGREEMENT" shall have the meaning set forth in Section
7.07(b).

     "AFFILIATE" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "AGREEMENT" shall have the meaning set forth in the preamble hereto.

     "ANTITRUST AUTHORITIES" shall have the meaning set forth in Section
7.09(d).

     "ANTITRUST LAW" shall have the meaning set forth in Section 7.09(d).

     "AVERAGE PRICE" shall have the meaning set forth in Section 2.01(a).

     "BCL" shall have the meaning set forth in Section 2.02(a).

     "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

     "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
3.01(a).

     "CERTIFICATE" shall have the meaning set forth in Section 4.01(c).

     "CLAIMS" shall have the meaning set forth in Section 5.16.

     "CLOSING" shall have the meaning set forth in Section 3.05.

     "CLOSING DATE" shall have the meaning set forth in Section 3.05.

     "CODE" shall have the meaning set forth in Section 5.11(a).

     "COMPANY" shall have the meaning set forth in the preamble hereto.

     "COMPANY COMMON STOCK" shall mean the Company's common stock, par value $0.50 per share, including the associated rights (the "RIGHTS") to purchase the Series C Participating Cumulative Preference Stock of the Company issued pursuant to the Rights Agreement between the Company and the rights agent thereunder.

     "COMPANY DISCLOSURE LETTER" shall have the meaning set forth in Article 5.

     "COMPANY EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 5.11(a).

     "COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 5.14(a).

     "COMPANY MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of (i) any change in (x) U.S. or global economic or industry conditions, (y) changes in U.S. or global financial markets or conditions or (z) any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing and/or (ii) the announcement of this Agreement or the transactions contemplated hereby or the termination of the Agreement and Plan of Merger, dated as of February 17, 2000, by and among the Company, UPM-Kymmene Corporation and Blue Acquisition, Inc.

     "COMPANY MULTIEMPLOYER PLANS" shall have the meaning set forth in Section 5.11(b).

     "COMPANY OPTIONS" shall mean the options to purchase shares of the Company Common Stock, whether issued pursuant to a Company Employee Benefit Plan or otherwise.

     "COMPANY PREFERRED STOCK" shall have the meaning set forth in Section 5.03(a).

     "COMPANY PROPERTY" shall have the meaning set forth in Section 5.16.

     "COMPANY RECOMMENDATION" shall have the meaning set forth in Section
7.05(a).

     "COMPANY SEC REPORTS" shall have the meaning set forth in Section 5.05(a).

     "COMPANY SECURITIES" shall mean shares of the Company Common Stock and the Company Options.

     "COMPANY SHAREHOLDER APPROVAL" shall mean the approval of not less than two-thirds of the vote of all outstanding shares of Company Common Stock of this Agreement and the Merger at the Company Shareholder Meeting.

     "COMPANY SHAREHOLDER MEETING" shall have the meaning set forth in Section 7.05(a).

     "COMPANY STOCK PLANS" shall have the meaning set forth in Section 4.04(a).

     "COMPANY STOCK RIGHTS" shall have the meaning set forth in Section 4.04(a).

     "COMPETITION ACT" shall have the meaning set forth in Section 5.04.

     "CONTINUING DIRECTORS" shall have the meaning set forth in Section 2.03(a).

     "CONTRACTS" shall have the meaning set forth in Section 5.04.

     "EFFECTIVE TIME" shall have the meaning set forth in Section 3.01(a).

     "ENVIRONMENTAL CLAIMS" shall have the meaning set forth in Section 5.16.

     "ENVIRONMENTAL LAW" shall have the meaning set forth in Section 5.16.

     "ERISA" shall have the meaning set forth in Section 5.11(a).

     "EUROPEAN ANTITRUST LAWS" shall have the meaning set forth in Section 5.04.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" shall have the meaning set forth in Section 4.02.

     "EXCHANGE FUND" shall have the meaning set forth in Section 4.03(a).

     "EXCHANGE RATIO" shall have the meaning set forth in Section 2.01(a).

     "EXPENSES" shall have the meaning set forth in Section 9.03(b).

     "FUNDING AMOUNT" shall have the meaning set forth in Section 5.20.

     "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

     "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Section 5.04.

     "HAZARDOUS MATERIALS" shall have the meaning set forth in Section 5.16.

     "HSR ACT" shall have the meaning set forth in Section 5.04.

     "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.10(b).

     "ISSUANCE OBLIGATION" shall have the meaning set forth in Section 5.03(a).

     "LAWS" shall have the meaning set forth in Section 5.04.

     "LIENS" shall have the meaning set forth in Section 6.03(b).

     "MERGER" shall have the meaning set forth in the first recital hereto.

     "MERGER REGISTRATION STATEMENT" shall have the meaning set forth in Section 6.06(a).

     "MERGER SUB" shall have the meaning set forth in the preamble hereto.

     "MERGER SUB COMMON STOCK" shall mean Merger Sub's common stock, par value $1.00 per share.

     "MINIMUM CONDITION" shall have the meaning set forth in Section 2.01(a).

     "NAMED EXECUTIVE" shall have the meaning set forth in Section 7.15(j).

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "OFFER" shall have the meaning set forth in Section 2.01(a).

     "OFFER DOCUMENTS" shall have the meaning set forth in Section 2.01(b).

     "OFFER REGISTRATION STATEMENT" shall have the meaning set forth in Section 2.01(b).

     "OPTION" shall have the meaning set forth in Section 4.04(a).

     "ORDERS" shall have the meaning set forth in Section 5.04.

     "ORDERS OF DISPOSITION" shall have the meaning set forth in Section 7.09(b)(iii).

     "PARENT" shall have the meaning set forth in the preamble hereto.

     "PARENT COMMON STOCK" shall mean Parent's common stock, par value $1.00 per share.

     "PARENT DISCLOSURE LETTER" shall have the meaning set forth in Article 6.

     "PARENT EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 6.11(a).

     "PARENT INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 6.14(a).

     "PARENT MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of
(i) any change in (x) U.S. or global economic or industry conditions, (y) changes in U.S.

or global financial markets or conditions or (z) any generally applicable change in law, rule or regulation, GAAP or interpretation of any of the foregoing and/or (ii) the announcement of this Agreement or the transactions contemplated hereby.

     "PARENT MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 6.11(b).

     "PARENT PREFERRED STOCK" shall have the meaning set forth in Section
6.03(a).

     "PARENT PROPERTY" shall have the meaning set forth in Section 6.16.

     "PARENT SEC REPORTS" shall have the meaning set forth in Section 6.05(a).

     "PERMITS" shall have the meaning set forth in Section 5.10(b).

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, a group and a government or other department or agency thereof.

     "PHANTOM SHARE" shall have the meaning set forth in Section 7.15(b).

     "POST-CLOSING PERIOD" shall have the meaning set forth in Section 7.15(i).

     "PROXY STATEMENT/PROSPECTUS" shall mean the proxy statement/prospectus included in the Merger Registration Statement relating to the Company Shareholder Meeting.

     "RELEASE" shall have the meaning set forth in Section 5.16.

     "RETURNS" shall have the meaning set forth in Section 5.13(a).

     "RULE 145 AFFILIATES" shall have the meaning set forth in Section 7.14.

     "RULE 145 AFFILIATE AGREEMENT" shall have the meaning set forth in Section 7.14.

     "SCHEDULE 14D-9" shall have the meaning set forth in Section 2.02(b).

     "SCHEDULE TO" shall have the meaning set forth in Section 2.01(b).

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SIGNIFICANT SUBSIDIARY" with respect to a Person shall mean any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

     "SUBSIDIARY" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

     "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 7.07(a).

     "SURVIVING CORPORATION" shall have the meaning set forth in Section
3.01(b).

     "TAKEOVER PROPOSAL" shall have the meaning set forth in Section 7.07(a).

     "TAXES" shall have the meaning set forth in Section 5.13(a).

     "TERMINATION DATE" shall have the meaning set forth in Section 9.01(d)(i).

     "TERMINATION FEE" shall have the meaning set forth in Section 9.03(a).

     "THIRD PARTY ACQUISITION EVENT" shall have the meaning set forth in Section 9.03(b).

     "TRADING DAY" shall mean any day on which securities are traded on the NYSE.

     "TRANSFER TAXES" shall have the meaning set forth in Section 7.12.

     "TRUST AGREEMENT" shall have the meaning set forth in Section 5.20.

     "VOTING DEBT" shall have the meaning set forth in Section 5.03(a).

                                   ARTICLE 2

                                   THE OFFER

     Section 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof following the public announcement of the terms of this Agreement (but in no event later than five Business Days after the date hereof), Merger Sub shall commence an offer (the "OFFER") to purchase all of the outstanding shares of Company Common Stock at a price for each share of Company Common Stock of $50, net to the seller in cash, and a number of shares of Parent Common Stock equal to the Exchange Ratio. The Offer shall be subject only to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and/or Merger Sub, represents at least two-thirds of the shares of Company Common Stock outstanding on a fully-diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that (i) the Minimum Condition may be amended or waived only with the prior written consent of the Company and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Common Stock or the number of shares of Company Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, extends the expiration date of the Offer beyond the initial expiration date of the Offer (which shall be the 20th Business Day after the commencement of the Offer) or makes any other change which is adverse to the holders of the shares of Company Common Stock. Notwithstanding the foregoing, without the consent of the Company, Merger Sub shall have the right to extend the Offer (i) for one or more periods (not in excess of 10 Business Days each) but in no event ending later than September 30, 2000 if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. If any of the conditions to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, at the request of the Company, Parent shall cause Merger Sub to, and Merger Sub shall, extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided that Merger Sub shall not be required to extend the Offer beyond September 30, 2000. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. If Merger Sub does not accept for payment the shares of Company Common Stock in the Offer on the initial expiration date of the Offer by virtue of the failure of any of the regulatory conditions to the Offer specified in clause (i)(B) of the preamble to Annex I or clauses (c) or
(d) of Annex I to be satisfied, Parent and Merger Sub hereby agree to pay to the holders of shares of Company Common Stock cash interest at a rate of 8.00% per annum (calculated on the basis of a 365 day calendar year) on the $75 per share offer consideration from and after the initial expiration date of the Offer until the acceptance for payment of shares of Company Common Stock validly tendered and not withdrawn in the Offer. "EXCHANGE RATIO" (as the same may be adjusted pursuant to Section 4.01(d)) shall be equal to (i) $25 divided by the Average Price (as defined below), if the Average Price is greater than or equal to $34.00; or (ii) .7353, if the Average Price is less than $34.00. "AVERAGE PRICE" means the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Parent Common Stock on the NYSE, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 15 Trading Days randomly selected by lot by Parent and the Company together from the 30 consecutive Trading Days ending on the third Trading Day immediately preceding the date on which all of the conditions to the Offer set forth in Annex I hereto have been satisfied or waived.

     (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") and a Registration Statement on Form S-4 (the "OFFER REGISTRATION STATEMENT") with respect to the Offer (the Schedule TO, the Offer Registration Statement and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO and the Offer Registration Statement as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Each of Parent and Merger Sub agrees to provide the Company and its counsel with any comments Parent and Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate in the response of Parent or Merger Sub to such comments, including by participating with Parent and Merger Sub or their counsel in any discussions with the SEC or its staff.

     Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the New York Business Corporation Law (the "BCL") and (iii) subject to Section 7.07, unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Goldman, Sachs & Co. has delivered to the Company's Board of Directors its opinion as of the date hereof that the consideration to be paid in the Offer and the Merger is fair to the holders of shares of Company Common Stock from a financial point of view. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend either to tender their shares of Company Common Stock pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

     (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that, subject to Section 7.07, shall reflect the recommendations of the Company's Board of Directors referred to above; provided, however, that prior to the consummation of the Offer, the Board of Directors of the Company may amend, modify, withdraw, condition or qualify such recommendations or may take any action or make any statement inconsistent with such recommendations, to the extent a majority of the Company's Board of Directors concludes in its good faith judgment, after receiving the advice of outside legal counsel, that it is necessary to take such action in order to comply with its fiduciary duties to shareholders under applicable law. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate in the response of the Company to such comments, including by participating with the Company or its counsel in any discussions with the SEC or its staff. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

     Section 2.03. Directors. (a) Effective upon the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the provisions of this Section 2.03, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company's Board of Directors shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the "CONTINUING DIRECTORS"); provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company's Board of Directors shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or Merger Sub or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

     (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees pursuant to
Section 2.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Board of Directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent or Purchaser).

                                   ARTICLE 3

                                   THE MERGER

     Section 3.01. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, a certificate of merger (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by Merger Sub and the Company in accordance with the BCL and shall be filed with the Secretary of State of New York. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the "EFFECTIVE TIME."

     (b) At the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of New York (the "SURVIVING CORPORATION").

     (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 906 of BCL.

     Section 3.02.  Certificate of Incorporation of the Surviving
Corporation. The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     Section 3.03. By-Laws of the Surviving Corporation. The By-Laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     Section 3.04. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the BCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

     Section 3.05. Closing. The closing of the Merger (the "CLOSING") shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 as soon as practicable, but in any event within three (3) Business Days after the last of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 8 hereof is satisfied or waived or at such other time and date as the parties hereto shall agree in writing. Such date is herein referred to as the "CLOSING DATE."

                                   ARTICLE 4

                    CONVERSION OF SHARES AND RELATED MATTERS

     Section 4.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger:

          (a) Cancellation of Treasury Stock and Stock Owned by Parent and Merger Sub. All shares of Company Common Stock owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (b) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

          (c) Conversion of Company Common Stock.  Except as provided in clause
     (a) of this Section 4.01, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall be canceled in exchange for the right to receive from Parent the same amount of cash (including any cash interest payable pursuant to Section 2.01) and the same number of shares of Parent Common Stock paid in the Offer. At the Effective Time, all Company Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Company Common Stock shall thereafter represent only the right to receive cash and the number of whole shares of Parent Common Stock into which the Company Common Stock represented by such Certificate is converted pursuant to this Section 4.01(c) and the right, if any, to receive pursuant to
     Section 4.03(e) cash in lieu of fractional shares of Parent Common Stock and any dividend or distribution pursuant to Section 4.03(c), in each case without interest.

          (d) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock, issued and outstanding as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

     Section 4.02. Exchange of Shares. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company as exchange agent (the "EXCHANGE AGENT") for the purposes of exchanging the Certificates for cash and the whole number of shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted and cash in lieu of fractional shares of Parent Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Company Common Stock as of the Effective Time
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as the Surviving Corporation or Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for cash and the whole number of shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted and cash in lieu of fractional shares of Parent Common Stock.

     Section 4.03. Exchange of Certificates. (a) Exchange Agent. Within three Business Days following the Effective Time, Parent shall deposit with the Exchange Agent (i) as nominee for the benefit of the holders of Company Common Stock, the aggregate amount of cash (including any cash interest payable under Section 2.01) and the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 4.01(c) and (ii) an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional shares of Parent Common Stock in accordance with Section 4.03(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "EXCHANGE FUND"), to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets, or in money market funds which are invested in the foregoing; provided that no such investment or loss thereon shall affect the amounts payable to the Company's shareholders pursuant to this Article 4. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this
Section 4.03. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     (b) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in
Section 4.02 duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the amount of cash and a certificate or certificates representing the whole number of shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted in accordance with
Section 4.01(c), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Parent Common Stock, and (iii) the cash amount payable in lieu of fractional shares of Parent Common Stock in accordance with Section 4.03(e), in each case which such holder has the right to receive pursuant to the provisions of this Article 4, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the amount of cash and a certificate or certificates representing that whole number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted in accordance with Section 4.01(c), plus the cash amount payable in lieu of fractional shares of Parent Common Stock in accordance with Section 4.03(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.03(b) and subject to Section 4.03(c), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount of cash and the whole number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon has been converted in accordance with Section 4.01(c), plus the cash amount payable in lieu of fractional shares of Parent Common Stock in accordance with Section 4.03(e). Notwithstanding the foregoing, certificates representing Company Common Stock surrendered for exchange by any Person constituting an "Affiliate" of the Company for purposes of Section 7.14 shall not be exchanged until Parent has received a Rule 145 Affiliate Agreement (as defined in Section 7.14) as provided in Section 7.14.

     (c) Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to shares of Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 4.03(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Parent Common Stock, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Parent Common Stock. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of shares of Parent Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

     (d) No Further Ownership Rights In Company Common Stock. All shares of Parent Common Stock issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 4.03(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Offer or the Merger upon the surrender for exchange of Certificates, and such fractional shares of Parent Common Stock will not entitle the owner thereof to vote or to any rights of a holder of shares of Parent Common Stock. In lieu of any such fractional shares of Parent Common Stock, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for such Certificates (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional share of Parent Common Stock, determined by multiplying (A) the average of the last reported sales prices of Parent Common Stock, as reported on the NYSE, on each of the 20 Trading Days ending on the third Trading Day immediately preceding the acceptance for payment of shares of Company Common Stock in the Offer by (B) the fractional share of Parent Common Stock to which such holder would otherwise be entitled.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to or as directed by Parent, upon demand, and any holders of Certificates who have not theretofore complied with this
Article 4 shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate for cash or shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash payable in respect of fractional shares of Parent Common Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any securities or cash amounts remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the cash and the whole number of shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions in respect of or on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the cash and the shares of Parent Common Stock (and any dividends or distributions thereon) and cash in lieu of fractional shares of Parent Common Stock otherwise payable hereunder to any holder of Certificates in respect of the shares of Company Common Stock formerly represented thereby such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     Section 4.04. Company Stock Options and Stock Rights. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt such resolutions, take such actions and obtain such consents as may be required to effect the following, effective at the Effective Time:

          (i) each option granted to an employee or former employee of the Company (each, an "OPTION") to purchase shares of Company Common Stock theretofore granted under the Company's stock plans, programs, arrangements or agreements ("COMPANY STOCK PLANS") which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by Parent at the Effective Time and equal to the product of (x) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (y) the excess, if any, of $75 over the exercise price per share of Company Common Stock of such Option; and

          (ii) each restricted stock unit granted to an employee or former employee of the Company (each, a "COMPANY STOCK RIGHT") under any Company Stock Plan, whether or not vested, outstanding immediately prior to the Effective Time shall be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by Parent at the Effective Time and equal to $75.

     (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) and obtain such consents as are necessary to give the effect to the transactions contemplated by Section 4.04(a).

     (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Options and Company Stock Rights appropriate notices setting forth such holders' rights pursuant to the applicable Company Stock Plans, and the agreements evidencing the grants of such Options and Company Stock Rights shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.04 after giving effect to the Merger).

     (d) Except as disclosed in writing to Parent prior to the date hereof, the Company agrees that it will not grant any stock options, stock appreciation rights, stock units, deferred stock awards or other rights to acquire Company Common Stock or any other interest in Company Common Stock or any other equity security of the Company and will not take any action to accelerate the exercisability or vesting of Options or Company Stock Rights, and/or permit cash payments to holders of Options or Company Stock Rights with respect to such Options or Company Stock Rights.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in (i) the Company's disclosure letter delivered concurrently with the delivery of this Agreement (the "COMPANY DISCLOSURE LETTER") or (ii) the Company SEC Reports (as defined below) made or filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 5.01. Due Organization, Good Standing and Corporate Power. Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Company Material

Adverse Effect. Other than as set forth in Section 5.01 of the Company Disclosure Letter, the respective Certificates of Incorporation and By-Laws or other organizational documents of the Significant Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Significant Subsidiaries. Section 5.01 of the Company Disclosure Letter sets forth a list of all Significant Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage of equity ownership therein.

     Section 5.02. Authorization and Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and unanimously approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     Section 5.03. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 8,531,431 shares of preferred stock, par value $1.00 per share (the "COMPANY PREFERRED STOCK"). At the close of business on May 11, 2000: (i) 96,851,138 shares of Company Common Stock were issued and outstanding, (ii) 3,900,736 shares of Company Common Stock were reserved for issuance under the Company's stock option and stock benefit plans and arrangements, (iii) no shares of Company Preferred Stock were issued and outstanding and (iv) 15,427,059 shares of Company Common Stock were held by the Company in its treasury. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 5.03(a) of the Company Disclosure Letter and other than the Rights, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (each an "ISSUANCE OBLIGATION"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the shareholders of the Company on any matter ("VOTING DEBT"). Except as set forth in Section 5.03(a) of the Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

     (b) All of the issued and outstanding shares of capital stock of each Significant Subsidiary are validly existing, fully paid and non-assessable. Except as set forth in the Company SEC Reports or Section 5.03(b) of the Company Disclosure Letter, no Significant Subsidiary of the Company has outstanding Voting Debt and no Significant Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Significant Subsidiary of the Company and there are no obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

     (c) Except for the Company's interest in its Significant Subsidiaries, and as set forth in the Company SEC Reports or Section 5.03(c) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to the Company and its Subsidiaries, taken as a whole.

     Section 5.04. Consents and Approvals; No Violations. Assuming (i) the filings required under applicable Brazilian antitrust or competition laws, the Competition Act Canada (the "COMPETITION ACT") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (ii) the prior notification and reporting requirements of the German Act Against Restraints in Competition and other antitrust laws of the member states of the European Union as may be applicable (collectively, the "EUROPEAN ANTITRUST LAWS") are satisfied and any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iii) the prior notification and reporting requirements of other antitrust or competition laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made, (iv) the applicable requirements of the Securities Act and the Exchange Act are met, (v) the requirements under any applicable foreign or state securities or blue sky laws are met, (vi) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the BCL, are made, (vii) in the case of this Agreement the Company Shareholder Approval is received, and (viii) the requirements of any applicable state law relating to the transfer of contaminated property are met, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (A) violate or conflict with any provision of the Company's Certificate of Incorporation or the Company's By-Laws or the comparable governing documents of any of its Subsidiaries; (B) violate or conflict with any statute, law, ordinance, rule or regulation (together, "LAWS") or any order, judgment, decree, writ, permit or license (together, "ORDERS"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "GOVERNMENTAL AUTHORITY") applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) except as set forth in Section 5.04 of the Company Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) except as set forth in Section 5.04 of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation of any kind ("CONTRACTS") to which the Company or any of its Significant Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (B), (C) and (D) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.05. Company Reports and Financial Statements. (a) Since December 31, 1997, the Company and, to the extent applicable, its Subsidiaries, have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by the Company and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company and its Subsidiaries with the SEC since December 31, 1997 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. The Company has heretofore provided Parent with true and correct copies of any amendments and/or modifications to any Company SEC Reports which have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with applicable federal securities laws and the SEC rules.

     (b) Except as set forth or provided in the Company SEC Reports or Section 5.05(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by GAAP to be set forth on a consolidated balance sheet of the Company, except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.06. Information to Be Supplied. (a) Each of the Schedule 14D-9 and the Proxy Statement/ Prospectus and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or, in the case of the Proxy Statement/Prospectus, on the dates it is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 5.06, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Merger Registration Statement, the Proxy Statement/Prospectus or the Schedule 14D-9 based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 6.06.

     Section 5.07. Absence of Certain Events. Except as disclosed in the Company SEC Reports or in Section 5.07 of the Company Disclosure Letter or as required or expressly permitted by this Agreement, since December 31, 1998, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course and, except as disclosed in the Company SEC Reports or in
Section 5.07 of the Company Disclosure Letter, there has not occurred (i) any event, occurrence or conditions which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; (ii) any damage, destruction or loss which, individually or in the aggregate, resulted in or could reasonably be expected to result in, a Company Material Adverse Effect; or (iii) any increase in the compensation of, or change of control agreement with, any officer of the Company or any of its Subsidiaries or any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business.

     Section 5.08. Litigation. Except as disclosed in Section 5.08 of the Company Disclosure Letter, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that could reasonably be expected to result in a Company Material Adverse Effect or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.09.  Title to Properties; Encumbrances.  Except as disclosed in
Section 5.09 of the Company Disclosure Letter, the Company and each of its Significant Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; in each case subject to no Liens, except for (A) Liens reflected in the consolidated balance sheet as of September 30, 1999, (B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Significant Subsidiaries in the operation of its respective business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and (D) Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Significant Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) the Company and each of its Significant Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     Section 5.10. Compliance with Laws. Except as disclosed in the Company SEC Reports and except as disclosed in Section 5.10 of the Company Disclosure
Letter:

          (a) The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) The Company and its Subsidiaries hold, to the extent legally required, all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "Permits") that are required for the operation of the respective businesses of the Company and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 5.11. Company Employee Benefit Plans. (a) Set forth in Section 5.11(a) of the Company Disclosure Letter is an accurate and complete list of each material domestic or foreign employee benefit plan, within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, or agreement maintained by the Company or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 5.11, all employers (whether or not incorporated) that would be treated together with the Company and/or any such Affiliate as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "CODE")) or to which the Company or any Affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "COMPANY EMPLOYEE BENEFIT PLANS").

     (b) Except as set forth in Section 5.11(b) of the Company Disclosure Letter or disclosed in the Company SEC Reports, (i) each Company Employee Benefit Plan is in compliance with all applicable laws (including, without limitation, ERISA and the Code) and has been administered and operated in accordance with its terms, in each case except as would not have a Company Material Adverse Effect;
(ii) each Company Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Company Employee Benefit Plan covered by Title IV of ERISA, or which otherwise is a pension plan (as defined in Section 3(2) of ERISA) or provides for actuarially-determined benefits (other than any Company Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "COMPANY MULTIEMPLOYER PLAN")), as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) no Company Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no Company Employee Benefit Plan (other than any Company Multiemployer
Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (vi) as of the date of this Agreement, neither the Company nor any of its Affiliates has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Company Multiemployer Plan, and the aggregate liabilities of the Company and its Affiliates to all Company Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Company Multiemployer Plan ended prior to the date hereof, would not have a Company Material Adverse Effect; (vii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any "excess parachute payment," as such term is defined in Section 280G of the Code, or will result in any severance, bonus, retirement, job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or its Affiliates, other than any benefits, payments, accelerations or increases (1) under any Company Employee Benefit Plan that is subject to the laws of a jurisdiction outside of the United States or
(2) mandated by applicable law; (viii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the best knowledge of the Company, threatened with respect to any Company Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which would have a Company Material Adverse Effect; (ix) except as required to maintain the tax-qualified status of any Company Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Benefit Plan; and (x) there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan which would increase materially the expense of maintaining such Company Employee Benefit Plan above the level of such expense incurred for the most recently ended fiscal year.

     (c) The Company has delivered or caused to be delivered to Parent or its counsel true and complete copies of each Company Employee Benefit Plan and any related trust agreement or funding vehicle, together with all amendments thereto, and, to the extent applicable with respect thereto, (i) the current summary plan description; (ii) the most recent annual report on Internal Revenue Service Form 5500-series, including any attachments thereto; (iii) the most recent financial report; (iv) the most recent actuarial valuation report; and
(v) the most recent determination letter received from the Internal Revenue Service.

     Section 5.12. Employment Relations and Agreement. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as disclosed in the Company SEC Reports or Section
5.12 of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) during the last three years there has not been any labor strike, dispute, slowdown or stoppage or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

     Section 5.13. Taxes. Except as set forth in Section 5.13 of the Company Disclosure Letter:

          (a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing authorities all Federal income and all other material returns, statements, forms and reports for Taxes (as hereinafter defined) ("RETURNS") that are required to be filed by, or with respect to, the Company and such Subsidiaries on or prior to the Closing Date. The Returns as filed were correct and complete in all material respects. "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          (b) Payment of Taxes. All material Taxes and Tax liabilities of the Company and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

          (c) Other Tax Matters. Neither the Company nor any of its Subsidiaries has been or is the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, state or locality which could reasonably be expected to result in a material Tax liability, nor has the Company or any of its Subsidiaries received any notices from any Tax authority relating to any issue which could reasonably be expected to result in a material Tax liability.

          (d) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to material Taxes for any taxable period for which the statute of limitations has not expired.

          (e) All material Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (f) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between the Company, any of its Subsidiaries, or any predecessor or Affiliate of any of them and any other party under which the Company (or any of its Subsidiaries) could be liable for any material Taxes of any party other than the Company or any Subsidiary of the Company.

          (g) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Tax laws of any nation, state or locality.

          (h) Neither the Company nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of U.S. Federal income Taxes of the Company or any of its Subsidiaries.

          (i) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

     Section 5.14. Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect:

             (a) The Company or one of its Subsidiaries exclusively owns, without restrictions, or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the business of the Company and any of its Subsidiaries as currently conducted (the "COMPANY INTELLECTUAL PROPERTY"). Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Company Intellectual Property.

             (b) No claims with respect to the Company Intellectual Property have been asserted or, to the knowledge of the Company, are threatened by any Person nor does the Company or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting. To the Company's knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third Person, including, without limitation, any employee or former employee.

             (c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter, no owned Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company or any of its Subsidiaries.

     Section 5.15. Broker's or Finder's Fee. Except for the fees of Goldman, Sachs & Co. (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

     Section 5.16. Environmental Laws and Regulations. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and except as set forth in Section 5.16 of the Company Disclosure Letter, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property except in compliance with applicable Environmental Laws, (ii) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Company's knowledge, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Company Property.

     For purposes of this Agreement, (i) "COMPANY PROPERTY" means any real property and improvements owned, leased or operated by the Company or any of its Subsidiaries; (ii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; (iii) "ENVIRONMENTAL LAW" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; and their state and local counterparts and equivalents; (iv) "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (iv), "CLAIMS"), including, without limitation, (A) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (v) "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

     Section 5.17. State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby the provisions of Section 912 of the BCL. Except for Section 912 of the BCL (which has been rendered inapplicable), no other takeover statute or similar statute or regulation of any state is applicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby.

     Section 5.18. Voting Requirements; Board Approval; Appraisal Rights. (a) The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock (voting as one class, with each share of the Company Common Stock having one (1) vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     (b) The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Offer and the Merger are advisable and fair to, and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement, the Offer and the Merger.

     (c) No holder of Company Common Stock will have appraisal rights under
Section 910 of the BCL as a result of, or in connection with, the Offer or the Merger.

     Section 5.19. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the consideration payable in the Offer and the Merger to the holders of the Company Common Stock is fair to such holders from a financial point of view, and a copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent; it being understood and acknowledged by Parent and Merger Sub that such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent, its Affiliates or their respective shareholders.

     Section 5.20. Trust Agreement. Section 5.20 of the Company Disclosure Letter sets forth the total amount of funds (the "FUNDING AMOUNT") required to fund the Company's obligation under the Trust Agreement, dated as of February 19, 1987, between the Company and Fleet National Bank of Connecticut, as amended (the "TRUST AGREEMENT"), with respect to the executives listed therein. The Funding Amount was determined in good faith based on all relevant information which was reasonably necessary for the Company to determine the Funding Amount.

     Section 5.21. Termination of Existing Agreements. Each of the Agreement and Plan of Merger dated as of February 17, 2000 by and among UPM-Kymmene Corporation, Blue Acquisition, Inc. and the Company, the Stock Option Agreement dated as of February 17, 2000 between UPM-Kymmene Corporation and the Company and any other related agreement between UPM-Kymmene Corporation and the Company (other than the Confidentiality Agreement dated April 20, 1999) has been duly terminated.

                                   ARTICLE 6

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in (i) Parent's disclosure letter delivered concurrently with the delivery of this Agreement (the "PARENT DISCLOSURE LETTER") or (ii) the Parent SEC Reports (as defined below) made or filed prior to the date of this Agreement, Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company as follows:

     Section 6.01. Due Organization, Good Standing and Corporate Power. Each of Parent and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Other than as set forth in Section 6.01 of the Parent Disclosure Letter, the respective Certificates of Incorporation and By-Laws or other organizational documents of the Significant Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control its Significant Subsidiaries. Section 6.01 of the Parent Disclosure Letter sets forth a list of all Significant Subsidiaries of Parent and their respective jurisdictions of incorporation or organization and identifies Parent's (direct or indirect) percentages of equity ownership therein.

     Section 6.02. Authorization and Validity of Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by each such party of the transactions contemplated hereby, have been duly authorized and unanimously approved by the respective Board of

Directors of Parent and the Merger Sub and no other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     Section 6.03. Capitalization. (a) The authorized capital stock of Parent consists of 990,850,000 shares of Parent Common Stock and 9,150,000 shares of preferred stock (the "PARENT PREFERRED STOCK"). At the close of business on May 11, 2000: (i) 413,091,346 shares of Parent Common Stock were issued and outstanding, (ii) 19,128,373 shares of Parent Common Stock were reserved for issuance under Parent's stock option and stock benefit plans and arrangements,
(iii) 15,696 shares of Parent Preferred Stock were issued and outstanding and
(iv) 1,839,121 shares of Parent Common Stock were held by Parent in its treasury. All issued and outstanding shares of capital stock of Parent are, and all shares of Parent Common Stock to be issued hereunder will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 6.03(a) of the Parent Disclosure Letter, (i) Parent is not bound by, obligated under, or party to an Issuance Obligation with respect to any security of Parent or any Significant Subsidiary of Parent and (ii) there is no outstanding Voting Debt of Parent. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any outstanding securities of Parent. Except as set forth in Section 6.03(a) of the Parent Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by Parent or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

     (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or state securities laws) (collectively, "LIENS").

     (c) All of the issued and outstanding shares of capital stock of each Significant Subsidiary are validly existing, fully paid and non-assessable. Except as set forth in the Parent SEC Reports or Section 6.03(c) of the Parent Disclosure Letter, no Significant Subsidiary of Parent has outstanding Voting Debt and no Significant Subsidiary of Parent is bound by, obligated under, or party to an Issuance Obligation with respect to any security of Parent or any Significant Subsidiary of Parent and there are no obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

     (d) Except for Parent's interest in its Significant Subsidiaries, and as set forth in the Parent SEC Reports or Section 6.03(d) of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to Parent and its Subsidiaries, taken as a whole.

     Section 6.04. Consents and Approvals; No Violations. Assuming (i) the filings required under applicable Brazilian antitrust or competition laws, the Competition Act and the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (ii) the prior notification and reporting requirements of the European Antitrust Laws are satisfied and any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iii) the prior notification and reporting requirements of other antitrust or competition laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made, (iv) the applicable requirements of the Securities Act and the Exchange Act are met, (v) the requirements under any applicable foreign or state securities or blue sky laws are met, (vi) the requirements of the NYSE in respect of the listing of the shares of Parent Common Stock to be issued hereunder are met, (vii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the BCL, are made, and (viii) the requirements of any applicable state law relating to the transfer of contaminated property are met, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not: (A) violate or conflict with any provision of Parent's Certificate of Incorporation or Parent's By-Laws or the comparable governing documents of any of its Subsidiaries; (B) violate or conflict with any Laws or Orders of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) except as set forth in Section 6.04 of the Parent Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) except as set forth in Section 6.04 of the Parent Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Significant Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contracts to which Parent or any of its Significant Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (B), (C) and (D) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 6.05. Parent Reports and Financial Statements. (a) Since December 31, 1997, Parent and, to the extent applicable, its Subsidiaries have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by Parent and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations thereunder. Parent has, prior to the date of this Agreement, made available to the Company true and complete copies of all forms, reports, registration statements and other filings filed by Parent and its Subsidiaries with the SEC since December 31, 1997 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "PARENT SEC REPORTS"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Parent has heretofore provided to the Company with true and correct copies of any amendments and/or modifications to any Parent SEC Reports which have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with applicable federal securities laws and the SEC rules.

     (b) Except as set forth or provided in the Parent SEC Reports or Section 6.05(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by GAAP to be set forth on a consolidated balance sheet of Parent, except for (i) liabilities and obligations disclosed or provided for in the Parent SEC Reports; (ii) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its

Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 6.06. Information to Be Supplied. (a) Each of the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "MERGER REGISTRATION STATEMENT"), the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or, in the case of the Offer Registration Statement and the Merger Registration Statement, at the time they become effective under the Securities Act, or on the dates the Proxy Statement/Prospectus is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 6.06, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Merger Registration Statement or the Offer Documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.06.

     Section 6.07. Absence of Certain Events. Except as disclosed in the Parent SEC Reports or in Section 6.07 of the Parent Disclosure Letter or as required or expressly permitted by this Agreement, since December 31, 1998, Parent and its Subsidiaries have operated their respective businesses only in the ordinary course and, except as disclosed in the Parent SEC Reports or in
Section 6.07 of the Parent Disclosure Letter, there has not occurred (i) any event, occurrence or conditions which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect; (ii) any damage, destruction or loss which, individually or in the aggregate, resulted in or could reasonably be expected to result in, a Parent Material Adverse Effect; or (iii) any increase in the compensation of any officer of Parent or any of its Subsidiaries or any general salary or benefits increase to the employees of Parent or any of its Subsidiaries other than in the ordinary course of business.

     Section 6.08. Litigation. Except as disclosed in Section 6.08 of Parent Disclosure Letter, there are no investigations, actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of Parent, threatened against Parent or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and, to the knowledge of Parent, no development has occurred with respect to any pending or threatened action, suit or proceeding that could reasonably be expected to result in a Parent Material Adverse Effect or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 6.09.  Title to Properties; Encumbrances.  Except as disclosed in
Section 6.09 of the Parent Disclosure Letter, Parent and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect; in each case subject to no Liens, except for (A) Liens reflected in the consolidated balance sheet as of September 30, 1999, (B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Parent or any of its Significant Subsidiaries in the operation of its respective business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and (D) Liens which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and each of its Significant Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) Parent and each of its Significant Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     Section 6.10. Compliance with Laws. Except as disclosed in the Parent SEC Reports and except as disclosed in Section 6.10 of the Parent Disclosure Letter:

          (a) Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) Parent and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the respective businesses of Parent and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 6.11. Parent Employee Benefit Plans. (a) Set forth in Section 6.11(a) of the Parent Disclosure Letter is an accurate and complete list of each material domestic or foreign employee benefit plan, within the meaning of
Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, or agreement maintained by Parent or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 6.11, all employers (whether or not incorporated) that would be treated together with Parent and/or any such Affiliate as a single employer within the meaning of
Section 414 of the Code) or to which Parent or any Affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "PARENT EMPLOYEE BENEFIT PLANS").

     (b) Except as set forth in Section 6.11(b) of the Parent Disclosure Letter or disclosed in the Parent SEC Reports, (i) each Parent Employee Benefit Plan is in compliance with all applicable laws (including, without limitation, ERISA and the Code) and has been administered and operated in accordance with its terms, in each case except as would not have a Parent Material Adverse Effect; (ii) each Parent Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of Parent, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Parent Employee Benefit Plan covered by Title IV of ERISA, or which otherwise is a pension plan (as defined in Section 3(2) of ERISA) or provides for actuarially-determined benefits (other than any Parent Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Parent Multiemployer Plan")), as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) no Parent Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no Parent Employee Benefit Plan (other than any Parent Multiemployer Plan) subject to Section 412 of the Code or
Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA;
(vi) as of the date of this Agreement, neither Parent nor any of its Affiliates has incurred any unsatisfied withdrawal liability under

Part 1 of Subtitle E of Title IV of ERISA to any Parent Multiemployer Plan, and the aggregate liabilities of Parent and its Affiliates to all Parent Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Parent Multiemployer Plan ended prior to the date hereof, would not have a Parent Material Adverse Effect; (vii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Parent Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any "excess parachute payment," as such term is defined in
Section 280G of the Code, or will result in any severance, bonus, retirement, job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of Parent or its Affiliates, other than any benefits, payments, accelerations or increases (1) under any Parent Employee Benefit Plan that is subject to the laws of a jurisdiction outside of the United States or (2) mandated by applicable law; (viii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the best knowledge of Parent, threatened with respect to any Parent Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which would have a Parent Material Adverse Effect; (ix) except as required to maintain the tax-qualified status of any Parent Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Parent Employee Benefit Plan; and (x) there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Parent Employee Benefit Plan which would increase materially the expense of maintaining such Parent Employee Benefit Plan above the level of such expense incurred for the most recently ended fiscal year.

     (c) Parent has delivered or caused to be delivered to the Company or its counsel true and complete copies of each Parent Employee Benefit Plan and any related trust agreement or funding vehicle, together with all amendments thereto, and, to the extent applicable with respect thereto, (i) the current summary plan description; (ii) the most recent annual report on Internal Revenue Service Form 5500-series, including any attachments thereto; (iii) the most recent financial report; (iv) the most recent actuarial valuation report; and
(v) the most recent determination letter received from the Internal Revenue Service.

     Section 6.12. Employment Relations and Agreement. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or as disclosed in the Parent SEC Reports or Section
6.12 of the Parent Disclosure Letter, (i) each of Parent and its Subsidiaries is, and at all times has been, in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against Parent or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) during the last three years there has not been any labor strike, dispute, slowdown or stoppage or, to Parent's knowledge, threatened against or involving Parent or any of its Subsidiaries; (iv) no representation question exists respecting the employees of Parent or any of its Subsidiaries; (v) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (vi) no collective bargaining agreement is currently being negotiated by Parent or any of its Subsidiaries.

     Section 6.13. Taxes. Except as set forth in Section 6.13 of the Parent Disclosure Letter:

          (a) Tax Returns. Parent and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing authorities all material Returns that are required to be filed by, or with respect to, Parent and such Subsidiaries on or prior to the Closing Date. The Returns as filed were correct and complete in all material respects.

          (b) Payment of Taxes. All material Taxes and Tax liabilities of Parent and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the financial statements of Parent and its Subsidiaries in accordance with GAAP.

          (c) Other Tax Matters. Neither Parent nor any of its Subsidiaries has been or is the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, state or locality which could reasonably be expected to result in a material Tax liability, nor has Parent or any of its Subsidiaries received any notices from any Tax authority relating to any issue which could reasonably be expected to result in a material Tax liability.

          (d) Neither Parent nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only Parent and any Subsidiaries of Parent) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to material Taxes for any taxable period for which the statute of limitations has not expired.

          (e) All material Taxes which Parent or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (f) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between Parent, any of its Subsidiaries, or any predecessor or Affiliate of any of them and any other party under which Parent (or any of its Subsidiaries) could be liable for any material Taxes of any party other than Parent or any Subsidiary of Parent.

          (g) Neither Parent nor any of its Subsidiaries has, as of the Closing Date entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of U.S. Federal income Taxes of Parent or any of its Subsidiaries.

     Section 6.14. Intellectual Property. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse
Effect:

          (a) Parent or one of its Subsidiaries exclusively owns, without restrictions, or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the business of Parent and any of its Subsidiaries as currently conducted (the "Parent Intellectual Property"). Neither Parent nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of Parent's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Parent Intellectual Property.

          (b) No claims with respect to Parent Intellectual Property have been asserted or, to the knowledge of Parent, are threatened by any Person nor does Parent or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by Parent or any of its Subsidiaries of any Parent Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Parent Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by Parent or any of its Subsidiaries are valid, enforceable and subsisting. To Parent's best knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property by any third Person, including, without limitation, any employee or former employee.

          (c) Except as set forth in Section 6.14(c) of the Parent Disclosure Letter, no owned Parent Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Parent or any of its Subsidiaries.

     Section 6.15. Broker's or Finder's Fee. Except for Credit Suisse First Boston (whose fees and expenses will be paid by Parent or Merger Sub in accordance with their agreement with such firm, a true and correct copy of which has been previously delivered to the Company by Parent), no agent, broker, Person or firm acting on behalf of Parent or Merger Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

     Section 6.16. Environmental Laws and Regulations. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and except as set forth in Section 6.16 of the Parent Disclosure Letter, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Parent Property except in compliance with applicable Environmental Laws, (ii) Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Parent Property, (iii) there are no past, pending or, to Parent's knowledge, threatened Environmental Claims against Parent or any of its Subsidiaries or any Parent Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of Parent or any Parent Property that could reasonably be anticipated to form the basis of an Environmental Claim against Parent or any of its Subsidiaries or any Parent Property.

     For purposes of this Agreement, "PARENT PROPERTY" means any real property and improvements owned, leased or operated by Parent or any of its Subsidiaries.

     Section 6.17.  Ownership of Capital Stock.  Except as set forth in Section
6.17 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

     Section 6.18. No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

     Section 6.19. Financing. Parent has, or will have prior to the expiration of the Offer and the Merger, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the shares of Company Common Stock outstanding on a fully-diluted basis and to pay all related fees and expenses in connection therewith. Parent has provided the Company true and complete copies of all commitment letters that Parent and Merger Sub have received with respect to their financing of the Offer, the Merger and the other transactions contemplated hereby.

                                   ARTICLE 7
                       TRANSACTIONS PRIOR TO CLOSING DATE

     Section 7.01.  Access to Information Concerning Properties and
Records. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.01 hereof, each of the Company and Parent shall, and each shall cause each of its Subsidiaries to, upon reasonable notice, afford the other party, and its respective counsel, accountants, consultants and other authorized representatives, access during normal business hours to its and its Subsidiaries' employees, properties, books and records in order that they may have the opportunity to make such investigations as they shall desire of its and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by the Company or Parent in this Agreement. The Company shall furnish promptly to Parent and Merger Sub and Parent and Merger Sub shall furnish promptly to the Company (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal, state or foreign securities laws and (y) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent, Merger Sub or the Company may reasonably request. Each of the Company and Parent agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the other party shall from time to time reasonably request.

     Section 7.02. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been
(i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

     Section 7.03. Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the Effective Time:

          (a) the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them; and

          (b) Except as set forth in Section 7.03(b) of the Company Disclosure Letter or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall:

             (i) make any change in or amendment to the Company's Certificate of Incorporation or its By-Laws;

             (ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (i) the issuance of Company Common Stock upon the exercise of Options or in connection with Company Stock Rights outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Options or other Company Stock Rights granted pursuant to clause (ii) below, (ii) the granting of Options or Company Stock Rights granted under the Company Stock Plans in effect on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 7.03(b) of the Company Disclosure Letter, (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent, the Company or another wholly-owned Subsidiary of the Company or (iv) issuances of Company Common Stock upon the conversion of convertible securities of the Company outstanding as of the date of this Agreement;

             (iii) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company (it being understood that the Company's Board of Directors may declare and the Company may pay quarterly dividends of not more than $0.25 per share on the schedule which has been publicly announced by the Company on or prior to the date of this Agreement);

             (iv) other than in connection with transactions permitted by
        Section 7.03(b)(v), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budgets for the Company and its Subsidiaries made available to Parent, (B) incurred in the ordinary course of business of the Company and its Subsidiaries or (C) not otherwise described in clauses (A) and (B) which, in the aggregate, do not exceed $25 million;

             (v) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (A) any assets (including any equity interests) having a fair market value in excess of $25 million, or (B) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $25 million;

             (vi) except in the ordinary course of business consistent with past practice and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

             (vii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any material assets, other than in the ordinary course of business;

             (viii) except as required by applicable law or GAAP, make any material change in its method of accounting;

             (ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to a Takeover Proposal, except as provided for in Section 7.07;

             (x) (A) incur any material indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of clause (A), for borrowings in the ordinary course of business consistent with past practice, including without limitation borrowings under existing credit facilities described in the Company SEC Reports in the ordinary course of business consistent with past practice for working capital purposes;

             (xi) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

             (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) over $15 million, individually or in the aggregate, other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Reports;

             (xiii) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

             (xiv) plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (xiv);

             (xv) take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its Certificate of Incorporation or By-Laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled by Parent or Merger Sub or permit any shareholder to acquire securities of the Company on a basis not available to Parent or Merger Sub in the event that Parent or Merger Sub were to acquire any additional shares of the Company Common Stock;

             (xvi) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice;

             (xvii) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and its Subsidiaries as a whole; or

             (xviii) agree, in writing or otherwise, to take any of the foregoing actions.

     Section 7.04.  Conduct of the Business of Parent Pending the Closing
Date. Parent agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Company (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the Effective Time:

          (a) Parent and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them; and

          (b) Except as set forth in Section 7.04(b) of the Parent Disclosure Letter or as expressly contemplated by this Agreement, neither Parent nor any of its Subsidiaries shall:

             (i) make any change in or amendment to Parent's Certificate of Incorporation that changes any material term or provision of the Parent Common Stock;

             (ii) make any material change in or amendment to Merger Sub's Certificate of Incorporation;

             (iii) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Parent's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Parent's capital stock;

             (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger or (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or

             (v) agree, resolve or otherwise commit to do any of the foregoing.

     Section 7.05. Company Shareholder Meeting; Preparation of Proxy Statement/Prospectus.

     (a) Company Shareholder Meeting. If required by applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of the Company Common Stock (the "COMPANY SHAREHOLDER MEETING") as soon as reasonably practicable after the acceptance for payment of shares of Company Common Stock pursuant to the Offer for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Company shall take all action necessary to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for this Agreement and the Merger. Unless the Board of Directors of the Company otherwise determines (based on a majority vote of the Board of Directors in its good faith judgment that such other action is necessary to comply with its fiduciary duty to shareholders under applicable law after receiving the advice of outside legal counsel) prior to the Company Shareholder Approval, (i) the Company's Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the "COMPANY RECOMMENDATION"), (ii) neither the Company's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent or take any action or make any statement inconsistent with the Company Recommendation and (iii) the Company shall take all lawful action to solicit the Company Shareholder Approval.

     (b) Preparation of Merger Registration Statement and Proxy Statement/Prospectus. If required by applicable law, promptly after the acceptance for payment of shares of Company Common Stock pursuant to the Offer, Parent and the Company shall prepare, and Parent shall file with the SEC, the Merger Registration Statement, in which the Proxy Statement/Prospectus will be included as Parent's prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and to keep the Merger Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Merger Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Parent shall take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Parent Common Stock in the Merger. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of the Company.

     (c) Short-Form Merger. Notwithstanding the foregoing, if Parent or Merger Sub shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto agree, subject to the satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer without the Company Shareholder Meeting.

     Section 7.06. Reasonable Best Efforts. Subject to the terms and conditions provided herein and in Section 7.09, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the Company's and Parent's reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or Parent, as the case may be, and their respective Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and in order to comply with applicable Laws, including Laws restricting the foreign ownership of assets; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries or Parent or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent or the Company, respectively.

     Section 7.07. No Solicitation. (a) The Company shall, and shall use its reasonable best efforts to cause its Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any discussions or negotiations with third parties with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its Affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its Affiliates, to (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (including, without limitation, the taking of any action which would make Section 912 of the BCL inapplicable to a Takeover Proposal), (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities; provided that prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in response to an unsolicited Takeover Proposal that did not result from the breach of this
Section 7.07 and following delivery to Parent of notice of the Takeover Proposal in compliance with its obligations under Section 7.07(d) hereof, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms) to any third party which makes a bona fide written Takeover Proposal if (A) a majority of the Company's Board of Directors reasonably determines in good faith (after consultation with an independent, nationally recognized investment bank) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal and (B) a majority of the Company's Board of Directors determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to take such actions(s) in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 7.07(a) by any of its, or any of its Subsidiaries', officers, employees, Affiliates or directors or any advisor, representative, consultant or agent retained by the Company or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall constitute a breach of this
Section 7.07(a) by the Company.

     For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Significant Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning all or any portion of any class of equity securities of the Company or any of its Significant Subsidiaries or (iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its Significant Subsidiaries other than the Offer or the Merger; and "SUPERIOR PROPOSAL" means a bona fide written Takeover Proposal made by a third party to purchase at least two-thirds of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which a majority of the Company's Board of Directors determines in good faith (after consultation with an independent, nationally recognized investment bank) to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and any alternative proposed by Parent or Merger Sub in accordance with Section 9.01(c) and (y) which is reasonably capable of being consummated.

     (b) The Company agrees that, except as set forth in Section 7.07(c), neither its Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal.

     (c) The Company agrees that, notwithstanding anything to the contrary herein, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company and/or its Board of Directors may take the actions otherwise prohibited by Section 7.07(b) if (i) a third party makes a Superior Proposal, (ii) the Company complies with its obligations under Section 7.07(d), (iii) all of the conditions to the Company's right to terminate this Agreement in accordance with Section 9.01(c) hereof have been satisfied (including the expiration of the three (3) Business Day period described therein and the payment of all amounts required pursuant to Section 9.03 hereof) and
(iv) simultaneously therewith, this Agreement is terminated in accordance with
Section 9.01(c) hereof.

     (d) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 7.07, promptly on the date of receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Parent fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Takeover Proposal which was not previously provided to Parent.

     (e) Parent agrees that nothing contained in this Section 7.07 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer.

     (f) The Company agrees that immediately following the execution of this Agreement, (i) it shall request each Person which has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of the Company) all confidential information heretofore furnished to such Person by or on its behalf and (ii) the Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal.

     Section 7.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect at any time from the date of this Agreement to the Effective Time. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     Section 7.09. Antitrust Laws. (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

     (b) Each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "reasonable best efforts" shall include, without limitation:

          (i) in the case of each of Parent and the Company:

             (A) filing with the appropriate Antitrust Authorities at the earliest practicable date a Notification and Report Form or other applicable notification with respect to the transactions contemplated by this Agreement;

             (B) if Parent or the Company receives a formal request for information and documents from an Antitrust Authority, substantially complying with such formal request at the earliest practicable date following the date of its receipt thereof; and

             (C) opposing vigorously any litigation relating to the Offer, the Merger or the other transactions contemplated hereby, including, without limitation, promptly appealing any adverse court order; provided, however, that if any order, injunction or decree prohibiting the Offer, the Merger or the other transactions contemplated hereby remains in effect on September 30, 2000, Parent may terminate this Agreement provided it is then entitled to terminate this Agreement pursuant to
        Section 9.01(d).

          (ii) in the case of the Company only, subject to Parent's compliance with clause (i) above, not frustrating or impeding Parent's strategy or negotiating positions with any Antitrust Authority; and

          (iii) in the case of Parent and Merger Sub only, subject to the Company's compliance with clause (i) above, to accept an order requiring Parent, Merger Sub or the Company to agree or commit to divest, hold separate, offer for sale, abandon, limit its operations of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of their Subsidiaries (including, without limitation, the Surviving Corporation after consummation of the Merger) as are necessary to permit Parent and Merger Sub to otherwise fully consummate the Offer and the Merger (an "ORDER OF DISPOSITION"); provided, however, that nothing in this Agreement shall require Parent or any of its Subsidiaries to comply with or accept Orders of Disposition which, if complied with, could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

     (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby.

     (d) For purposes of this Agreement, (i) "ANTITRUST AUTHORITIES" means the Federal Trade Commission, the Antitrust Division, the attorneys general of the several states of the United States, the antitrust authorities of Brazil, Canada, Germany and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and (ii) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, European Antitrust Laws and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Section 7.10. Directors' and Officers' Insurance. (a) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) For a period of six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those Persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "INDEMNIFIED PARTIES"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 225% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Surviving Corporation may substitute for the Company policy policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) if such insurance coverage is not otherwise available, cause Parent's directors' and officers' liability insurance then in effect to cover those Persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

     (c) The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries occurring prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to
Section 7.10(d) below, the Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 7.10 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

     (d) Any Indemnified Party wishing to claim indemnification under paragraph
(a) or (c) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party) and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     Section 7.11. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

     Section 7.12. Transfer Tax. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "TRANSFER TAXES"). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of the Company Common Stock.

     Section 7.13. NYSE Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in connection with the Offer and the Merger to be listed on the NYSE, subject to official notice of issuance.

     Section 7.14. Affiliates of the Company. Not less than 15 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all Persons who, to the Company's knowledge, at the Effective Time, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or who may otherwise be deemed to be Affiliates of the Company (the "RULE 145 AFFILIATES"). The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit A (a "RULE 145 AFFILIATE AGREEMENT").

     Section 7.15. Employee Benefits. (a) Parent covenants and agrees that, during the period commencing at the Effective Time through at least December 31, 2001, it will provide (or shall cause the Surviving Corporation to provide) nonrepresented current and former employees of the Company and its Subsidiaries with salary and benefits under employee benefit plans that are no less favorable, in the aggregate, than those currently provided by the Company and its Subsidiaries to such employees (including, without limitation, benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus and incentive compensation plans, and retiree benefit plans, policies and arrangements). Parent shall cause the Surviving Corporation to recognize service with the Company and its Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for all purposes (including for vesting, eligibility to participate, severance, and benefit accrual); and Parent and the Surviving Corporation shall recognize (or cause to be recognized) service with the Company and its Subsidiaries and any predecessor entities (and any service credited by the Company under similar benefit plans) for purposes of vesting, eligibility to participate and severance under any employee benefit plan or arrangement maintained by Parent, the Surviving Corporation or any Subsidiary or Affiliate of Parent and for purposes of benefit accrual under any employee welfare benefit plan or arrangement maintained by Parent, the Surviving Corporation or any Subsidiary or Affiliate of Parent; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent, the Surviving Corporation or a Parent Subsidiary may be reduced by amounts payable under similar Company Employee Benefit Plans with respect to the same periods of service. Any benefits accrued by employees of the Company or any Subsidiary of the Company prior to the Effective Time under any defined benefit pension plan currently maintained by the Company or any Subsidiary of the Company that employs a final average pay formula shall be calculated based on the employees' final average pay with Parent, the Surviving Corporation or any Parent Subsidiary or other Affiliate employing the employees for as long as the current final average pay benefit formula under such plan is in effect. From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Subsidiaries and Affiliates of Parent to, (i) waive any pre-existing condition limitations to the extent that the employees or their beneficiaries are not subject to such pre-existing condition limitations under the comparable Company Employee Benefit Plans prior to the Effective Time, and (ii) credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the Company Employee Benefit Plans, and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation in the benefit plans provided by Parent, the Surviving Corporation and any Subsidiary or Affiliate of Parent. The provisions of this Section 7.15 shall not create in any employee or former employee of the Company or any Subsidiary of the Company any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective Subsidiaries or Affiliates or any right to specific terms or conditions of employment.

     (b) During the period commencing at the Effective Time and through at least December 31, 2001, Parent and the Surviving Corporation shall honor, and Parent shall cause its Subsidiaries and Affiliates to honor, in accordance with its terms, the Company's severance policy in effect as of the Closing Date as set forth in Section 7.15 of the Company Disclosure Letter. During the period commencing at the Effective Time and through at least the second anniversary of the Closing Date, Parent and the Surviving Corporation shall honor, and Parent shall cause its Subsidiaries and Affiliates to honor, in accordance with its terms, the Company's Severance Plan for Key Employees. Parent agrees that up to 27 employees listed on Section 7.15 of the Company Disclosure Schedule may be added as participants in the Company's Severance Plan for Key Employees. During the period commencing at the Effective Time and through at least the first anniversary of the Closing Date, Parent and the Surviving Corporation shall honor, and Parent shall cause its Subsidiaries and Affiliates to honor, in accordance with its terms, the Reorganization Severance Plan which the Company will establish prior to the Effective Time in accordance with the term sheet attached to Section 7.15 of the Company Disclosure Letter. Parent shall cause the Surviving Corporation to honor all accrued obligations under its deferred compensation and supplemental retirement plans (including, without limitation, such plans set forth in Section 7.15 of the Company Disclosure Letter). For purposes of this Section 7.15(b), "PHANTOM SHARE" shall mean each unit of deferred compensation or supplemental savings which pursuant to the governing plan and/or arrangement (of, or with, the Company or a Company Subsidiary) is measured by, or deemed invested in, a share of the Company Common Stock, including, without limitation, a contingently credited share and a vested deferred restricted stock unit. Parent and the Company agree to the following:

          (i) as of the Effective Time, each Phantom Share under a plan or arrangement which gives the participants no investment alternatives shall be automatically converted into the number of phantom shares of Parent Common Stock equal to the sum of (A) $50 divided by the Average Price and
     (B) the Exchange Ratio; and

          (ii) (A) one-third of each Phantom Share under a plan or arrangement which gives the participants investment alternatives shall be automatically converted into the number of phantom shares of Parent Common Stock equal to the Exchange Ratio; and (B) two-thirds of each Phantom Share shall automatically be deemed converted into $50 in cash which shall be deemed invested in the most conservative deemed investment alternative under the applicable plan or arrangement until new instructions as to deemed investments are received from the participant.

     The terms and conditions applicable to each Phantom Share under the Company's existing plans and arrangements shall continue to apply to the related converted Phantom Share.

     (c) In addition, Parent shall cause the Surviving Corporation to honor, in accordance with their terms, any individual employment, change of control, severance, retirement or termination agreement between the Company or any Subsidiary of the Company, and any current or former officer, director or employee of the Company or any Subsidiary of the Company, including the Company's incentive programs and change in control agreements between the Company and certain of its officers, in each case as set forth in Section 7.15 of the Company Disclosure Letter (including the Trust Agreement), except as otherwise agreed to by any such officer, director or employee. Parent shall also cause the Surviving Corporation to honor the Executive Life Insurance Plan, in accordance with its terms existing immediately prior to the execution of this Agreement, and the related Split Dollar Life Insurance Agreements.

     (d) The provisions of this Section 7.15 shall apply to employees of the Company and its Subsidiaries whose terms and conditions of employment are not subject to a collective bargaining agreement and, to the extent required by a collective bargaining agreement, to employees of the Company and its Subsidiaries whose terms and conditions of employment are subject to a collective bargaining agreement.

     (e) Parent acknowledges that a "POTENTIAL CHANGE IN CONTROL" has occurred as defined in the Trust Agreement and that the Company shall deliver the Funding Amount to the trustee under the Trust Agreement.

     (f) Parent agrees that the consummation of the Merger shall constitute a "CHANGE IN CONTROL" of the Company for all purposes within the meaning of all applicable compensation or benefit plans or agreements of the Company and its subsidiaries, including, without limitation, the Company Stock Plans and the employment agreements set forth on the Company Disclosure Letter.

     (g) The Company shall deliver to Parent copies of all notices, schedules and other documents it proposes to deliver to, or receives from, the trustee under the Trust Agreement after the date hereof, or in connection with the transactions contemplated hereby, including, without limitation, the Payment Schedule, as defined in the Trust Agreement. Parent shall have a reasonable opportunity to review such notices, schedules and other documents proposed to be delivered to such trustee prior to such delivery thereof.

     (h) Parent agrees that the Company shall pay a pro rata bonus to each of the approximately 650 participants in its annual bonus plan in respect of such participant's employment with the Company in 2000 through the Closing Date. The amount of such participant's bonus shall be determined as follows: (i) if such participant is not terminated by the Company, the Surviving Corporation or Parent (as the case may be) on or prior to December 31, 2000, such participant shall receive a pro rata bonus equal to the amount of such participant's "actual bonus" for 2000 through the Closing Date, which amount shall be paid on or prior to February 28, 2001 in accordance with Parent's standard policies in effect for bonus payments in respect of 2000; provided, however, that such participant shall not have voluntarily terminated his or her employment on or prior to the bonus payment date; and (ii) if such participant is terminated without "cause" by the Company, the Surviving Corporation or Parent (as the case may be) on or prior to December 31, 2000, such participant shall receive a pro rata bonus equal to the amount of such participant's "actual bonus" for 2000 through the Closing Date, which amount shall be paid within five days of such participant's termination. For purposes of this Section 7.15(h), "actual bonus" shall be determined by the Company in a manner consistent with past practice (except that it shall be determined as of the Closing Date) and shall be reviewed with and reasonably acceptable to Parent, and "cause" shall have the definition of such term in the Severance Plan for Key Employees. For the avoidance of doubt, any participant who is terminated with "cause" or who voluntarily terminates his or her employment on or prior to the bonus payment date shall not receive any bonus. Notwithstanding the foregoing provisions of this Section 7.15(h), a Named Executive entitled to a payment at the time of his termination pursuant to
Section 7.15(j) shall also be entitled to be paid his pro rata bonus pursuant to this Section 7.15(h).

     (i) Parent agrees that it shall pay (or cause to be paid) a pro rata bonus to each of the approximately 650 participants in the Company's annual bonus plan in respect of such participant's employment with the Surviving Corporation or Parent for the period commencing on the day following the Closing Date and ending on December 31, 2000 (the "POST-CLOSING PERIOD"); provided that a similarly situated employee of Parent participates in Parent's bonus plans. The amount of such participant's bonus shall be determined as follows: (i) if a participant is not terminated by the Surviving Corporation or Parent (as the case may be) on or prior to December 31, 2000, such participant shall receive a pro rata bonus equal to the amount of such participant's "Company target bonus" for the Post-Closing Period; provided, however, that such participant shall not have voluntarily terminated his or her employment on or prior to the bonus payment date; and (ii) if a participant is terminated without "cause" by the Surviving Corporation or Parent (as the case may be) on or prior to

December 31, 2000, such participant shall receive a pro rata bonus equal to the amount of such participant's "Company target bonus" for the period commencing on the day following the Closing Date and ending on such termination date, in each case, which amount shall be paid on or prior to February 28, 2001 in accordance with Parent's standard policies in effect for bonus payments in respect of 2000. For purposes of this Section 7.15(i), "Company target bonus" shall be reasonably determined by Parent by application of the Company's targets (as in effect on the date hereof) and Parent's performance measures (as in effect on the date hereof), and "cause" shall have the definition of such term in the Severance Plan for Key Employees. For the avoidance of doubt, any participant who is terminated with "cause" or who voluntarily terminates his or her employment on or prior to the bonus payment date shall not receive any bonus. Notwithstanding the foregoing provisions of this Section 7.15(i), a Named Executive entitled to a payment at the time of his termination pursuant to Section 7.15(j) shall also be entitled to be paid his pro rata bonus pursuant to this Section 7.15(i).

     (j) With respect to Messrs. Olson, Nichols, Brown, Fox, Corey, Diforio, Hart, McWilliams and Nimons (each, a "NAMED EXECUTIVE"), unless otherwise agreed in writing by such Named Executive and Parent after the execution of this Agreement and prior to any termination of employment, he shall receive, at the time of his termination of employment by wire transfer to an account designated by him, the respective aggregate payment on account of the lump sum amounts (including, without limitation, the Gross-Up Payment) to which he will become entitled upon such termination under his employment or severance agreement and this Section 7.15(j) plus the pro rata bonus to which he is entitled pursuant to Sections 7.15(h) and 7.15(i); provided that (i) such Named Executive continues to be employed by the Company after the Closing Date (being paid his salary in effect immediately prior to the Closing) and does not terminate his employment prior to December 31, 2000, (ii) the date of termination of such Named Executive shall be at the election of Parent (if such termination occurs before December 31, 2000), (iii) such Named Executive agrees that he will not in any way knowingly make any statement, written or oral, or take any other action relating to Parent, the Company, the Surviving Corporation or their respective officers, directors or shareholders that would disparage or otherwise harm Parent, the Company, the Surviving Corporation or their respective business or reputation or those of any of its officers, directors or shareholders (except as required in connection with any governmental, judicial or regulatory agency proceeding) and
(iv) such Named Executive agrees that, at least until the earlier of December 31, 2000 or the termination of his employment at the election of Parent, he will fully cooperate with Parent by providing Parent with such information about the Company (and information about such other companies which is not covered by confidentiality agreements with those companies) as it may reasonably request and he will use his reasonably best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable in order to effect an orderly and expeditious integration of the Company and Parent after the Closing. Such termination shall be deemed a termination without Cause for all purposes of such severance or employment agreement and all agreements and plans applicable to such individual.

     (k) Prior to the Effective Time, the Company shall establish a retention plan for certain of the Company's employees. Such retention plan shall have an aggregate cost of up to $11,500,000 and shall contain participants who are determined as reasonably and mutually acceptable to Parent and the Company. Payment under such retention plan shall be made to the Company's employees who are employed by the Company at the first anniversary of the Closing Date (or who have previously been terminated without cause, terminated as a result of death or disability or terminated by the participant as a result of such participant's reduction in salary or relocation, unless such relocation is to the Borough of Manhattan in New York, New York, if the participant is located in Stamford, Connecticut prior to the Effective Time, or to a location not more than 35 miles away from such participant's principal place of employment prior to the Effective Time) within five days of such anniversary date (or within five days of such date of termination, if applicable). Such payment made to any participant shall equal 50% of such participant's salary as in effect immediately prior to the Closing.

     Section 7.16. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     Section 7.17. Voting of Shares. Parent agrees to vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     Section 8.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) to the extent required by applicable law this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with the BCL;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (c) Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

          (d) the Merger Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect; and

          (e) Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer.

     Section 8.02. Conditions To the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further condition: that the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

                                   ARTICLE 9

                          TERMINATION AND ABANDONMENT

     Section 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder
Approval:

          (a) by mutual written consent of Parent and the Company; or

          (b) by Parent:

             (i) if at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which (i) would give rise to the failure of a condition set forth in clause (f) of Annex I, (ii) cannot be or has not been cured prior to the Termination Date and (iii) has not been waived by Parent pursuant to the provisions hereof;

             (ii) if at any time after the date hereof and prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, (A) the Company, or its Board of Directors, as the case may be, shall have (w) entered into any agreement with respect to any Takeover Proposal other than the Offer or the Merger and other than a confidentiality agreement permitted under Section 7.07, (x) amended, conditioned, qualified, withdrawn or modified, or proposed or resolved to do so, in a manner adverse to Parent or Merger Sub, its approval and recommendation of the Offer, the Merger and this Agreement, or (y) approved or recommended, or proposed to approve or recommend, any Takeover Proposal other than the Offer or the Merger, or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

             (iii) if the Company breaches any of its obligations under Section
        7.07 or Section 9.01(c) hereof;

          (c) by the Company if at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; provided that the Company may not terminate this Agreement pursuant to this Section 9.01(c) unless and until
     (i) three (3) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such three (3) Business Day period the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected;
     (ii) at the end of such three (3) Business Day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii)(x) at or prior to such termination, Parent has received all fees and Expenses set forth in Section
     9.03 hereof by wire transfer in same day funds and (y) immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

          (d) by either Parent or the Company:

             (i) if the Offer has not been consummated on or before September 30, 2000 (the "TERMINATION DATE"); provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

             (ii) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     Section 9.02. Effect of Termination. In the event of termination of this Agreement by Parent or the Company, as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors (except as set forth in Section 7.02, this Section 9.02 and Sections 9.03, 10.03, 10.04, 10.05, 10.11 and 10.13, which shall survive the termination); provided, however, that nothing contained in this Section 9.02 or in Section 9.03 shall relieve any party hereto from any liability for any breach of this Agreement.

     Section 9.03. Payment of Certain Fees. (a) If this Agreement is terminated by Parent in accordance with Section 9.01(b)(i), 9.01(b)(ii)(A)(w), 9.01(b)(ii)(A)(y), 9.01(b)(ii)(B) (unless related to a resolution to take any of the actions set forth in Section 9.01(b)(ii)(A)(x), in which case Section 9.03(c) shall apply) or 9.01(b)(iii) hereof or by the Company pursuant to
Section 9.01(c), then the Company shall

(A) reimburse Parent for all of its Expenses and (B) pay to Parent in immediately available funds a termination fee in an amount equal to $300 million (the "TERMINATION FEE").

     (b) If this Agreement is terminated by Parent or the Company pursuant to
Section 9.01(d)(i) hereof and (x) a Takeover Proposal has been made and publicly announced or communicated to the Company's shareholders after the date of this Agreement and prior to the Termination Date and, to the extent applicable, (y) concurrently with or within twelve (12) months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall (i) within one Business Day of the date of termination pursuant to Section 9.01(d)(i) (A) pay to Parent 50% of the Termination Fee and (B) reimburse Parent for all of its Expenses, and (ii) within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto) pay to Parent 50% of the Termination Fee.

     "THIRD PARTY ACQUISITION EVENT" shall mean (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

     "EXPENSES" shall mean documented and reasonable out-of-pocket fees and expenses up to a maximum aggregate amount of $10 million incurred or paid in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

     (c) If this Agreement is terminated by Parent pursuant to Section 9.01(b)(ii)(A)(x), then (i) the Company shall (A) pay to Parent 50% of the Termination Fee and (B) reimburse Parent for all of its Expenses and (ii) if concurrently with or within 12 months after such termination a Third Party Acquisition Event occurs, then the Company shall pay to Parent 50% of the Termination Fee within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto).

     (d) Any payment of the Termination Fee (and reimbursement of Expenses) pursuant to this Section 9.03 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If either party fails to pay to (or reimburse) the other party any fee or expense due hereunder (including the Termination Fee), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.

                                   ARTICLE 10

                                 MISCELLANEOUS

     Section 10.01. Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Merger Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Merger Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 10.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

     Section 10.02. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Merger Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 10.03. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

     (a) if to the Company, to it at:

        Champion International Corporation
        One Champion Plaza
        Stamford, Connecticut 06921
        Telecopy: 203-358-6562
        Attention: General Counsel

     with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        Four Times Square
        New York, New York 10036
        Telecopy: 212-735-2000
        Attention: Blaine V. Fogg, Esq.
                Joseph A. Coco, Esq.

     (b) if to either Parent or Merger Sub, to it at:

        International Paper Company
        2 Manhattanville Road
        Purchase, New York 10577
        Telecopy: 914-397-1909
        Attention: General Counsel

     in each case, with a copy (which shall not constitute notice) to:

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Telecopy: 212-450-5744
        Attention: Dennis S. Hersch, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

     Section 10.04. Entire Agreement. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

     Section 10.05. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Sections 7.10, 7.15(c), 7.15(j) and 7.16 hereof, shall inure to the benefit of the Persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 10.06. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding the Company Shareholder Approval), by action taken by the respective Boards of Directors of Parent, Merger Sub and the Company or by the respective officers authorized by such Boards of Directors or otherwise, as the case may be; provided, however, that after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by the shareholders of the Company without such further approval.

     Section 10.07. Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     Section 10.08. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     Section 10.11. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

     Section 10.12. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 10.13. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed by its officers thereunto duly authorized, all as of the date first above written.

                                          INTERNATIONAL PAPER COMPANY

                                          By:    /s/ WILLIAM B. LYTTON
                                          --------------------------------------
                                              William B. Lytton
                                              Senior Vice President and
                                              General Counsel

                                          CONDOR ACQUISITION
                                          CORPORATION

                                          By:      /s/ C. CATO EALY
                                          --------------------------------------
                                              C. Cato Ealy
                                              Vice President

                                          CHAMPION INTERNATIONAL
                                          CORPORATION

                                          By:    /s/ STEPHEN B. BROWN
                                          --------------------------------------
                                              Stephen B. Brown
                                              Senior Vice President and
                                              General Counsel

                                                                         ANNEX I

     Notwithstanding any other provision of the Offer, but subject to compliance with Section 2.01(a) of the Agreement and Plan of Merger dated as of May 12, 2000 among Parent, Merger Sub and the Company (the "MERGER AGREEMENT") (each defined term used herein shall have the meaning assigned to such term in the Merger Agreement), Merger Sub shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement, if (i) prior to the expiration date of the Offer, (A) the Minimum Condition shall not have been satisfied, or (B) the applicable waiting period under the HSR Act, any of the European Antitrust Laws or the Competition Act shall not have expired or been terminated; or (ii) on or after the date of the Merger Agreement and at or prior to the expiration date of the Offer, any of the other conditions to the Offer are not satisfied. The other conditions are as follows:

          (a) Parent Common Stock to be issued in the Offer shall have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b) The Offer Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Offer Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to consummate the Offer shall have been obtained and be in effect;

          (c) There shall not have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect a preliminary or permanent injunction or other order which prohibits, restrains, restricts or enjoins the consummation of the Offer;

          (d) There shall not have been enacted, entered, promulgated or enforced by any court or governmental authority any federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind which prohibits, restrains, restricts or enjoins the consummation of the Offer or has the effect of making the Offer illegal;

          (e) There shall not have occurred any event that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (f) (i) The Company shall not have breached or failed to perform in all material respects any of its obligations under the Merger Agreement,
     (ii) the representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to a Company Material Adverse Effect shall be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), or (iii) the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (iii) only, for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect; and

          (g) The Merger Agreement shall not have been terminated in accordance with its terms;

which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                      A-I-1

     Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. The appropriate letter of transmittal, certificates for Champion shares and any other required documents should be sent or delivered by each Champion stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                      The Exchange Agent for the offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:                     By Facsimile:                    By Hand:
 ChaseMellon Shareholder    (For eligible institutions only)   ChaseMellon Shareholder
     Services, L.L.C.                (201) 296-4293                Services, L.L.C.
      P.O. Box 3301                                            120 Broadway, 13th Floor
South Hackensack, NJ 07606                                        New York, NY 10271

                        Confirm Facsimile by Telephone:
                                 (201) 296-4860
                            (For Confirmation Only)

                             By Overnight Courier:
                    ChaseMellon Shareholder Services, L.L.C.
                               85 Challenger Road
                           Ridgefield Park, NJ 07660

                            ------------------------

     Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent or the dealer manager at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

             The Information Agent for the offer and the merger is:

                                  INSFREE LOGO

                               501 Madison Avenue
                                   20th Floor
                            New York, New York 10022

                         (212) 750-5833 (Call Collect)
                                       or
                         Call Toll-Free (877) 750-5837

                      The Dealer Manager for the offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 881-8320

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification. Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

     Section 724 of the NYBCL provides, that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section,
(2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Article VII of the Restated Certificate of Incorporation of International Paper Company ("IP") provides in part as follows:

          "Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise."

          Article IX of the By-laws, as amended, of IP provides as follows:

          "The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action."

     Insurance. IP has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the NYBCL as permitted by
Section 721 of the NYBCL.

     Champion International Directors and Officers. The merger agreement provides that the indemnification provisions of Champion International Corporation ("Champion") shall survive the merger and shall not be modified for at least six years after the effective time of the merger in any manner that would adversely affect the rights of persons indemnified thereunder.

     As described more fully above, Sections 721-727 of the NYBCL contain detailed provisions regarding indemnification of and liability insurance for, directors and officers of New York corporations against expenses, judgments, fines and amounts paid in settlement in connection with litigation. Article F of the Champion's Restated Certificate of Incorporation, as amended, requires Champion to indemnify its directors and officers to the fullest extent permitted by New York law, as such law may be amended from time to time. Article F also allows Champion, if and when deemed appropriate, to provide indemnification or reimbursement or advancement of expenses beyond the indemnification specifically allowed by the NYBCL to the extent permitted by law. In addition, Champion has purchased insurance policies that provide coverage for its directors and officers in certain situations.

     The merger agreement also provides that after the effective time of the merger, the surviving corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director or officer of Champion and each Champion subsidiary against all liabilities and expenses, including reasonable attorneys' fees, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the effective time of the merger (including the transactions contemplated by the merger agreement).

     For six years from the effective time of the merger, the surviving corporation shall provide to Champion's current directors and officers liability insurance protection of the same kind and scope as that provided by Champion's directors' and officers' liability insurance policies as of the date hereof; provided, however, that in no event shall IP be required to expend in any one year an amount in excess of 225% of the annual premiums currently paid by Champion for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) List of Exhibits


EXHIBIT
NUMBER                            DESCRIPTION                             PAGE
-------                           -----------                             ----
 2+       Agreement and Plan of Merger dated as of May 12, 2000 among
          IP, Champion and Condor Acquisition Corporation (included as
          Annex A to the Prospectus).
 3.1*     Form of Restated Certificate of Incorporation of IP
          (incorporated by reference to IP's registration statement on
          Form 10-Q dated August 16, 1999).
 3.2*     Form of Restated Bylaws of IP (incorporated by reference to
          IP's registration statement on Form 8-K dated March 10,
          1999).
 4*       Specimen Common Stock Certificate (incorporated by reference to Exhibit 2-A to IP's registration statement on Form S-7,
          no.2-56588, dated June 10, 1976).
 5+       Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
23.1      Consent of Arthur Andersen LLP (for IP).
23.2      Consent of PricewaterhouseCoopers LLP (for IP).
23.3      Consent of Arthur Andersen LLP (for Champion).
23.4+     Consent of Davis Polk & Wardwell (included in the opinion
          filed as Exhibit 5 to this Registration Statement).
24+       Power of Attorney (included on the signature page of the
          first filing of this Registration Statement).
99.1+     Form of Letter of Transmittal.
99.2+     Form of Notice of Guaranteed Delivery.
99.3+     Form of Letter to Brokers, Dealers, etc.
99.4+     Form of Letter to Clients.
99.5+     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
99.6      Consent of Goldman, Sachs & Co.
99.7+     Senior Credit Facilities Commitment Letter from Credit
          Suisse First Boston, New York branch.
99.8+     Purchase Standby Commitment Letter from Credit Suisse First
          Boston, New York branch.


---------------
+ Previously filed.

* Incorporated by reference.

     (b) Not applicable.

     (c) Not applicable.

ITEM 22.  UNDERTAKINGS.

          (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being make, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by a person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Westchester, State of New York, on June 9, 2000.



Date: June 9, 2000                        INTERNATIONAL PAPER COMPANY

                                          (Registrant)

                                          By:      /s/ JAMES W. GUEDRY
                                            ------------------------------------
                                              James W. Guedry, Vice President
                                          and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                               TITLE                       DATE
---------                                               -----                       ----

*                                       Chairman, Chief Executive Officer and   June 9, 2000
--------------------------------------  Director (Principal Executive Officer)
(John T. Dillon)

*                                       Executive Vice President and Director   June 9, 2000
--------------------------------------
(C. Wesley Smith)

*                                       Senior Vice President and Chief         June 9, 2000
--------------------------------------  Financial Officer (Principal Financial
(John V. Faraci)                        Officer)

*                                       Vice President -- Finance and Chief     June 9, 2000
--------------------------------------  Accounting Officer (Principal
(Andrew R. Lessin)                      Accounting Officer)

*                                       Director                                June 9, 2000
--------------------------------------
(Peter I. Bijur)

*                                       Director                                June 9, 2000
--------------------------------------
(James A. Henderson)

SIGNATURE                                               TITLE                       DATE
---------                                               -----                       ----
*                                       Director                                June 9, 2000
--------------------------------------
(Robert J. Eaton)

*                                       Director                                June 9, 2000
--------------------------------------
(Samir G. Gibara)

*                                       Director                                June 9, 2000
--------------------------------------
(John R. Kennedy)

*                                       Director                                June 9, 2000
--------------------------------------
(Robert D. Kennedy)

*                                       Director                                June 9, 2000
--------------------------------------
(W. Craig McClelland)

*                                       Director                                June 9, 2000
--------------------------------------
(Donald F. McHenry)

*                                       Director                                June 9, 2000
--------------------------------------
(Patrick F. Noonan)

*                                       Director                                June 9, 2000
--------------------------------------
(Jane C. Pfeiffer)

*                                       Director                                June 9, 2000
--------------------------------------
(Jeremiah J. Sheehan)

*                                       Director                                June 9, 2000
--------------------------------------
(Charles R. Shoemate)

      *By: /s/ BARBARA SMITHERS
--------------------------------------
           Barbara Smithers
           Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2+       Agreement and Plan of Merger dated as of May 12, 2000 among
          IP, Champion and Condor Acquisition Corporation (included as
          Annex A to the Prospectus).
 3.1*     Form of Restated Certificate of Incorporation of IP
          (incorporated by reference to IP's registration statement on
          Form 10-Q dated August 16, 1999).
 3.2*     Form of Restated Bylaws of IP (incorporated by reference to
          IP's registration statement on Form 8-K dated March 10,
          1999).
 4*       Specimen Common Stock Certificate (incorporated by reference to Exhibit 2-A to IP's registration statement on Form S-7,
          no.2-56588, dated June 10, 1976).
 5+       Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
23.1      Consent of Arthur Andersen LLP (for IP).
23.2      Consent of PricewaterhouseCoopers LLP (for IP).
23.3      Consent of Arthur Andersen LLP (for Champion).
23.4+     Consent of Davis Polk & Wardwell (included in the opinion
          filed as Exhibit 5 to this Registration Statement).
24+       Power of Attorney (included on the signature page of the
          first filing of this Registration Statement).
99.1+     Form of Letter of Transmittal.
99.2+     Form of Notice of Guaranteed Delivery.
99.3+     Form of Letter to Brokers, Dealers, etc.
99.4+     Form of Letter to Clients.
99.5+     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
99.6      Consent of Goldman, Sachs & Co.
99.7+     Senior Credit Facilities Commitment Letter from Credit
          Suisse First Boston, New York branch.
99.8+     Standby Purchase Commitment Letter from Credit Suisse First
          Boston, New York branch.


---------------
+ Previously filed.

* Incorporated by reference.